                                                    Filed Pursuant to Rule 424B5
                                                    Registration No. 333-84774

The information in this prospectus supplement is not complete and may be changed. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not a solicitation of an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS SUPPLEMENT (SUBJECT TO COMPLETION, DATED APRIL 4, 2005)
(TO PROSPECTUS DATED JUNE 12, 2002)

[URSTADT BIDDLE PROPERTIES INC. LOGO OMITTED]

 ------------------------------------------------------------------------------

      SHARES
     % SERIES D SENIOR CUMULATIVE PREFERRED STOCK
  (LIQUIDATION PREFERENCE $25 PER SHARE)
-------------------------------------------------------------------------------

  We are offering       shares of our  % Series D cumulative preferred stock,
  par value $0.01 per share. Cash dividends on our Series D preferred stock will be cumulative from the original issue date and will be payable quarterly in arrears on or about January 31, April 30, July 31 and October
  31 of each year beginning on July 31, 2005 at the rate of  % per annum of the $25 per share liquidation preference, equaling a fixed annual dividend amount per share of $  .

  Except in certain circumstances relating to the preservation of our qualification as a real estate investment trust, or REIT, under the Internal
  Revenue Code or a change of control of the company, our Series D preferred stock is not redeemable before April  , 2010. On or after that date, our
  Series D preferred stock may be redeemed for cash at our option, in whole or in part, at a redemption price of $25 per share, plus accrued and unpaid dividends, if any, up to the redemption date. Our Series D preferred stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption and will not be convertible into any other security.

  We intend to file an application to list our Series D preferred stock on the
  New York Stock Exchange, or NYSE. If the application is approved, we expect shares of our Series D preferred stock to begin trading on the NYSE within
  30 days after the shares are delivered.

  INVESTING IN OUR SERIES D PREFERRED STOCK INVOLVES RISKS. YOU SHOULD READ
  THE SECTIONS ENTITLED "RISK FACTORS" BEGINNING ON PAGE S-8 OF THIS
  PROSPECTUS SUPPLEMENT AND ON PAGE 5 OF THE ACCOMPANYING PROSPECTUS BEFORE
  BUYING OUR SERIES D PREFERRED STOCK.

                                        PER SHARE     TOTAL
  Public offering price                    $         $
  Underwriting discount*                   $         $
  Proceeds, before expenses, to us         $         $

  ----------
  * For sales of     or more shares of Series D preferred stock to a single
  purchaser, the underwriting discount will be $   per share.

  NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
  COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON
  THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING
  PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

  We have granted the underwriters the right to purchase up to     additional
  shares of Series D preferred stock at the public offering price, less the underwriting discount, solely to cover over-allotments, if any.

  We expect that the shares of Series D preferred stock will be ready for delivery in book-entry form only through the Depository Trust Company on or about April  , 2005.

  DEUTSCHE BANK SECURITIES                               ROBERT W. BAIRD & CO.
  Sole Bookrunning Manager

                        J.J.B. HILLIARD, W.L. LYONS, INC.

                                                   MORGAN KEEGAN & COMPANY, INC.
 April  , 2005

YOU SHOULD RELY ONLY ON THE INFORMATION INCORPORATED BY REFERENCE OR PROVIDED
IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS. NEITHER WE NOR
THE UNDERWRITERS HAVE AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT
INFORMATION. NEITHER WE NOR THE UNDERWRITERS ARE MAKING AN OFFER OF OUR
SECURITIES IN ANY JURISDICTION WHERE AN OFFER OR SALE IS NOT PERMITTED. YOU
SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT OR THE
ACCOMPANYING PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE RESPECTIVE
DATES OF THE PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS.

THIS DOCUMENT IS IN TWO PARTS. THE FIRST PART IS THIS PROSPECTUS SUPPLEMENT,
WHICH DESCRIBES THE SPECIFIC TERMS OF THE SERIES D PREFERRED STOCK WE ARE
OFFERING AND CERTAIN OTHER MATTERS RELATING TO US AND OUR FINANCIAL CONDITION.
THE SECOND PART, THE ACCOMPANYING PROSPECTUS, PROVIDES MORE GENERAL INFORMATION
ABOUT SECURITIES THAT WE MAY OFFER FROM TIME TO TIME, SOME OF WHICH MAY NOT
APPLY TO THE SERIES D PREFERRED STOCK WE ARE OFFERING HEREBY. GENERALLY, WHEN
WE REFER TO THE PROSPECTUS, WE ARE REFERRING TO BOTH PARTS OF THIS DOCUMENT
COMBINED. IF THE DESCRIPTION OF THE SERIES D PREFERRED STOCK VARIES BETWEEN
THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, YOU SHOULD RELY ON
THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT.

                                TABLE OF CONTENTS

                              PROSPECTUS SUPPLEMENT

                                                                          PAGE
                                                                         -----

                                   PROSPECTUS

Certain Provisions of Our Charter and ByLaws, Maryland Law, Our
 Stockholder Rights Plan, Change of Control Agreements and Indemnified

                                       i

                         PROSPECTUS SUPPLEMENT SUMMARY

     This summary highlights selected information in this prospectus supplement and the accompanying prospectus. This summary is not complete and does not contain all of the information that you should consider before investing in our
Series D preferred stock. You should carefully read this entire prospectus supplement and the accompanying prospectus, including "Risk Factors," before making an investment decision. Unless otherwise indicated, this prospectus supplement does not reflect the exercise of the underwriters' over-allotment option.

                                  OUR COMPANY

     We are a self-administered real estate investment trust, or REIT, which owns and manages income-producing commercial real estate. We have been in business, and our common equity has been listed on the New York Stock Exchange, since 1969. During that time, we have paid 140 consecutive quarterly cash dividends to our stockholders.

     Our primary investment focus is neighborhood and community shopping centers, which are typically anchored by grocery or drug stores and located in suburban areas of the northeastern United States, with a primary concentration in Fairfield County, Connecticut, and Westchester and Putnam Counties, New
York. We currently own 25 retail properties and five office buildings, one of which contains our corporate headquarters, in the northeastern United States.
We refer to these 30 properties, which contain 2.9 million square feet of space, as our "core properties." As of March 31, 2005, our core properties collectively had 474 tenants and were approximately 99% leased based upon leasable square footage. We directly manage the operations and leasing of all of our core properties.

     Our investment objective is to increase the cash flow and, consequently, the value of our properties, and to seek continued growth through (i) strategic re-tenanting, renovation and expansion of our existing properties, and (ii)
selective acquisitions of income-producing properties, primarily neighborhood and community shopping centers, in our targeted geographic region. We may also invest in other types of real estate and real estate-related assets in our targeted and other geographic regions from time to time.

     We are owners and operators of income-producing real estate and not real estate developers. We invest in properties where we believe cost-effective expansion and renovation programs, combined with effective leasing and operating strategies, can improve the existing properties' values while providing superior current economic returns. We believe that investment in and operation of commercial real estate is a local business, and we focus our investments in areas where we have strong knowledge of the local markets. Our home office is located in Greenwich, Connecticut, at the center of the region representing our primary investment focus. All of the members of our senior management team and a majority of our directors live in the areas where our core properties are located.

     The areas where a majority of our core properties are located are densely populated, affluent bedroom communities for people who work in New York City and the surrounding areas. The population in the three counties in our target market tends to be high-income, with a median annual household income in each of these counties of over $55,000 compared to the national average of approximately $37,000, based upon the 2000 U.S. National Census. We believe these areas also have barriers to entry for competitors seeking to develop new properties. For example, in many of these communities, it is difficult to develop new shopping centers due to the lack of available land, zoning restrictions and the anti-development bias of many local planning boards. We generally target for purchase properties that are smaller in size than those typically sought by pension funds and other large institutional owners. Owners of commercial properties we target for purchase tend to be individuals, families or private real estate companies rather than institutional owners, including other REITs. We believe our status as a publicly traded REIT provides us with substantial advantages over non-REIT competitors in making investments in our targeted market, especially through our ability to offer sellers the

                                      S-1

opportunity to defer taxable gains by exchanging their properties for partnership interests that are convertible into our Class A common stock.

     Our shopping center tenants consist of national, regional and local retailers. Our typical shopping center is anchored by an established major grocery store operator in the region. The balance of our retail properties are leased to regional drug stores, national value oriented retail stores and other regional and local retailers. Three of our shopping centers, not anchored by grocery stores, are located adjacent to large regional malls, which create substantial retail shopping traffic. Our properties generally attract tenants who provide basic staples and convenience items to local customers. We believe sales of these items are less sensitive to fluctuations in the business cycle than higher priced retail items. No single retail tenant represented more than
4% of the total annual base rent of our core properties for fiscal 2004.

     We also own four non-core properties, which are located outside of the northeastern United States and consist of one office building, one retail property and two industrial properties. Two of our non-core properties, which represented approximately 2.4% of our total revenues for our 2004 fiscal year, are net leased to single tenants under long-term lease arrangements where property management is handled by the tenants. The other non-core properties are managed by us or property management companies supervised by us.

     When evaluating potential acquisitions, we consider such factors as:

    o economic, demographic and regulatory conditions in the property's local and regional market;

    o location, construction quality and design of the property;

    o current and projected cash flow of the property and the potential to increase cash flow;

    o potential for capital appreciation of the property;

    o terms of tenant leases, including the relationship between the property's current rents and market rents and the ability to increase rents upon lease rollover;

    o occupancy and demand by tenants for properties of a similar type in the market area;

    o potential to complete a strategic renovation, expansion or re-tenanting of the property;

    o the property's current expense structure and the potential to increase operating margins; and

    o competition from comparable properties in the market area.

     Our offices are located at 321 Railroad Avenue, Greenwich, Connecticut
06830. Our telephone number is (203) 863-8200. We maintain an internet site at
www.ubproperties.com; however, the information found on our website is not a part of this prospectus supplement or the related prospectus.

                              RECENT DEVELOPMENTS

AGREEMENT TO ACQUIRE WESTCHESTER COUNTY, NEW YORK PROPERTY

     We have a purchase and sale agreement, dated February 3, 2005, to acquire a community shopping center property located in northern Westchester County,
New York, from an unrelated third party for approximately $28.5 million
(including approximately $8.2 million of assumed mortgage debt). The property contains approximately 200,000 square feet of rentable space. According to records provided by the seller, the property is currently 99% leased. The closing of the acquisition of this property is subject to customary closing conditions, including receipt of consent of the mortgage lender to our assumption of the mortgage. We can therefore give no assurances that the acquisition will be completed. In the event we complete the acquisition, we intend to fund the cash portion of the purchase price with proceeds from this offering.

                                      S-2

                                  THE OFFERING

Series D Cumulative
 Preferred Stock..............           shares

Use of Proceeds...............   We expect the proceeds from the sale of our
                                 Series D preferred stock, after deducting the
                                 underwriters' discounts and commissions and our
                                 expenses of the offering, to be approximately
                                 $       . We intend to use approximately $19.5
                                 million of the net proceeds to repay
                                 indebtedness, approximately $20.3 million to
                                 fund a pending property acquisition, and the
                                 balance to fund acquisitions of other income
                                 producing properties consistent with our
                                 current business strategy and to fund
                                 renovations on, or capital improvements in
                                 connection with, our existing properties,
                                 including tenant improvements. Pending such use
                                 of the net proceeds, we may use the net
                                 proceeds to make investments in short-term
                                 income-producing securities.

Maturity......................   Our Series D preferred stock has no stated
                                 maturity and is not subject to any sinking fund
                                 or mandatory redemption.

Rank..........................   Our Series D preferred stock ranks, with
                                 respect to dividend rights and rights upon our
                                 liquidation, dissolution or winding up (a)
                                 senior to our common stock and Class A common
                                 stock and to all other equity securities we
                                 issue ranking junior to our Series D preferred
                                 stock with respect to dividend rights or rights
                                 upon our liquidation, dissolution or winding
                                 up, including the Series A preferred stock, if
                                 and when issued, (b) on a parity with our
                                 Series B preferred stock, Series C preferred
                                 stock and with all other equity securities we
                                 issue the terms of which specifically provide
                                 that such equity securities rank on a parity
                                 with our Series D preferred stock with respect
                                 to dividend rights or rights upon our
                                 liquidation, dissolution or winding up, and (c)
                                 junior to all our existing and future
                                 indebtedness.

Dividends.....................   Holders of shares of our Series D preferred
                                 stock are entitled to receive, when and as
                                 declared by our board of directors, out of our
                                 funds legally available for the payment of
                                 dividends, preferential cumulative cash
                                 dividends at the rate of   % per annum of the
                                 $25 per share liquidation preference. These
                                 dividends are cumulative from the date of
                                 original issue and are payable quarterly in
                                 arrears on or about January 31, April 30, July
                                 31 and October 31 of each year beginning on
                                 July 31, 2005.

                                      S-3

Liquidation Preference........   Upon any voluntary or involuntary liquidation,
                                 dissolution or winding up of our affairs, the
                                 holders of shares of Series D preferred stock
                                 are entitled to be paid out of our assets
                                 legally available for distribution to our
                                 stockholders a $25 per share liquidation
                                 preference, plus an amount equal to any accrued
                                 and unpaid dividends to the date of payment,
                                 without interest, before any distribution of
                                 assets may be made to holders of our common
                                 stock or Class A common stock or any other
                                 class or series of our capital stock ranking
                                 junior to our Series D preferred stock as to
                                 liquidation rights.

Rating........................   Our Series D preferred stock has been rated
                                 BB by Fitch Ratings. A security rating is not a
                                 recommendation to buy, sell or hold securities
                                 and may be subject to revision or withdrawal at
                                 any time, by the assigning rating organization.

Redemption....................   Except in certain circumstances relating to
                                 the preservation of our qualification as a REIT
                                 under the Internal Revenue Code or a change of
                                 control of our company, our Series D preferred
                                 stock is not redeemable before April  , 2010.
                                 On and after such date, we may, at our option,
                                 redeem shares of our Series D preferred stock,
                                 in whole or in part, at any time or from time
                                 to time, for cash at a redemption price of $25
                                 per share, plus all accrued and unpaid
                                 dividends to the date fixed for redemption.

Change of Control.............   In the event of a change of control of our
                                 company, we will have the right, at our option,
                                 to redeem all or any part of the shares of each
                                 holder of Series D preferred stock at (a)
                                 before the fifth anniversary of the original
                                 issue date, the make-whole price (as defined
                                 below under "Description of Our Series D
                                 Preferred Stock -- Certain Definitions") as of
                                 the date fixed for redemption and (b) on or
                                 after the fifth anniversary of the original
                                 issue date, the redemption price of $25 per
                                 share, plus all accrued and unpaid dividends,
                                 without interest, if any, up to the date fixed
                                 for redemption, in each case pursuant to the
                                 procedures applicable to other redemptions of
                                 shares of our Series D preferred stock. See
                                 "Description of Our Series D Preferred Stock --
                                 Redemption."

Voting Rights.................   Except as required by law, holders of our
                                 Series D preferred stock generally do not have
                                 any voting rights. However, whenever dividends
                                 on any shares of our Series D preferred stock
                                 are in arrears for six or more consecutive or
                                 non-consecutive quarterly periods, the holders
                                 of shares of our Series D

                                      S-4

                                 preferred stock (subject to certain
                                 restrictions) will be entitled to vote
                                 separately as a class with all other series of
                                 our preferred stock ranking on a parity with
                                 our Series D preferred stock as to dividends
                                 or upon liquidation and upon which like voting
                                 rights have been conferred and are
                                 exercisable, for the election of a total of
                                 two additional directors of our company.

Conversion....................   Our Series D preferred stock is not
                                 convertible into or exchangeable for any of our
                                 other securities or property.

Listing.......................   We intend to file an application to list our
                                 Series D preferred stock on the New York Stock
                                 Exchange, or NYSE. If the application is
                                 approved, we expect shares of our Series D
                                 preferred stock to begin trading on the NYSE
                                 within 30 days after the shares are delivered.

     For additional information regarding the terms of our Series D preferred stock, see "Description of Our Series D Preferred Stock" beginning on page
S-19.

     Your investment in our Series D preferred stock involves certain risks.
For a discussion of some of these risks, please see "Risk Factors" beginning on page S-8 of this prospectus supplement and page 5 of the accompanying prospectus, and the other Information included in or incorporated by reference in this prospectus supplement and the accompanying prospectus before deciding whether to make an investment in our Series D preferred stock.

                                      S-5

                 RATIOS OF EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS

     The following table sets forth our ratio of earnings to combined fixed charges and preferred stock dividends for the periods shown:

                                                  FOR THE
                                               THREE MONTHS
                                                   ENDED
                                                JANUARY 31,                     FOR THE YEAR ENDED OCTOBER 31,
                                           ---------------------   ---------------------------------------------------------
                                              2005        2004        2004        2003        2002        2001        2000
                                           ---------   ---------   ---------   ---------   ---------   ---------   ---------

Ratio of earnings to
 combined fixed charges and
 preferred stock dividends (1) .........      2.45        2.55        2.42        2.56        2.76        1.78        1.54

----------
(1)   The ratio of earnings to combined fixed charges and preferred stock dividends was computed by dividing earnings by the total of fixed charges and preferred stock dividends. For purposes of computing this ratio, earnings consist of income from continuing operations, plus fixed charges. Fixed charges consist of interest expense.

                                      S-6

                  A WARNING ABOUT FORWARD-LOOKING STATEMENTS

     This prospectus supplement, the accompanying prospectus and the documents they incorporate by reference may contain "forward-looking" statements as described in Section 27A of the Securities Act of 1933 and Section 21E of the
Securities Exchange Act of 1934. These forward-looking statements usually include words like "believes," "anticipates," "expects," "intends," "may" and
"estimates" and similar expressions and describe our expectations for the future. Some of these expectations may not be met in important ways for a variety of reasons. We have described some but not all of the reasons that actual results may differ from our expectations under the heading "Risk
Factors" in this prospectus supplement and the accompanying prospectus and in the other reports we file with the SEC that are incorporated by reference in this prospectus supplement. You should review these sections carefully before you make any investment decision. Any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date on which they are made, except as may be required to fulfill our obligations under
United States securities laws.

                                      S-7

                                 RISK FACTORS

     Investing in our Series D preferred stock involves risks. You should carefully consider the following risk factors and the risk factors included in the accompanying prospectus and all other information contained in this prospectus supplement and the accompanying prospectus before purchasing our
Series D preferred stock. The risks and uncertainties described below and in the accompanying prospectus are not the only ones facing us. Additional risks and uncertainties of which we are unaware, or that we currently deem immaterial, also may become important factors that affect us.

     If any of the following risks or the risks described in the accompanying prospectus occur, our business, financial condition or results of operations could be materially and adversely affected. In that case, the trading price of our Series D preferred stock could decline, and you may lose some or all of your investment.

                        RISKS RELATED TO THIS OFFERING

YOU MAY NOT BE ABLE TO SELL YOUR SERIES D PREFERRED STOCK AT A FAVORABLE PRICE
OR AT ALL.

     There is no existing public market for our Series D preferred stock and there can be no assurance as to the liquidity of any markets that may develop for our Series D preferred stock or the ability of the holders to sell their
Series D preferred stock or at what price holders of our Series D preferred stock will be able to sell their Series D preferred stock.

     Our Series D preferred stock has not been listed on any securities exchange. We intend to file an application to list our Series D preferred stock on the NYSE. If the application is approved, we expect shares of our Series D preferred stock to begin trading on the NYSE approximately 30 days after the shares are delivered. There can be no assurance that the shares of Series D preferred stock will be approved for listing on the NYSE or that an active trading market for our Series D preferred stock will develop. If a trading market for our Series D preferred stock does develop, the trading price may fluctuate depending upon prevailing interest rates, the market for similar securities, our performance and other factors.

AN INCREASE IN MARKET INTEREST RATES COULD CAUSE A DECREASE IN THE PRICE OF OUR
SERIES D PREFERRED STOCK.

     A variety of factors may influence the price of our Series D preferred stock in the public trading markets. We believe that investors generally perceive REITs as yield-driven investments and compare the annual yield from dividends by REITs with yields on various other types of financial instruments.
An increase in market interest rates may lead purchasers of shares of Series D preferred stock to seek a higher annual dividend rate from other investments, which could adversely affect the market price of the shares.

WE MAY BE UNABLE TO ACQUIRE OR MAY BE DELAYED IN ACQUIRING, RENOVATING OR
IMPROVING APPROPRIATE PROPERTIES WITH THE PROCEEDS FROM OUR OFFERING OF THE
SERIES D PREFERRED STOCK.

     We intend to use a portion of the net proceeds to fund a pending property acquisition and repay bank lines of credit. We expect to use the balance of the net proceeds to fund other income producing properties and to fund renovations on or capital improvements in connection with our existing properties. We will make investments in short-term income producing securities if all of these uses are not immediately undertaken. Making short-term investments generally will provide us with a lower rate of return than investing in income-producing real estate. As a result, our inability to acquire, or delays in acquiring, renovating or improving, appropriate properties may dilute the amount of cash available to pay dividends to the holders of Series D preferred stock.

OUR SERIES D PREFERRED STOCK WILL RANK JUNIOR TO ALL OF OUR LIABILITIES AND
WILL NOT LIMIT OUR ABILITY TO INCUR FUTURE INDEBTEDNESS THAT WILL RANK SENIOR
TO OUR SERIES D PREFERRED STOCK.

     Our Series D preferred stock will rank junior to all of our liabilities.
In the event of our bankruptcy, liquidation or winding-up, our assets will be available to pay obligations on our

                                      S-8

Series D preferred stock, only after all our indebtedness and other liabilities have been paid. In addition, our Series D preferred stock will effectively rank junior to all existing and future liabilities of our subsidiaries and any capital stock of our subsidiaries held by others. The rights of holders of our
Series D preferred stock to participate in the distribution of assets of our subsidiaries will rank junior to the prior claims of each subsidiary's creditors and any such other equity holders. We and our subsidiaries may incur substantial amounts of additional debt and other obligations that will rank senior to our Series D preferred stock, and the terms of our Series D preferred stock will not limit the amount of such debt or other obligations that we may incur, except that we will not be able to issue preferred stock senior to our
Series D preferred stock without the approval of holders of at least two-thirds of the shares of our Series D preferred stock then outstanding.

OUR ABILITY TO ISSUE PREFERRED STOCK IN THE FUTURE COULD ADVERSELY AFFECT THE
RIGHTS OF HOLDERS IN OUR SERIES D PREFERRED STOCK.

     Our charter authorizes us to issue up to 20,000,000 shares of preferred stock in one or more series with such terms and rights as determined by our board of directors under Maryland law. As of March 31, 2005, we had 550,000 shares of preferred stock outstanding and another 150,000 shares reserved for issuance in connection with rights granted to holders of our common stock and
Class A common stock. See "Description of Our Series D Preferred Stock --
General." Our future issuance of any series of preferred stock could therefore effectively diminish our ability to pay dividends on, and the liquidation preference of, our Series D preferred stock.

                RISKS RELATED TO OUR OPERATIONS AND PROPERTIES

OUR BUSINESS STRATEGY IS MAINLY CONCENTRATED IN ONE TYPE OF COMMERCIAL PROPERTY
AND IN ONE GEOGRAPHIC LOCATION.

     Our primary investment focus is neighborhood and community shopping centers located in the northeastern United States, with a concentration in
Fairfield County, Connecticut, and Westchester and Putnam Counties, New York.
For the three months ended January 31, 2005 and the year ended October 31,
2004, approximately 68.1% and 64.9%, respectively, of our total revenues were from properties located in these three counties. Various factors may adversely affect a shopping center's profitability. These factors include circumstances that affect consumer spending, such as general economic conditions, economic business cycles, rates of employment, income growth, interest rates and general consumer sentiment. These factors could have a more significant localized effect in the areas where our core properties are concentrated. Changes to the real estate market, such as an increase in retail space or decrease in demand for shopping center properties, in our focus areas could also adversely affect operating results. As a result, we may be exposed to greater risks than if our investment focus was based on more diversified types of properties and in more diversified geographic areas.

     In addition, although we generally invest between $5 million and $35 million per property, we have no limit on the size of our investments. If in the future we make larger individual investments than we historically have, our portfolio will be concentrated in a smaller number of assets, increasing the risk to stockholders.

WE ARE DEPENDENT ON ANCHOR TENANTS IN MANY OF OUR RETAIL PROPERTIES.

     Most of our retail properties are dependent on a major or anchor tenant, a few of which lease space in more than one of our properties. If we are unable to renew any lease we have with the anchor tenant at one of these properties upon expiration of the current lease, or re-lease the space to another anchor tenant of similar or better quality upon expiration of the current lease on similar or better terms, we could experience material adverse consequences

                                      S-9

such as higher vacancy, re-leasing on less favorable economic terms, reduced net income, reduced funds from operations and reduced property values. Vacated anchor space also could adversely affect an entire shopping center because of the loss of the departed anchor tenant's customer drawing power. Loss of customer drawing power also can occur through the exercise of the right that some anchors have to vacate and prevent re-tenanting by paying rent for the balance of the lease term. In addition, vacated anchor space could, under certain circumstances, permit other tenants to pay a reduced rent or terminate their leases at the affected property, which could adversely affect the future income from such property. There can be no assurance that our anchor tenants will renew their leases when they expire or will be willing to renew on similar economic terms. Similarly, if one or more of our anchor tenants goes bankrupt, we could experience material adverse consequences like those described above.
Under bankruptcy law, tenants have the right to reject their leases. In the event a tenant exercises this right, the landlord may generally file a claim for lost rent equal to the greater of either one year's rent (including tenant expense reimbursements) for remaining terms greater than one year or 15% of the rent remaining under the balance of the lease term, not to exceed three years.
Actual amounts to be received in satisfaction of those claims will be subject to the tenant's final plan of reorganization and the availability of funds to pay its creditors.

WE FACE POTENTIAL DIFFICULTIES OR DELAYS IN RENEWING LEASES OR RE-LEASING
SPACE.

     We derive most of our income from rent received from our tenants. Although our properties currently have favorable occupancy rates, we cannot predict that current tenants will renew their leases upon the expiration of their terms. In addition, we cannot predict that current tenants will not attempt to terminate their leases prior to the expiration of their current terms. If this occurs, we may not be able to promptly locate qualified replacement tenants and, as a result, we would lose a source of revenue while remaining responsible for the payment of our obligations. Even if tenants decide to renew their leases, the terms of renewals or new leases, including the cost of required renovations or concessions to tenants, may be less favorable than current lease terms.
Additionally, properties we may acquire in the future may not be fully leased and the cash flow from existing operations may be insufficient to pay the operating expenses and debt service associated with that property until the property is fully leased. As a result, our net income and ability to pay dividends to holders of Series D preferred stock could be adversely affected.

WE MAY BE RESTRICTED FROM RE-LEASING SPACE BASED ON EXISTING EXCLUSIVITY LEASE
PROVISIONS WITH SOME OF OUR TENANTS.

     In many cases, our tenant lease contain provisions giving the tenant the exclusive right to sell particular types of merchandise or provide specific types of services within the particular retail center, or limit the ability of other tenants within the center to sell that merchandise or provide those services. When re-leasing space after a vacancy by one of these other tenants, these provisions may limit the number and types of prospective tenants for vacant space. The failure to re-lease space or to re-lease space on satisfactory terms could adversely affect our results from operations.

COMPETITION MAY ADVERSELY AFFECT ACQUISITION OF PROPERTIES AND LEASING
OPERATIONS.

     We compete for the purchase of commercial property with many entities, including other publicly traded commercial REITs. Many of our competitors have substantially greater financial resources than ours. In addition, our competitors may be willing to accept lower returns on their investments. If our competitors prevent us from buying the properties that we have targeted for acquisition, we may not be able to meet our property acquisition and development goals. We may incur costs on unsuccessful acquisitions that we will not be able to recover. The operating performance of our property acquisitions may also fall short of our expectations, which could adversely affect our financial performance.

                                      S-10

     If our competitors offer space at rental rates below our current rates or the market rates, we may lose current or potential tenants to other properties in our markets and we may need to reduce rental rates below our current rates in order to retain tenants upon expiration of their leases. As a result, our results of operations and cash flow may be adversely affected.

WE FACE RISKS ASSOCIATED WITH THE USE OF DEBT TO FUND ACQUISITIONS AND
DEVELOPMENTS, INCLUDING REFINANCING RISK.

     Our charter does not limit the amount of indebtedness we may incur, although we may not exceed debt to capitalization ratios (as such terms are defined in the respective articles supplementary) of 0.55 and 0.55 without the consent of our Series B and Series C preferred stockholders, respectively.
Using debt, whether with recourse to us generally or only with respect to a particular property, to acquire properties creates an opportunity for increased net income, but at the same time creates risks. We use debt to fund investments only when we believe it will enhance our risk-adjusted returns. However, we cannot be sure that our use of leverage will prove to be beneficial. Moreover, when our debt is secured by our assets, we can lose those assets through foreclosure if we do not meet our debt service obligations. Incurring substantial debt may adversely affect our business and operating results by:

    o requiring us to use a substantial portion of our cash flow to pay interest, which reduces the amount available for distributions, acquisitions and capital expenditures;

    o making us more vulnerable to economic and industry downturns and reducing our flexibility in responding to changing business and economic conditions;

    o requiring us to agree to less favorable terms, including higher interest rates, in order to incur additional debt; and

    o otherwise limiting our ability to borrow for operations, capital or to finance acquisitions in the future.

     In addition to the risks discussed above and those normally associated with debt financing, including the risk that our cash flow will be insufficient to meet required payments of principal and interest, we also are subject to the risk that we will not be able to refinance the existing indebtedness on our properties. We anticipate that a portion of the principal of our debt will not be repaid prior to maturity. Therefore, we will likely need to refinance at least a portion of our outstanding debt as it matures. There is a risk that we may not be able to refinance existing debt or that the terms of any refinancing will not be as favorable as the terms of the existing debt. If principal payments due at maturity cannot be refinanced, extended or repaid with proceeds from other sources, such as new equity capital or sales of properties, our cash flow will not be sufficient to repay all maturing debt in years when significant "balloon" payments come due. As a result, our ability to operate properties or pay dividends to holders of Series D preferred stock could be adversely affected and we may be forced to dispose of properties on unfavorable terms, which could adversely affect our business and net income.

CONSTRUCTION AND RENOVATION RISKS COULD ADVERSELY AFFECT OUR PROFITABILITY.

     We currently are renovating some of our properties and may in the future renovate other properties, including tenant improvements required under leases.
Our renovation and related construction activities may expose us to certain risks. We may incur renovation costs for a property which exceed our original estimates due to increased costs for materials or labor or other costs that are unexpected. We also may be unable to complete renovation of a property on schedule, which could result in increased debt service expense or construction costs. Additionally, some tenants may have the right to terminate their leases if a renovation project is not completed on time. The time frame required to recoup our renovation and construction costs and to realize a return on such costs can often be significant.

                                      S-11

UNINSURED AND UNDERINSURED LOSSES MAY AFFECT THE VALUE OF, OR RETURN FROM, OUR
PROPERTY INTERESTS.

     Our properties, and the properties securing our loans, have comprehensive insurance in amounts we believe are sufficient to permit the replacement of the properties in the event of a total loss, subject to applicable deductibles.
There are certain types of losses, such as losses resulting from wars, terrorism, earthquakes, floods and hurricanes or other acts of God, that may be uninsurable or not economically insurable. Should an uninsured loss or a loss in excess of insured limits occur, we could lose capital invested in a property, as well as the anticipated future revenues from a property, while remaining obligated for any mortgage indebtedness or other financial obligations related to the property. In addition, changes in building codes and ordinances, environmental considerations and other factors also might make it impracticable for us to use insurance proceeds to replace a damaged or destroyed property. If any of these or similar events occurs, it may reduce our return from an affected property and the value of our investment.

THERE ARE RISKS RELATING TO INVESTMENTS IN REAL ESTATE AND THE VALUE OF OUR
PROPERTY INTERESTS DEPENDS ON CONDITIONS BEYOND OUR CONTROL.

     Real property investments are illiquid and we may be unable to change our property portfolio on a timely basis in response to changing market or economic conditions. Yields from our properties depend on their net income and capital appreciation. Real property income and capital appreciation may be adversely affected by general and local economic conditions, neighborhood values, competitive overbuilding, zoning laws, weather, casualty losses and other factors beyond our control. Income from a property will also be adversely affected if a large tenant is, or a significant number of tenants are, unable to pay rent or if available space cannot be rented on favorable terms.
Operating and other expenses of our properties, particularly significant expenses such as debt payments, real estate taxes and maintenance costs, generally do not decrease when income decreases and, even if revenues increase, operating and other expenses may increase faster than revenues.

OUR BOARD OF DIRECTORS MAY CHANGE OUR INVESTMENT AND OPERATIONAL POLICIES
WITHOUT STOCKHOLDER CONSENT.

     Our board of directors determines our investment and operational policies and, in particular, our investment policies. Our board of directors may amend or revise our investment and operational policies, including our policies with respect to acquisitions, growth, operations, indebtedness, capitalization and dividends, or approve transactions that deviate from these policies without a vote of or notice to our stockholders. Investment and operational policy changes could adversely affect the market price of our securities and our ability to make distributions to our stockholders.

WE ARE DEPENDENT ON KEY PERSONNEL.

     We depend on the services of our existing senior management to carry out our business and investment strategies. As we expand, we will continue to need to recruit and retain qualified additional senior management. The loss of the services of any of our key management personnel, or our inability to recruit and retain qualified personnel in the future, could have an adverse effect on our business and financial results.

PROPERTIES WITH ENVIRONMENTAL PROBLEMS MAY CREATE LIABILITIES FOR US.

     Under various federal, state and local environmental laws, statutes, or, ordinances, rules and regulations, as an owner of real property, we may be liable for the costs of removal or remediation of certain hazardous or toxic substances at, on, in or under our property, as well as certain other potential costs relating to hazardous or toxic substances (including

                                      S-12

government fines and penalties and damages for injuries to persons and adjacent property). These laws may impose liability without regard to whether we knew of, or were responsible for, the presence or disposal of those substances. This liability may be imposed on us in connection with the activities of an operator of, or tenant at, the property. The cost of any required remediation, removal, fines or personal or property damages and our liability therefore could exceed the value of the property and/or our aggregate assets. In addition, the presence of those substances, or the failure to properly dispose of or remove those substances, may adversely affect our ability to sell or rent that property or to borrow using that property as collateral, which, in turn, would reduce our revenues and ability to make distributions.

     A property can also be adversely affected either through physical contamination or by virtue of an adverse effect upon value attributable to the migration of hazardous or toxic substances, or other contaminants that have or may have emanated from other properties. Although our tenants are primarily responsible for any environmental damages and claims related to the leased premises, in the event of the bankruptcy or inability to any of our tenants to satisfy any obligations with respect to the property leased to that tenant, we may be required to satisfy such obligations. In addition, we may be held directly liable for any such damages or claims irrespective of the provisions of any lease.

                RISKS RELATED TO OUR ORGANIZATION AND STRUCTURE

WE WILL BE TAXED AS A REGULAR CORPORATION IF WE FAIL TO MAINTAIN OUR REIT
STATUS.

     Since our founding in 1969, we have operated, and intend to continue to operate, in a manner that enables us to qualify as a real estate investment trust, or REIT, for federal income tax purposes. However, the federal income tax laws governing REITs are complex. The determination that we qualify as a
REIT requires an analysis of various factual matters and circumstances that may not be completely within our control. For example, to qualify as a REIT, at least 95% of our gross income must come from specific passive sources, such as rent, that are itemized in the REIT tax laws. In addition, to qualify as a
REIT, we cannot own specified amounts of debt and equity securities of some issuers. We also are required to distribute to our stockholders at least 90% of our REIT taxable income (excluding capital gains) each year. We have received an opinion of counsel that we qualify as a REIT based on our current operations and on certain assumptions and representations concerning future operations.
Opinions of counsel are not binding on the Internal Revenue Service (the "IRS")
or any court. The opinion only represents the view of counsel based on counsel's review and analysis of existing law. At any time, new laws, interpretations or court decision may change the federal tax laws or the federal tax consequences of qualification as a REIT. Furthermore, our continued
qualification as a REIT will depend on our satisfaction of the asset, income, organizational, distribution and stockholder ownership requirements of the
Internal Revenue Code on a continuing basis. If we fail to qualify as a REIT in any taxable year and do not qualify for certain Internal Revenue Code relief provisions, we will be subject to federal income tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. In addition, distributions to stockholders would not be deductible in computing our taxable income. Corporate tax liability would reduce the amount of cash available for distribution to stockholders which, in turn, would reduce the market price of our securities, including our Series D preferred stock. Unless entitled to relief under certain Internal Revenue Code provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT.

WE WILL PAY FEDERAL TAXES IF WE DO NOT DISTRIBUTE 100% OF OUR TAXABLE INCOME.

     To the extent that we distribute less than 100% of our taxable income, we will be subject to federal corporate income tax on our undistributed income. In addition, we will incur a 4% nondeductible excise tax on the amount, if any, by which our distributions in any year are less than the sum of:

                                      S-13

    o 85% of our ordinary income for that year;

    o 95% of our capital gain net income for that year; and

    o 100% of our undistributed taxable income from prior years.

     We have paid out, and intend to continue to pay out, our income to our stockholders in a manner intended to satisfy the distribution requirement and to avoid corporate income tax and the 4% nondeductible excise tax. Differences in timing between the recognition of income and the related cash receipts or the effect of required debt amortization payments could require us to borrow money or sell assets to pay out enough of our taxable income to satisfy the distribution requirement and to avoid corporate income tax and the 4% excise tax in a particular year.

GAIN ON DISPOSITION OF ASSETS DEEMED HELD FOR SALE IN THE ORDINARY COURSE IS
SUBJECT TO 100% TAX.

     If we sell any of our assets, the IRS may determine that the sale is a disposition of an asset held primarily for sale to customers in the ordinary course of a trade or business. Gain from this kind of sale generally will be subject to a 100% tax. Whether an asset is held "primarily for sale to customers in the ordinary course of a trade or business" depends on the particular facts and circumstances of the sale. Although we will attempt to comply with the terms of safe-harbor provisions in the Internal Revenue Code prescribing when asset sales will not be so characterized, we cannot assure you that we will be able to do so.

OUR OWNERSHIP LIMITATION MAY RESTRICT BUSINESS COMBINATION OPPORTUNITIES.

     To qualify as a REIT under the Internal Revenue Code, no more than 50% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals during the last half of each taxable year. To preserve our REIT qualification, our charter generally prohibits any person from owning shares of any class with a value of more than 7.5% of the value of all of our outstanding capital stock and provides that:

    o a transfer that violates the limitation is void;

    o shares transferred to a stockholder in excess of the ownership limitation are automatically converted, by the terms of our charter, into shares of "Excess Stock;"

    o a purported transferee gets no rights to the shares that violate the limitation except the right to designate a transferee of the Excess Stock held in trust; and

    o the Excess Stock will be held by us as trustee of a trust for the exclusive benefit of future transferees to whom the shares of capital stock will ultimately be transferred without violating the ownership limitation.

     We may also redeem Excess Stock at a price which may be less than the price paid by a stockholder.

     Pursuant to authority under our charter, our board of directors has determined that the ownership limitation does not apply to Mr. Charles J.
Urstadt, our Chairman and Chief Executive Officer, who beneficially owns 38.1%
and 1.5% of our outstanding common stock and Class A common stock, respectively. Such holdings represent approximately 34.0% of our outstanding voting interests. In addition, our directors and executive officers, as a group, hold approximately 50.1% of our outstanding voting interests through their beneficial ownership of our common stock and Class A common stock. The ownership limitation may discourage a takeover or other transaction that our stockholders believe to be desirable.

                                      S-14

CERTAIN PROVISIONS IN OUR CHARTER AND BYLAWS AND MARYLAND LAW MAY PREVENT OR
DELAY A CHANGE OF CONTROL OR LIMIT OUR STOCKHOLDERS FROM RECEIVING A PREMIUM
FOR THEIR SHARES.

     Our charter and bylaws and Maryland law contain the following provisions:

    o Our board of directors is divided into three classes, with directors in each class elected for three-year staggered terms.

    o Our directors may be removed only for cause upon the vote of the holders of two-thirds of the voting power of our common equity securities.

    o Our stockholders may act by written consent only if all stockholders entitled to vote execute such written consent.

    o Our stockholders may call a special meeting of stockholders only if the holders of a majority of the voting power of our common equity securities request such a meeting in writing.

    o Our stockholders who wish to make proposals or nominate directors must comply with certain advance notification requirements.

    o Any consolidation, merger, share exchange or transfer of all or substantially all of our assets must be approved by (a) a majority of our directors who are currently in office or who are approved or recommended by a majority of our directors who are currently in office (the
      "Continuing Directors") and (b) the holders of two-thirds of the voting power of our common equity securities.

    o Certain provisions of our charter may only be amended by (a) a vote of a majority of our Continuing Directors and (b) the holders of two-thirds of the voting power of our common equity securities. These provisions relate to the election, classification and removal of directors, the ownership limit and the stockholder vote required for certain business combination transactions. See "Certain Provisions of Our Charter and Bylaws, Maryland
      Law, Our Stockholder Rights Plan, Change of Control Agreements and
      Indemnified Agreements" beginning on page 32 of the accompanying prospectus.

    o The number of directors may be increased or decreased by a vote of our board of directors.

     In addition, we are subject to various provisions of Maryland law that impose restrictions and require affected persons to follow specified procedures with respect to certain takeover offers and business combinations, including combinations with persons who own 10% or more of our outstanding shares. These provisions of Maryland law could delay, defer or prevent a transaction or a change of control which holders of Series D preferred stock might deem to be in their best interests. Furthermore, shares acquired in a control share acquisition have no voting rights, except to the extent approved by the affirmative vote of two-thirds of all votes entitled to be cast on the matter, excluding all interested shares. Under Maryland law, "control shares" are those which, when aggregated with any other shares held by the acquiror, allow the acquiror to exercise voting power within specified ranges. The control share provisions of Maryland law could also delay, defer or prevent a transaction or a change of control which holders of Series D preferred stock might deem to be in their best interests. As permitted by Maryland law, our charter and bylaws provide that the "control shares" and "business combinations" provisions of
Maryland law described above will not apply to acquisitions of those shares by
Mr. Charles J. Urstadt or to transactions between us and Mr. Urstadt or any of his affiliates. Consequently, unless such exemptions are amended or repealed, we may in the future enter into business combinations or other transactions with Mr. Urstadt or any of his affiliates without complying with the requirements of Maryland anti-takeover laws.

     In view of the common equity securities controlled by Mr. Charles J.
Urstadt, Mr. Urstadt may control a sufficient percentage of the voting power of our common equity securities to effectively block approval of any proposal which requires a vote of our stockholders.

                                      S-15

OUR STOCKHOLDER RIGHTS PLAN COULD DETER A CHANGE OF CONTROL.

     We have adopted a stockholder rights plan. This plan will generally deter a person or a group from acquiring more than 10% of the combined voting power of our outstanding shares of common stock and Class A common stock because, after (i) the person acquires more than 10% of the combined voting power of our outstanding common stock and Class A common stock, or (ii) the commencement of a tender offer or exchange offer by any person (other than us, any one of our wholly owned subsidiaries or any of our employee benefit plans, or certain exempt persons), if, upon consummation of the tender offer or exchange offer, the person or group would beneficially own 30% or more of the combined voting power of our outstanding shares of common stock and Class A common stock, all other stockholders will have the right to purchase securities from us at a price that is less than their fair market value. This would substantially reduce the value of the stock owned by the acquiring person. Our board of directors can prevent the plan from operating by approving the transaction and redeeming the rights. This gives our board of directors significant power to approve or disapprove of the efforts of a person or group to acquire a large interest in us. The rights plan exempts acquisitions of common stock and Class
A common stock by Mr. Charles J. Urstadt, members of his family and certain of his affiliates. See "Certain Provisions of our Charter and Bylaws, Maryland
Law, Our Stockholder Rights Plan, Change of Control Agreements and Indemnified
Agreements" beginning on page 32 of the accompanying prospectus.

OUR CHANGE OF CONTROL AGREEMENTS COULD DETER A CHANGE OF CONTROL.

     We have entered into change of control agreements with each of our executives providing for the payment of money to these executives upon the occurrence of our change of control as defined in these agreements. If, within
18 months following a change of control, we terminate the executive's employment other than for cause, or if the executive elects to terminate his employment with us for reasons specified in the agreement, we will make a severance payment equal to a portion of the executive's base salary, together with medical and other benefits. In the case of Messrs. Charles J. Urstadt,
Willing L. Biddle, James R. Moore and Raymond P. Argila, we will make a payment equal to their respective annual salaries plus benefits. Based upon their current salary and benefit levels, this provision would result in payments totaling $1,100,000 to Messrs. Urstadt, Biddle, Moore and Argila, in the
aggregate. These agreements may deter changes of control of our company because of the increased cost for a third party to acquire control. See "Certain
Provisions of Our Charter and Bylaws, Maryland Law, Our Stockholder Rights
Plan, Change of Control Agreements and Indemnified Agreements" beginning on page 32 of the accompanying prospectus.

OUR SERIES B AND SERIES C PREFERRED STOCK MAY DETER A CHANGE IN CONTROL.

     Our charter authorizes our board of directors to issue preferred stock, to establish the preferences and rights of any preferred stock issued, to classify any unissued preferred stock and reclassify any previously classified but unissued preferred stock without stockholder approval. We currently have
20,000,000 shares of preferred stock authorized, of which 150,000 shares of
Series B preferred stock and 400,000 shares of Series C preferred stock are issued and outstanding. The terms of our Series B and Series C preferred stock contain change of control provisions which, under certain circumstances, may require us to pay a substantial premium above the liquidation preference if we repurchase the Series B or Series C preferred stock when a change of control occurs. This may deter changes of control of our company because of the increased cost for a third party to acquire control.

                                      S-16

                                USE OF PROCEEDS

     We expect the proceeds from the sale of our Series D preferred stock, after deducting the underwriters' discounts and commissions and our expenses of
the offering, to be approximately $      . If the underwriters exercise their
over-allotment option in full, the net proceeds from the sale of our Series D
preferred stock are estimated to be approximately $      .

     We intend to use approximately $19.5 million of the net proceeds to fully repay (i) $2.0 million outstanding under our short term unsecured credit line and (ii) $17.5 million outstanding under our secured revolving credit facility.
Our short term credit line bears interest at LIBOR plus 2.5% and matures in
January 2006. In January 2005, we borrowed $17.5 million under the secured revolving credit facility at a variable rate of LIBOR plus 1.5% to partially fund the acquisition of a shopping center. The secured revolving credit facility matures in October 2005. We intend to use approximately $20.3 million of the net proceeds to fund the cash portion of the purchase price for a shopping center currently under contract, as described above under "Recent
Developments." The closing of the acquisition is subject to various conditions, including conditions outside of our or the seller's control. There can be no assurance the acquisition will be consummated. In the event the acquisition is not completed, we intend to use the remaining net proceeds, as well as the balance of any remaining net proceeds, to acquire other income producing properties consistent with our current business strategy and to fund renovations on, or capital improvements in connection with, our existing properties, including tenant improvements. Pending such uses of the net proceeds, we may use the net proceeds to make investments in short-term income-producing securities.

                                      S-17

                                CAPITALIZATION

     The following table sets forth (1) our actual, unaudited capitalization as of January 31, 2005, and (2) our capitalization as adjusted to reflect the sale
of        shares of Series D preferred stock in this offering and the application of the net proceeds as set forth under "Use of Proceeds" (Amounts
in thousands, except share data).

                                                                            AS OF JANUARY 31, 2005
                                                                         ----------------------------
                                                                             ACTUAL       AS ADJUSTED
                                                                         -------------   ------------
                                                                          (UNAUDITED)

Short Term Debt:
Unsecured Credit Line ................................................     $   2,000       $
                                                                           =========       ==========
Secured Revolving Credit Facility ....................................        17,500
                                                                           ---------       ----------
   Total Short Term Debt .............................................     $  19,500       $
                                                                           =========       ==========
Long Term Debt:
Mortgage Notes Payable ...............................................     $ 106,897       $
Preferred Stock, par value $.01 per share, 20,000,000 shares:
 8.99% Series B Senior Cumulative Preferred Stock (liquidation preference of $100 per share), 150,000 shares issued and
   outstanding .......................................................        14,341
 8.5% Series C Senior Cumulative Preferred Stock (liquidation preference of $100 per share), 400,000 shares issued and
   outstanding .......................................................        38,406
                                                                           ---------       ----------
    Total ............................................................     $  52,747       $
                                                                           ---------       ----------
Stockholders Equity:
    % Series D Senior Cumulative Preferred Stock (liquidation
   preference of $25 per share), none issued and outstanding
   and        shares issued and outstanding as adjusted ..............            --
Excess Stock, par value $.01 per share, 10,000,000 shares
 authorized; none issued and outstanding .............................            --
Common Stock, par value $.01 per share, 30,000,000 shares
 authorized; 7,387,700 shares issued and outstanding .................            74
Class A Common Stock, par value $.01 per share, 40,000,000
 shares authorized; 18,728,611 shares issued and outstanding .........           187
Additional paid in capital ...........................................       269,174
Cumulative distributions in excess of net income .....................       (31,886)
Accumulated other comprehensive income ...............................           498
Unamortized restricted stock compensation and officers' notes
 receivable ..........................................................       (10,773)
                                                                           ---------       ----------
   Total Stockholders' Equity ........................................       227,274
                                                                           =========       ==========
      Total Capitalization ...........................................     $ 386,918       $
                                                                           =========       ==========

                                      S-18

                  DESCRIPTION OF OUR SERIES D PREFERRED STOCK

     The following description of certain provisions of our Series D preferred stock is intended as a summary only, and you should read this description together with the complete text of our charter and the articles supplementary of our Series D preferred stock. The capitalized terms used but not otherwise defined in this prospectus supplement have the respective meanings given to them in the articles supplementary. Our charter and the articles supplementary are each incorporated by reference in this prospectus supplement.

GENERAL

     Under our charter, we are authorized to issue up to 20,000,000 shares of preferred stock in one or more series, with such designations, powers, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption, in each case, if any, as are permitted by Maryland law and as our board of directors may determine by adoption of an amendment to our charter without any further vote or action by our stockholders. We currently have 150,000 shares of Series B preferred stock outstanding and
400,000 shares of Series C preferred stock outstanding.

     We currently have reserved 150,000 shares of Series A participating preferred stock, $0.01 par value (the "Series A preferred stock") for issuance pursuant to a rights agreement, dated March 12, 1997, as amended, between our company and The Bank of New York, as rights agent. Under the rights agreement, one right to purchase 1/100th of a share of Series A preferred stock
(structured so as to be substantially the equivalent of one share of our common stock or our Class A common stock, as applicable) is attached to each issued and outstanding share of our common stock and to each issued and outstanding share of our Class A common stock. The rights are not exercisable and are attached to, and may not trade separately from, our common stock or Class A common stock, as applicable, and the Series A preferred stock will not be issued, unless certain change-in-control events occur. In the event that the rights become exercisable, the Series A preferred stock will rank junior to our
Series D preferred stock as to dividends and amounts distributed upon liquidation. See "Rank" and "Certain Provisions of Our Charter and Bylaws,
Maryland Law, Our Stockholder Rights Plan, Change of Control Agreements and
Indemnification Agreements" in the prospectus accompanying this prospectus supplement.

MATURITY

     Our Series D preferred stock has no stated maturity and is not subject to any sinking fund or mandatory redemption.

RANK

     Our Series D preferred stock ranks, with respect to dividend rights and rights upon our liquidation, dissolution or winding up:

    o senior to our common stock and Class A common stock and to all other equity securities we issue ranking junior to our Series D preferred stock with respect to dividend rights or rights upon our liquidation, dissolution or winding up, including the Series A preferred stock, if and when issued;

    o on a parity with our Series B preferred stock and Series C preferred stock and with all other equity securities we issue the terms of which specifically provide that such equity securities rank on a parity with our Series D preferred stock with respect to dividend rights or rights upon our liquidation, dissolution or winding up; and

    o junior to all our existing and future indebtedness.

     Without the affirmative vote or consent of at least two-thirds of the outstanding Series D preferred stock, we may not issue any equity securities which rank senior to our Series D

                                      S-19

preferred stock with respect to dividend rights or rights upon our liquidation, dissolution, or winding up. The term "equity securities" does not include convertible debt securities that rank senior to our Series D preferred stock prior to conversion.

DIVIDENDS

     Holders of shares of our Series D preferred stock are entitled to receive, when and as declared by our board of directors, out of our funds legally available for the payment of dividends, preferential cumulative cash dividends at the rate of  % per annum of the $25 per share liquidation preference.

     These dividends are cumulative from the date of original issue and are payable quarterly in arrears on January 31, April 30, July 31 and October 31 of each year, or, if not a business day, the next succeeding business day, for the quarterly periods ended January 31, April 30, July 31 and October 31, as applicable. A dividend payable on our Series D preferred stock for any partial dividend period is computed on the basis of a 360-day year consisting of twelve
30-day months. Dividends are payable to holders of record as they appear in our stockholder records at the close of business on the applicable record date determined each quarter by our board of directors, as provided by the Maryland
General Corporation Law. We expect the first dividend will be payable on July
31, 2005 for dividends accruing from the original issue date through July 31,
2005.

     We will not declare dividends on our Series D preferred stock or pay or set aside for payment dividends on our Series D preferred stock at any time if the terms and provisions of any agreement of our company, including any agreement relating to our indebtedness, prohibits the declaration, payment or setting aside for payment or provides that the declaration, payment or setting apart for payment would constitute a breach or a default under the agreement, or if the declaration or payment is restricted or prohibited by law.

     Notwithstanding the foregoing, dividends on our Series D preferred stock accrue whether or not we have earnings, whether or not there are funds legally available for the payment of those dividends and whether or not those dividends are declared. Accrued but unpaid dividends on our Series D preferred stock do not bear interest and holders of our Series D preferred stock are not entitled to any distributions in excess of full cumulative distributions described above.

     Except as described in the next sentence, we will not declare or pay or set apart for payment dividends on any of our capital stock ranking, as to dividends, on a parity with or junior to our Series D preferred stock (other than a dividend in shares of our common stock or Class A common stock or in shares of any other class of stock ranking junior to our Series D preferred stock as to dividends and upon liquidation) for any period unless full cumulative dividends on our Series D preferred stock for all past dividend periods and the then current dividend period have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment. When we do not pay dividends in full (or we do not set apart a sum sufficient to pay them in full) upon our Series D preferred stock and the shares of any other series of preferred stock ranking on a parity as to dividends with our Series D preferred stock, we will declare all dividends upon our Series D preferred stock and any other series of preferred stock ranking on a parity as to dividends with our Series D preferred stock proportionately so that the amount of dividends declared per share of Series D preferred stock and such other series of preferred stock will in all cases bear to each other the same ratio that accrued dividends per share on our Series D preferred stock and such other series of preferred stock (which will not include any accrual in respect of unpaid dividends for prior dividend periods if such preferred stock does not have a cumulative dividend) bear to each other.

     Except as described in the immediately preceding paragraph, unless full cumulative dividends on our Series D preferred stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all

                                      S-20

past dividend periods and the then current dividend period, we will not declare or pay or set aside for payment dividends (other than in shares of our common stock or Class A common stock or other shares of capital stock ranking junior to our Series D preferred stock as to dividends and upon liquidation) or declare or make any other distribution on our common stock or Class A common stock, or any other capital stock ranking junior to or on a parity with our
Series D preferred stock as to dividends or upon liquidation, nor will we redeem, purchase or otherwise acquire for any consideration, or pay or make available any monies for a sinking fund for the redemption of, any of our shares of common stock or Class A common stock or any other shares of our capital stock ranking junior to or on a parity with our Series D preferred stock as to dividends or upon liquidation (except by conversion into or exchange for our other capital stock ranking junior to our Series D preferred stock as to dividends and upon liquidation or redemption for the purpose of preserving our qualification as a REIT).

     Holders of shares of our Series D preferred stock are not entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative dividends on our Series D preferred stock as described above. Any dividend payment made on shares of our Series D preferred stock is first credited against the earliest accrued but unpaid dividend due with respect to those shares which remains payable. So long as no dividends are in arrears, we are entitled at any time and from time to time to repurchase shares of Series D preferred stock in open-market transactions duly authorized by our board of directors and effected in compliance with applicable laws.

LIQUIDATION PREFERENCE

     Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of shares of Series D preferred stock are entitled to be paid out of our assets legally available for distribution to our stockholders a $25 per share liquidation preference, plus an amount equal to any accrued and unpaid dividends to the date of payment, but without interest, before any distribution of assets may be made to holders of our common stock or
Class A common stock or any other class or series of our capital stock ranking junior to our Series D preferred stock as to liquidation rights. However, the holders of the shares of Series D preferred stock are not entitled to receive the liquidating distribution described above until the liquidation preference of any other series or class of our capital stock hereafter issued ranking senior as to liquidation rights to our Series D preferred stock has been paid in full. The holders of Series D preferred stock and all series or classes of our capital stock ranking on a parity as to liquidation rights with our Series
D preferred stock are entitled to share proportionately, in accordance with the respective preferential amounts payable on such capital stock, in any distribution (after payment of the liquidation preference of any of our capital stock ranking senior to our Series D preferred stock as to liquidation rights)
which is not sufficient to pay in full the aggregate of the amounts of the liquidating distributions to which they would otherwise be respectively entitled. Holders of Series D preferred stock are entitled to written notice of any liquidation. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series D preferred stock have no right or claim to any of our remaining assets. Our consolidation or merger with or into any other corporation, trust or entity or of any other corporation with or into our company, or the sale, lease or conveyance of all or substantially all of our property or business, is not deemed to constitute our liquidation, dissolution or winding up.

     Our charter provides that, in determining whether a distribution to holders of Series D preferred stock (other than upon voluntary or involuntary liquidation) by dividend, redemption or other acquisition of shares of our stock or otherwise is permitted under the Maryland General Corporation Law, no effect will be given to amounts that would be needed, if we were to be dissolved at the time of the distribution, to satisfy the preferential rights upon distribution of holders of shares of our stock whose preferential rights upon dissolution are superior to those receiving the distribution.

                                      S-21

RATING

     Our Series D preferred stock has been rated BB by Fitch Ratings. A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the assigning rating organization.

REDEMPTION

     Except in certain circumstances relating to the preservation of our qualification as a REIT under the Internal Revenue Code or a change in control of our company, our Series D preferred stock is not redeemable in whole or in part before April  , 2010 ("fifth anniversary date"). See "-- Change of
Control." However, in order to ensure that we remain qualified as a REIT for federal income tax purposes, we have the right to purchase from a holder of shares of Series D preferred stock at any time any shares of Series D preferred stock in excess of 7.5% of the value of our outstanding capital stock. See "--
Restrictions on Ownership and Transfer." On and after the fifth anniversary date, we may, at our option, upon not less than 30 nor more than 60 days'
written notice, redeem shares of our Series D preferred stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25 per share, plus all accrued and unpaid dividends to the date fixed for redemption (except with respect to shares of Series D preferred stock which have been converted into shares of excess stock pursuant to our charter), without interest. Holders of Series D preferred stock to be redeemed will be required to surrender our Series D preferred stock at the place designated in such notice and will be entitled to the redemption price and any accrued and unpaid dividends payable upon the redemption following surrender of the preferred stock. If we have given notice of redemption of any shares of Series
D preferred stock and if we have set aside the funds necessary for the redemption in trust for the benefit of the holders of any shares of Series D preferred stock so called for redemption, then from and after the redemption date dividends will cease to accrue on such shares of Series D preferred stock, the shares of Series D preferred stock will no longer be deemed outstanding and all rights of the holders of the shares will terminate, except the right to receive the redemption price. If less than all of the outstanding shares of
Series D preferred stock are to be redeemed, our Series D preferred stock to be redeemed will be selected proportionately (as nearly as may be practicable without creating fractional shares) or by any other equitable method we determine.

     Unless we have declared and paid, we are contemporaneously declaring and paying, or we have declared and set aside a sum sufficient for the payment of the full cumulative dividends on all shares of Series D preferred stock for all past dividend periods and the then current dividend period, we may not redeem any Series D preferred stock unless we simultaneously redeem all outstanding shares of Series D preferred stock and we will not purchase or otherwise acquire directly or indirectly any shares of Series D preferred stock (except by exchange for shares of our capital stock ranking junior to our Series D preferred stock as to dividends and upon liquidation). Notwithstanding the foregoing, we may purchase excess stock in order to ensure that we continue to meet the requirements for qualification as a REIT or any purchase or exchange offer made on the same terms to holders of all outstanding shares of Series D preferred stock. So long as no dividends are in arrears, we are entitled at any time and from time to time to repurchase shares of Series D preferred stock in open-market transactions duly authorized by our board of directors and effected in compliance with applicable laws.

     We will give notice of redemption by mail, postage prepaid, not less than
30 nor more than 60 days prior to the redemption date, addressed to the respective holders of record of our Series D preferred stock to be redeemed at their respective addresses as they appear on our stock transfer records. No failure to give such notice or any defect in the notice or in the mailing of the notice will affect the validity of the proceedings for the redemption of any shares of Series D preferred stock except as to a holder to whom notice was defective or not given. Each notice will state:

    o the redemption date;

                                      S-22

    o the redemption price;

    o the number of shares of Series D preferred stock to be redeemed;

    o the place or places where our Series D preferred stock is to be surrendered for payment of the redemption price; and

    o that dividends on the shares to be redeemed will cease to accrue on such redemption date.

     If we redeem less than all of our Series D preferred stock held by any holder, the notice mailed to such holder will also specify the number of shares of Series D preferred stock held by such holder to be redeemed.

     Immediately prior to any redemption of Series D preferred stock, we will pay, in cash, any accumulated and unpaid dividends through the redemption date, unless a redemption date falls after the applicable dividend record date and prior to the corresponding dividend payment date, in which case each holder of
Series D preferred stock at the close of business on the applicable dividend record date is entitled to the dividend payable on such shares on the corresponding dividend payment date notwithstanding the redemption of such shares before the dividend payment date.

CHANGE OF CONTROL

     In the event of a change of control of our company, we will have the right, at our option, to redeem all or any part of the shares of each holder of
Series D preferred stock at (a) before the fifth anniversary of the original issue date, the make-whole price (as defined below) as of the date fixed for redemption (except with respect to shares of Series D preferred stock converted into shares of excess stock pursuant to our charter) and (b) on or after the fifth anniversary of the original issue date, the redemption price of $25 per share, plus all accrued and unpaid dividends, if any, up to the date fixed for redemption (except with respect to shares of Series D preferred stock converted into shares of excess stock pursuant to our charter), in each case pursuant to the procedures applicable to other redemptions of shares of Series D preferred stock. See "-- Redemption."

VOTING RIGHTS

     Holders of our Series D preferred stock do not have any voting rights, except as described below.

     Whenever dividends on any shares of Series D preferred stock are in arrears for six or more consecutive or non-consecutive quarterly periods, the number of directors then constituting our board of directors will be increased by two (if not already increased by reason of a similar arrearage with respect to any parity preferred as defined below), and the holders of the shares of
Series D preferred stock (subject to certain restrictions in the case of any regulated person (as defined below)) will be entitled to vote separately as a class with all other series of preferred stock ranking on a parity with our
Series D preferred stock as to dividends or upon liquidation and upon which like voting rights have been conferred and are exercisable, including, in that instance, our Series B preferred stock and Series C preferred stock ("parity preferred"), in order to fill the newly created vacancies, for the election of a total of two additional directors of our company (the "preferred stock directors") at a special meeting called by us at the request of holders of record of at least 20% of our Series D preferred stock or the holders of record of at least 20% of any series of parity preferred so in arrears (unless the request is received less than 90 days before the date fixed for the next annual or special meeting of stockholders) or at the next annual meeting of stockholders, and at each subsequent annual meeting until all dividends accumulated on the shares of Series D preferred stock and parity preferred for the past dividend periods and the dividend for the then current dividend period are fully paid or declared and a sum sufficient for payment has been

                                      S-23

set aside to pay them. In the event our directors are divided into classes, each vacancy will be apportioned among the classes of directors to prevent stacking in any one class and to insure that the number of directors in each of the classes of directors are as nearly equal as possible.

     Each preferred stock director, as a qualification for election (and regardless of how elected), will submit to our board of directors a duly executed, valid, binding and enforceable letter of resignation from the board of directors, to be effective upon the date upon which all dividends accumulated on the shares of Series D preferred stock and parity preferred for the past dividend periods and the dividend for the then current dividend period are fully paid or declared and a sum sufficient for payment has been set aside to pay them at which time the terms of office of all persons elected as preferred stock directors by the holders of our Series D preferred stock and any parity preferred will, upon the effectiveness of their respective letters of resignation, terminate, and the number of directors then constituting the board of directors will be reduced accordingly. A quorum for any meeting will exist if at least a majority of the votes entitled to be cast by holders of
Series D preferred stock and shares of parity preferred are represented in person or by proxy at the meeting.

     The preferred stock directors will be elected upon the affirmative vote of a plurality of the votes entitled to be cast by holders of Series D preferred stock and the parity preferred (regardless of liquidation preference) present and voting in person or by proxy at a duly called and held meeting at which a quorum is present. If and when all accumulated dividends and the dividend for the then current dividend period on our Series D preferred stock are paid in full or declared and set aside for payment in full, the holders of Series D preferred stock will be divested of the foregoing voting rights (subject to revesting each and every time dividends on our Series D preferred stock are in arrears for six or more quarters).

     Any preferred stock director may be removed at any time with or without cause by, and will not be removed otherwise than by the vote of a majority of the votes entitled to be cast by holders of the outstanding shares of Series D preferred stock when they have the voting rights described above (voting separately as a class with all series of parity preferred). So long as dividends on our Series D preferred stock continue to be in arrears, any vacancy in the office of a preferred stock director may be filled by written consent of the preferred stock director remaining in office, or if none remains in office, by a vote of a majority of the votes entitled to be cast by holders of the outstanding shares of Series D preferred stock when they have the voting rights described above (voting separately as a class with all series of parity preferred). The preferred stock directors will each be entitled to one vote per director on any matter properly coming before our board of directors.

     Notwithstanding the preceding paragraph, any and all shares of Series D preferred stock owned by a regulated person which exceed 4.9% of the total issued and outstanding shares of Series D preferred stock will not be entitled to vote for the election of preferred stock directors (and will not be counted for purposes of determining the percentage of holders of Series D preferred stock necessary to call the special meeting described above or whether a quorum is present at the special meeting or for any other similar purpose described above) so long as those shares are owned by a regulated person.

     So long as any shares of Series D preferred stock remain outstanding, we will not, without the affirmative vote or consent of the holders of at least two-thirds of the shares of our Series D preferred stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting separately as a class):

    o voluntarily terminate our status as a REIT; or

    o amend, alter or repeal the provisions of our charter or the articles supplementary, whether by merger, consolidation or otherwise (an
      "Event"), so as to materially and adversely affect any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of our Series D preferred stock or the holders our Series D preferred stock.

                                      S-24

     However, without the affirmative vote or consent of each holder of shares of our Series D preferred stock outstanding at the time, no amendment, alteration or repeal of the provisions of our charter or of the articles supplementary may be made that will (x) reduce the number of shares of our
Series D preferred stock required to consent to certain amendments, alterations or repeals of our charter or the articles supplementary, (y) reduce the dividend yield or the $25 per share liquidation preference or change the method of calculation of the make-whole price or (z) change the payment date for payment of dividends with respect to our Series D preferred stock or change the period with respect to which such dividends are paid. With respect to the occurrence of any Event described above, so long as our Series D preferred stock (or any equivalent class or series of stock issued by the surviving corporation in any merger or consolidation to which we became a party) remains outstanding with the terms thereof materially unchanged, the occurrence of any such Event will not be deemed to materially and adversely affect any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of holders of our Series D preferred stock. Any increase in the amount of the authorized preferred stock or the creation or issuance of any other series of preferred stock, or any increase in the amount of the authorized shares of such series, in each case ranking on a parity with or junior to our Series D preferred stock with respect to payment of dividends or the distribution of assets upon our liquidation, dissolution or winding up, or the issuance of additional shares of Series D preferred stock, Series C preferred stock or up to 100 additional shares of Series B preferred stock will not be deemed to materially and adversely affect any preferences, conversion and other rights, voting power, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption.

     The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which the vote would otherwise be required is effected, all outstanding shares of Series D preferred stock are redeemed in accordance with their terms or called for redemption upon proper notice and we deposit sufficient funds in trust to effect the redemption.

     Except as expressly stated in the articles supplementary, our Series D preferred stock will not have any relative, participating, optional or other special voting rights and powers, and the consent of the holders of our Series
D preferred stock will not be required for the taking of any corporate action, including any merger or consolidation involving us, our liquidation or dissolution or a sale of all or substantially all of our assets, irrespective of the effect that the merger, consolidation or sale may have upon the rights, preferences or voting power of the holders of our Series D preferred stock.

CONVERSION

     Our Series D preferred stock is not convertible into or exchangeable for any of our other securities or property.

CERTAIN DEFINITIONS

     Below is a summary of certain of the defined terms used in the articles supplementary. You should refer to the articles supplementary for the full definition of all these terms, as well as any other terms used but not defined in this prospectus.

     "Change of control" means either (a) the occurrence of any merger or other acquisition as a consequence of which a majority of the outstanding shares of our common equity securities are owned or acquired by the merging or acquiring person, entity or group or (b) the occurrence of any event or transaction as a consequence of which the persons, entities or organizations described in (A),
(B) and (C), below, cease, in the aggregate, to own, beneficially or of record, or cease to control the voting or disposition or the power to direct the voting or disposition of, at least 75% of the number of shares of our common equity securities which the persons, entities or organizations in (A), (B) or (C), below, in the aggregate, own, beneficially or of record, or control the voting or disposition or have the power to direct the

                                      S-25

voting or disposition of, as of April  , 2005 (excluding any stock options or other stock rights that any such person, entity or organization may now own or subsequently acquire for purposes of this definition): (A) Charles J. Urstadt;
(B) Charles J. Urstadt's spouse, any of his children or any of their spouses, or any of his grandchildren or any of their spouses; or (C) any trust, corporation, partnership, limited liability company or other entity or organization controlled by Charles J. Urstadt or any of his relatives described in (B) above or in which Charles J. Urstadt or any of his relatives described in (B) above has any economic, beneficial or other interest.

     "Discount rate" means, as of any date of determination, the yield to maturity implied by (a) the yields reported, as of 10:00 A.M. (New York City time) on the second business day preceding that date of determination on the display designated as "Page 678" on the Telerate Access Service (or any other display as may replace Page 678 on Telerate Access Service) for actively traded
U.S. Treasury securities having a 30-year maturity as of that date of determination, or (b) if the yields are not reported at that time or the yields reported at that time are not ascertainable, the Treasury Constant Maturity
Series Yields reported for the latest day for which the yields have been so reported as of the second business day preceding the date of determination in
Federal Reserve Statistical Release H.15 (519) (or any comparable successor publication) for actively traded U.S. Treasury securities having a 30-year constant maturity as of that date of determination.

     "Make-whole price" means, for any share of Series D preferred stock, as of any date of determination, the sum of (a) the present value as of that date of determination of all remaining scheduled dividend payments of that share of
Series D preferred stock until the fifth anniversary date, discounted by the discount rate, (b) the $25 per share liquidation preference and (c) all accrued and unpaid dividends thereon to such date of determination.

     "Regulated person" means any bank holding company, subsidiary of a bank holding company or other person or entity that is subject to the Bank Holding
Company Act of 1956, as amended from time to time.

RESTRICTIONS ON OWNERSHIP AND TRANSFER

     To qualify as a REIT under the Internal Revenue Code, we must meet several requirements regarding the number of our stockholders and concentration of ownership of our shares. Our charter contains provisions that restrict the ownership and transfer of our shares to assist us in complying with these
Internal Revenue Code requirements. We refer to these restrictions as the
"ownership limit."

     The ownership limit provides that, in general, no person may own more than
7.5% of the aggregate value of all outstanding stock of our company. It also provides that:

    o a transfer that violates the limitation is void;

    o a transferee gets no rights to the shares that violate the limitation;

    o shares transferred to a stockholder in excess of the ownership limit are automatically converted, by operation of law, into shares of "excess stock;" and

    o the excess stock will be held by us as trustee of a trust for the exclusive benefit of future transferees to whom the shares of capital stock will ultimately be transferred without violating the ownership limit.

     Pursuant to authority under our charter, our board of directors has determined that the ownership limit does not apply to Mr. Charles J. Urstadt, our Chairman and Chief Executive Officer, and his affiliates and associates, who currently own in the aggregate 38.1% and 1.5% of our outstanding common stock and Class A common stock, respectively. Such holdings represent approximately 34.0% of our outstanding voting interests. The ownership limitation may discourage a takeover or other transaction in which holders of
Series D preferred stock might receive a premium for their shares above then-current market prices or might otherwise deem to be in their best interests.

                                      S-26

     Ownership of our stock is subject to attribution rules under the Internal
Revenue Code, which may result in a person being deemed to own stock held by other persons. Our board of directors may waive the ownership limit if it determines that the waiver will not jeopardize our status as a REIT. As a condition of such a waiver, our board of directors may require an opinion of counsel satisfactory to it or undertakings or representations from the applicant with respect to preserving our REIT status. We required no such waiver with respect to Mr. Urstadt's ownership rights, which are established as part of our charter.

     Any person who acquires stock in violation of the ownership limit must notify us immediately and provide us with any information we may request in order to determine the effect of the acquisition on our status as a REIT. The ownership limit will not apply if our board of directors determines that it is no longer in our best interests to qualify as a REIT. Otherwise, the ownership limit may be changed only by an amendment to our charter by a vote of two-thirds of the voting power of our common equity securities.

     Our charter provides that any purported transfer which results in a direct or indirect ownership of shares of capital stock in excess of the ownership limit or that would result in the disqualification of our company as a REIT will be null and void, and the intended transferee will acquire no rights to the shares of capital stock. The foregoing restrictions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT. Our board of directors may, in its sole discretion, waive the ownership limit if evidence satisfactory to our board of directors and our tax counsel is presented that the changes in ownership will not then or in the future jeopardize our REIT status and our board of directors otherwise decides that such action is in our best interests.

     Shares of Series D preferred stock owned, or deemed to be owned, or transferred to a stockholder in excess of the ownership limit will automatically be converted into shares of "excess stock" that will be transferred, by operation of law, to us as trustee of a trust for the exclusive benefit of the transferees to whom such shares of capital stock may be ultimately transferred without violating the ownership limit. While the excess stock is held in trust, it will not be entitled to vote, it will not be considered for purposes of any stockholder vote or the determination of a quorum for such vote, and except upon liquidation it will not be entitled to participate in dividends or other distributions. Any distribution paid to a proposed transferee of excess stock prior to the discovery by us that Series D preferred stock has been transferred in violation of the provision of our charter is required to be repaid to us upon demand. The excess stock is not treasury stock, but rather constitutes a separate class of our issued and outstanding stock. The original transferee-stockholder may, at any time the excess stock is held by us in trust, transfer the interest in the trust representing the excess stock to any person whose ownership of shares of capital stock exchanged for such excess stock would be permitted under the ownership limit, at a price not in excess of (a) the price paid by the original transferee-stockholder for shares of Series D preferred stock that were exchanged into excess stock, or (b) if the original transferee-stockholder did not give value for such shares (e.g., the shares were received through a gift, devise or other transaction), the average closing price for our Series D preferred stock for the ten days immediately preceding such sale, gift or other transaction if such Series D preferred stock is then listed on a national securities exchange, and if such Series D preferred stock is not then listed on a national securities exchange, its redemption price, as applicable.
Immediately upon the transfer to the permitted transferee, the excess stock will automatically be converted back into shares of Series D preferred stock.
If the foregoing transfer restrictions are determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the intended transferee of any shares of excess stock may be deemed, at our option, to have acted as an agent on behalf of us in acquiring the excess stock and to hold the excess stock on behalf of us.

     In addition, we will have the right, for a period of 90 days during the time any shares of excess stock are held by us in trust, to purchase all or any portion of the excess stock from the original transferee-stockholder at the lesser of (a) the price initially paid for such shares by the

                                      S-27

original transferee-stockholder, or if the original transferee-stockholder did not give value for such shares (e.g., the shares were received through a gift, devise or other transaction), the average closing price for our Series D preferred stock for the ten days immediately preceding such sale, gift or other transaction, and (b) the average closing price for our Series D preferred stock for the ten trading days immediately preceding the date we elect to purchase such shares, or in each case if our Series D preferred stock is not then listed on a national securities exchange, its redemption price, as applicable. The
90-day period begins on the date notice is received of the violative transfer if the original transferee-stockholder gives notice to us of the transfer, or, if no such notice is given, the date our board of directors determines that a violative transfer has been made.

     All stock certificates bear a legend referring to the restrictions described above.

LISTING

     We intend to file an application to list our Series D preferred stock on the NYSE. If the application is approved, we expect shares of our Series D preferred stock to begin trading on the NYSE within 30 days after the shares are delivered.

TRANSFER AND DIVIDEND PAYING AGENT

     The Bank of New York is the transfer and dividend paying agent in respect of our Series D preferred stock.

BOOK-ENTRY; DELIVERY AND FORM

     The Depository Trust Company ("DTC"), New York, NY, acts as securities depository for our Series D preferred stock. Our Series D preferred stock has been issued as fully-registered securities registered in the name of Cede & Co.
(DTC's partnership nominee). One fully-registered Series D preferred stock certificate has been issued for our Series D preferred stock, representing all shares, and has been deposited with DTC.

     DTC, the world's largest depository, is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a
"clearing corporation" within the meaning of the New York Uniform Commercial
Code, and a "clearing agency" registered pursuant to the provisions of Section
17A of the Exchange Act. DTC holds and provides asset servicing for over 2 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments from over 85 countries that DTC's participants ("Direct Participants") deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants' accounts. This eliminates the need for physical movement of securities certificates. Direct
Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations.
DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation
("DTCC"). DTCC, in turn, is owned by a number of Direct Participants of DTC and
Members of the National Securities Clearing Corporation, Government Securities
Clearing Corporation, MBS Clearing Corporation, and Emerging Markets Clearing
Corporation (NSCC, GSCC, MBSCC, and EMCC, also subsidiaries of DTCC), as well as by the NYSE, the AMEX, and the National Association of Securities Dealers,
Inc. Access to the DTC system is also available to others such as both U.S. and
non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a
Direct Participant, either directly or indirectly ("Indirect Participants").
DTC has Standard & Poor's highest rating: AAA. The DTC Rules applicable to its
Participants are on file with the SEC.

     Purchases of shares of our Series D preferred stock under the DTC system must be made by or through Direct Participants, which will receive a credit for the shares of our Series D

                                      S-28

preferred stock on DTC's records. The ownership interest of each actual purchaser of each share of our Series D preferred stock ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records.
Beneficial Owners will not receive written confirmation from DTC of their purchase. Beneficial Owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in shares of our Series D preferred stock are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in shares of our Series D preferred stock, except in the event that use of the book-entry system for shares of our
Series D preferred stock is discontinued.

     To facilitate subsequent transfers, all shares of our Series D preferred stock deposited by Direct Participants with DTC are registered in the name of
DTC's partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of shares of our Series D preferred stock with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of our Series D preferred stock; DTC's records reflect only the identity of the Direct Participants to whose accounts such shares of our Series D preferred stock are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants
will remain responsible for keeping account of their holdings on behalf of their customers.

     Conveyance of notices and other communications by DTC to Direct
Participants, by Direct Participants to Indirect Participants, and by Direct
Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial Owners of Series D preferred stock may wish to take certain steps to augment the transmission to them of notices of significant events with respect to the Series D preferred stock, such as redemptions, tenders, defaults, and proposed amendments to the Series D preferred stock documents. For example, Beneficial Owners of Series D preferred stock may wish to ascertain that the nominee holding the Series D preferred stock for their benefit has agreed to obtain and transmit notices to Beneficial
Owners. In the alternative, Beneficial Owners may wish to provide their names and addresses to the registrar and request that copies of notices be provided directly to them.

     Redemption notices shall be sent to DTC. If less than all of the Series D preferred stock is being redeemed, DTC's practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

     Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to shares of our Series D preferred stock, when the Series D preferred stock is eligible to vote, unless authorized by a Direct Participant in accordance with DTC's Procedures. Under its usual procedures, DTC mails an
Omnibus Proxy to the issuer as soon as possible after the record date. The
Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct
Participants to whose accounts shares of our Series D preferred stock are credited on the record date (identified in a listing attached to the Omnibus
Proxy).

     Redemption proceeds, distributions, and dividend payments on our Series D preferred stock will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC's practice is to credit
Direct Participants' accounts upon DTC's receipt of funds and corresponding detail information from the issuer, on payable date in accordance with their respective holdings shown on DTC's records. Payments by Participants to
Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of DTC

                                      S-29

nor its nominee, the Bank of New York, or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, distributions, and dividend payments to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC)
is our responsibility, disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the
Beneficial Owners will be the responsibility of Direct and Indirect
Participants.

     DTC may discontinue providing its services as depository with respect to our Series D preferred stock at any time by giving reasonable notice to our company. Under such circumstances, in the event that a successor depository is not obtained, Series D preferred stock certificates are required to be printed and delivered.

     We may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, Series D preferred stock certificates will be printed and delivered.

                                      S-30

            FEDERAL INCOME TAX CONSEQUENCES OF OUR STATUS AS A REIT

     This section summarizes the federal income tax issues that you, as a stockholder, may consider relevant.

     Because this section is a summary, it does not address all of the tax issues that may be important to you. In addition, this section does not address the tax issues that may be important to certain types of stockholders that are subject to special treatment under the federal income tax laws, such as insurance companies, tax-exempt organizations (except to the extent discussed in "Taxation of Tax-Exempt Stockholders," below), financial institutions or broker-dealers, and non-U.S. individuals and foreign corporations (except to the extent discussed in "Taxation of Non-U.S. Stockholders," below).

     The statements in this section are based on the current federal income tax laws governing qualification as a REIT. We cannot assure you that new laws, interpretations of law, or court decisions, any of which may take effect retroactively, will not cause any statement in this section to be inaccurate.

     In connection with this registration statement, Coudert Brothers LLP has rendered an opinion that we qualified to be taxed as a REIT under the federal income tax laws for our taxable years ended October 31, 2002 through October
31, 2004, and our organization and current and proposed method of operation will enable us to continue to qualify as a REIT for our taxable year ending
October 31, 2005 and in the future. You should be aware that the opinion is based on current law and is not binding on the IRS or any court. In addition, the opinion is based on customary assumptions and on our representations as to factual matters, all of which are described in the opinion. Moreover, we urge you to consult your own tax advisor regarding the specific tax consequences to you of investing in our Series D preferred stock and of our election to be taxed as a REIT. Specifically, you should consult your own tax advisor regarding the federal, state, local, foreign, and other tax consequences of such investment and election, and regarding potential changes in applicable tax laws.

TAXATION OF THE COMPANY

     We elected to be taxed as a REIT under the federal income tax laws beginning with our taxable year ended October 31, 1970. We believe that we have operated in a manner qualifying us as a REIT since our election and intend to continue so to operate. This section discusses the laws governing the federal income tax treatment of a REIT and its stockholders. These laws are highly technical and complex.

     Our qualification as a REIT depends on our ability to meet, on a continuing basis, qualification tests in the federal tax laws. Those qualification tests involve the percentage of income that we earn from specified sources, the percentages of our assets that fall within specified categories, the diversity of our stock ownership, and the percentage of our earnings that we distribute. We describe the REIT qualification tests in more detail below. For a discussion of the tax treatment of us and our stockholders if we fail to qualify as a REIT, see "Failure to Qualify," below.

     If we qualify as a REIT, we generally will not be subject to federal income tax on the taxable income that we distribute to our stockholders. The benefit of that tax treatment is that it avoids the "double taxation," or taxation at both the corporate and stockholder levels, that generally results from owning stock in a corporation. However, we will be subject to federal tax in the following circumstances:

    o We will pay federal income tax on taxable income, including net capital gain, that we do not distribute to stockholders during, or within a specified time period after, the calendar year in which the income is earned.

    o We may be subject to the "alternative minimum tax" on any items of tax preference that we do not distribute or allocate to stockholders.

                                      S-31

    o We will pay income tax at the highest corporate rate on:

       o net income from the sale or other disposition of property acquired through foreclosure ("foreclosure property") that we hold primarily for sale to customers in the ordinary course of business, and

       o other non-qualifying income from foreclosure property.

    o We will pay a 100% tax on net income from sales or other dispositions of property, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of business.

    o If we fail to satisfy the 75% gross income test or the 95% gross income test, as described below under "Requirements for Qualification -- Income
      Tests," and nonetheless continue to qualify as a REIT because we meet other requirements, we generally will pay a 100% tax on:

       o the greater of (1) the amount by which we fail the 75% gross income test, or (2) the excess of 95% (or 90% for our taxable year ended
         October 31, 2002 through our taxable year ended October 31, 2004) of our gross income over the amount of gross income attributable to sources that qualify under the 95% gross income test, multiplied, in either case, by

       o a fraction intended to reflect our profitability.

    o If we fail to distribute during a calendar year at least the sum of: (1)
      85% of our REIT ordinary income for the year, (2) 95% of our REIT capital gain net income for the year, and (3) any undistributed taxable income from earlier periods, we will be subject to a 4% nondeductible excise tax on the excess of the required distribution over the amount we actually distributed.

    o In the event of a more than de minimis failure of any of the asset tests occurring after November 1, 2004, as described below under "-- Asset
      Tests," as long as the failure was due to reasonable cause and not to willful neglect, we dispose of the assets or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify such failure and we file a schedule with the IRS describing the assets causing such failure, we will pay a tax equal to the greater of $50,000 or 35% of the net income from the nonqualifying assets during the period in which we failed to satisfy the asset tests.

    o In the event we fail to satisfy one or more requirements for REIT qualification during a taxable year beginning on or after November 1,
      2004, other than the gross income tests and the asset tests, and such failure is due to reasonable cause and not to willful neglect, we will be required to pay a penalty of $50,000 for each such failure.

    o We may elect to retain and pay income tax on our net long-term capital gain. In that case, a U.S. shareholder would be taxed on its proportionate share of our undistributed long-term capital gain (to the extent that we make a timely designation of such gain to the shareholder)
      and would receive a credit or refund for its proportionate share of the tax we paid.

    o We will be subject to a 100% excise tax on transactions with a taxable
      REIT subsidiary that are not conducted on an arm's-length basis.

    o If we acquire any asset from a C corporation, or a corporation that generally is subject to full corporate-level tax, in a merger or other transaction in which we acquire a basis in the asset that is determined by reference either to the C corporation's basis in the asset or to another asset, we will pay tax at the highest regular corporate rate applicable if we recognize gain on the sale or disposition of the asset during the 10-year period after we acquire the asset. The amount of gain on which we will pay tax is the lesser of:

                                      S-32

       o the amount of gain that we recognize at the time of the sale or disposition, and

       o the amount of gain that we would have recognized if we had sold the asset at the time we acquired it.

REQUIREMENTS FOR QUALIFICATION

     A REIT is an entity that meets each of the following requirements:

   1. It is managed by trustees or directors.

   2. Its beneficial ownership is evidenced by transferable shares, or by transferable certificates of beneficial interest.

   3. It would be taxable as a domestic corporation, but for the REIT provisions of the federal income tax laws.

   4. It is neither a financial institution nor an insurance company subject to special provisions of the federal income tax laws.

   5. At least 100 persons are beneficial owners of its shares or ownership certificates.

   6. Not more than 50% of its outstanding shares or ownership certificates
      (as measured by value) is owned, directly or indirectly, by five or fewer individuals, which the federal income tax laws define to include certain entities, during the last half of any taxable year.

   7. It elects to be a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met in order to elect and maintain REIT status.

   8. It meets certain other qualification tests, described below, regarding the nature of its income and assets.

     We must meet requirements 1 through 4 during our entire taxable year and must meet requirement 5 during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. If we comply with all the requirements for ascertaining the ownership of our outstanding shares in a taxable year and have no reason to know that we violated requirement 6, we will be deemed to have satisfied requirement 6 for that taxable year. For purposes of determining share ownership under requirement 6, an "individual" generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An
"individual," however, generally does not include a trust that is a qualified employee pension or profit sharing trust under the federal income tax laws, and beneficiaries of such a trust will be treated as holding our shares in proportion to their actuarial interests in the trust for purposes of requirement 6.

     We have issued sufficient shares of common stock and Class A common stock with sufficient diversity of ownership to satisfy requirements 5 and 6. In addition, our charter restricts the ownership and transfer of the shares of common stock and Class A common stock so that we should continue to satisfy these requirements. The provisions of our charter restricting the ownership and transfer of shares of common stock and Class A common stock are described under
"Description of Capital Stock -- Restrictions on Ownership and Transfer" in the
accompanying prospectus.

     For U.S. federal income tax purposes, a corporation that is a "qualified
REIT subsidiary" is not treated as a corporation separate from its parent REIT.
All assets, liabilities and items of income, deduction and credit of a
"qualified REIT subsidiary" are treated as assets, liabilities and items of income, deduction and credit of the REIT. A "qualified REIT subsidiary" is a corporation all of the capital stock of which is owned by the REIT and for which no election has been made to treat such corporation as a "Taxable REIT
Subsidiary." We have four

                                      S-33

corporate subsidiaries, 323 Railroad Corp., UB Danbury, Inc., UB Darien, Inc.,
and UB Somers, Inc., and own all of their capital stock. For federal income tax purposes, 323 Railroad Corp., UB Danbury, Inc., UB Darien, Inc., and UB Somers,
Inc., are ignored as separate entities, and all of their assets, liabilities and items of income, deduction and credit are treated as our assets, liabilities and items of income, deduction and credit.

     An unincorporated domestic entity, such as a partnership or limited liability company, that has a single owner generally is not treated as an entity separate from its parent for federal income tax purposes. An unincorporated domestic entity with two or more owners is generally treated as a partnership for federal income tax purposes. In the case of a REIT that is a partner in a partnership that has other partners, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests. Commencing with our taxable year beginning
November 1, 2004, our proportionate share for purposes of the 10% value test
(see "-- Asset Tests") is based on our proportionate interest in the equity interests and certain debt securities issued by the partnership. For all of the other asset and income tests, our proportionate shares is based on our proportionate interest in the capital interests in the partnership.

     Our proportionate share of the assets, liabilities and items of income of any partnership or joint venture or limited liability company that is treated as a partnership for federal income tax purposes in which we have acquired or will acquire an interest, directly or indirectly (a "subsidiary partnership"), will be treated as our assets and gross income for purposes of applying the various REIT qualification requirements.

     A REIT may own up to 100% of the stock of a "taxable REIT subsidiary," or
TRS. A TRS may earn income that would not be qualifying income if earned directly by the parent REIT. Both the subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A TRS will pay income tax at regular corporate rates on any income that it earns. In addition, the TRS rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation.
Further, the rules impose a 100% excise tax on transactions between a TRS and its parent REIT or the REIT's tenants that are not conducted on an arm's-length basis. We do not currently own a TRS, but may form one or more TRS in future taxable years.

INCOME TESTS

     We must satisfy two gross income tests annually to maintain our qualification as a REIT. First, at least 75% of our gross income for each taxable year must consist of defined types of income that we derive, directly or indirectly, from investments relating to real property or mortgages on real property or qualified temporary investment income. Qualifying income for purposes of that 75% gross income test generally includes:

    o rents from real property;

    o interest on debt secured by mortgages on real property, or on interests in real property;

    o dividends or other distributions on, and gain from the sale of, shares in other REITs;

    o gain from the sale of real estate assets; and

    o income derived from the temporary investment of new capital that is attributable to the issuance of our shares of beneficial interest or a public offering of our debt with a maturity date of at least five years and that we receive during the one year period beginning on the date on which we receive such new capital.

     Second, in general, at least 95% of our gross income for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, other types of interest and dividends, gain from the sale or disposition of stock or securities, income from

                                      S-34

certain hedging contracts (during our taxable years ending before November 1,
2004) or any combination of these. Gross income from any origination fees is not qualifying income for purposes of either gross income test, and commencing with our taxable year starting November 1, 2004, income and gain from "hedging transactions," as defined below, that are clearly and timely identified as such will be excluded from both the numerator and the denominator for purposes of the 95% gross income test (but not the 75% gross income test). In addition, gross income from our sale of property that we hold primarily for sale to customers in the ordinary course of business is excluded from both the numerator and the denominator in both income tests. The following paragraphs discuss the specific application of the gross income tests to us.

     A REIT will incur a 100% tax on the net income derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. We believe that none of our assets are held primarily for sale to customers and that a sale of any of our assets would not be in the ordinary course of our business. Whether a REIT holds an asset "primarily for sale to customers in the ordinary course of a trade or business" depends, however, on the facts and circumstances in effect from time to time, including those related to a particular asset. Nevertheless, we will attempt to comply with the terms of safe-harbor provisions in the federal income tax laws prescribing when an asset sale will not be characterized as a prohibited transaction. We cannot assure you, however, that we can comply with the safe-harbor provisions or that we will avoid owning property that may be characterized as property that we hold "primarily for sale to customers in the ordinary course of a trade or business."

     We will be subject to tax at the maximum corporate rate on any income from foreclosure property, other than income that otherwise would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of that income. However, gross income from foreclosure property will qualify under the 75% and 95% gross income tests.
"Foreclosure property" is any real property, including interests in real property, and any personal property incident to such real property:

    o that is acquired by a REIT as the result of the REIT having bid on such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default or default was imminent on a lease of such property or on indebtedness that such property secured;

    o for which the related loan was acquired by the REIT at a time when the default was not imminent or anticipated;

    o and for which the REIT makes a proper election to treat the property as foreclosure property.

We have no foreclosure property as of the date of this prospectus supplement.

     However, a REIT will not be considered to have foreclosed on a property where the REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Property generally ceases to be foreclosure property at the end of the third taxable year following the taxable year in which the REIT acquired the property, or longer if an extension is granted by the Secretary of the
Treasury. This grace period terminates and foreclosure property ceases to be foreclosure property on the first day:

    o on which a lease is entered into for the property that, by its terms, will give rise to income that does not qualify for purposes of the 75%
      gross income test, or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75%
      gross income test;

                                      S-35

    o on which any construction takes place on the property, other than completion of a building or any other improvement, where more than 10% of the construction was completed before default became imminent; or

    o which is more than 90 days after the day on which the REIT acquired the property and the property is used in a trade or business which is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income.

     Rent that we receive from real property that we own and lease to tenants will qualify as "rents from real property," which is qualifying income for purposes of the 75% and 95% gross income tests, only if each of the following conditions is met:

    o The rent must not be based, in whole or in part, on the income or profits of any person, but may be based on a fixed percentage or percentages of receipts or sales.

    o Neither we nor a direct or indirect owner of 10% or more of our shares may own, actually or constructively, 10% or more of a tenant from whom we receive rent (other than a TRS). Rent we receive from a TRS will qualify as "rents from real property" if at least 90% of the leased space of the property is rented to persons other than TRSs and 10%-owned tenants, the amount of rent paid by the TRS is substantially comparable to the rent paid by the other tenants of the property for comparable space and the rent is not attributable to a modification of a lease with a "controlled
      TRS" (i.e., a TRS in which we own, directly or indirectly, 50% of the voting power or value of the stock.

    o None of the rent received under a lease of real property will qualify as
      "rents from real property" unless the rent attributable to the personal property leased in connection with such lease is no more than 15% of the total rent received under the lease. The allocation of rent between real and personal property is based on the relative fair market values of the real and personal property.

    o We generally must not operate or manage our real property or furnish or render services to our tenants, other than through an independent contractor who is adequately compensated and from whom we do not derive revenue. However, we need not provide services through an independent contractor, but instead may provide services directly, if the services are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not considered to be provided for the tenants' convenience. In addition, we may provide a minimal amount of
      "noncustomary" services to the tenants of a property, other than through an independent contractor, as long as our income from the services does not exceed 1% of our income from the related property. Further, we may own up to 100% of the stock of a TRS which may provide customary and noncustomary services to our tenants without tainting our rental income.

We believe that the rents we receive meet all of these conditions.

     Commencing with our taxable year starting November 1, 2004, income and gain from "hedging transactions" will be excluded from gross income for purposes of the 95% gross income test (but not the 75% gross income test). A
"hedging transaction" is any transaction entered into in the normal course of our trade or business primarily to manage the risk of interest rate, price changes, or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets. We will be required to clearly identify any such hedging transaction before the close of the day on which it was acquired, originated, or entered into. We intend to structure any hedging or similar transactions so as not to jeopardize our status as a REIT.

     If we fail to satisfy one or both of the gross income tests for any taxable year, we nevertheless may qualify as a REIT for that year if we qualify for relief under certain provisions of the federal income tax laws. For our taxable years ending before November 1, 2004, those relief provisions generally will be available if:

                                      S-36

    o our failure to meet these tests is due to reasonable cause and not to willful neglect;

    o we attach a schedule of the sources of our income to our tax return; and

    o any incorrect information on the schedule is not due to fraud with intent to evade tax.

     Commencing with our taxable year starting November 1, 2004, those relief provisions generally will be available if:

    o our failure to meet such tests is due to reasonable cause and not due to willful neglect; and

    o following such failure for any taxable year, a schedule of the sources of our income is filed in accordance with regulations prescribed by the
      Secretary of the Treasury.

     We cannot predict, however, whether in all circumstances we would qualify for the relief provisions. In addition, as discussed above in "Taxation of the
Company," even if the relief provisions apply, we generally would incur a 100%
tax on the gross income attributable to the greater of the amounts by which we fail the 75% and 95% gross income tests, multiplied by a fraction intended to reflect our profitability.

ASSET TESTS

     To maintain our qualification as a REIT, we also must satisfy the following asset tests at the end of each quarter of each taxable year. First, at least 75% of the value of our total assets must consist of:

    o cash or cash items, including certain receivables;

    o government securities;

    o interests in real property, including leaseholds and options to acquire real property and leaseholds;

    o interests in mortgages on real property;

    o stock in other REITs; and

    o investments in stock or debt instruments during the one-year period following our receipt of new capital that we raise through equity offerings or offerings of debt with at least a five-year term.

     Under the second asset test, except for securities in the 75% asset class, securities in a TRS or qualified REIT subsidiary, and equity interests in partnerships:

    o not more than 5% of the value of our total assets may be represented by securities of any one issuer (the "5% value test");

    o we may not own securities that possess more than 10% of the total voting power of the outstanding securities of any one issuer (the "10% vote test"); and

    o we may not own securities that have a value of more than 10% of the total value of the outstanding securities of any one issuer (the "10%
      value test").

     In addition, not more than 20% of the value of our total assets may be represented by securities of one or more TRSs and no more than 25% of the value of our total assets may consist of the securities of TRSs and other taxable subsidiaries and other assets that are not qualifying assets for purposes of the 75% asset test.

     For purposes of the 10% value test, the term "securities" does not include:

    o "Straight debt" securities, which is defined as a written unconditional promise to pay on demand or on a specified date a sum certain in money if
      (i) the debt is not convertible, directly or indirectly, into stock, and
      (ii) the interest rate and interest payment dates are not contingent on profits, the borrower's discretion, or similar

                                      S-37

      factors. "Straight debt" securities do not include any securities issued by a partnership or a corporation in which we or any "controlled TRS"
      hold non-"straight debt" securities that have an aggregate value of more than 1% of the issuer's outstanding securities. However, "straight debt"
      securities include debt subject to the following contingencies:

       o a contingency relating to the time of payment of interest or principal, as long as either (i) there is no change to the effective yield of the debt obligation, other than a change to the annual yield that does not exceed the greater of 0.25% or 5% of the annual yield, or (ii) neither the aggregate issue price nor the aggregate face amount of the issuer's debt obligations held by us exceeds $1 million and no more than 12 months of unaccrued interest on the debt obligations can be required to be prepaid; and

       o a contingency relating to the time or amount of payment upon a default or prepayment of a debt obligation, as long as the contingency is consistent with customary commercial practice.

    o Any loan to an individual or an estate.

    o Any "section 467 rental agreement," other than an agreement with a related party tenant.

    o Any obligation to pay "rents from real property."

    o Certain securities issued by governmental entities.

    o Any security issued by a REIT.

    o Any debt instrument of an entity treated as a partnership for federal income tax purposes to the extent of our interest as a partner in the partnership.

    o Any debt instrument of an entity treated as a partnership for federal income tax purposes not described in the preceding bullet points if at least 75% of the partnership's gross income, excluding income from prohibited transaction, is qualifying income for purposes of the 75%
      gross income test described above in "-- Income Tests."

     We believe that our existing assets are qualifying assets for purposes of the 75% asset test. We also believe that any additional real property that we acquire, loans that we extend and temporary investments that we make generally will be qualifying assets for purposes of the 75% asset test, except to the extent that the principal balance of any loan exceeds the value of the associated real property or to the extent the asset is a loan that is not deemed to be an interest in real property. We will monitor the status of our acquired assets for purposes of the various asset tests and will manage our portfolio in order to comply at all times with such tests. If we fail to satisfy the asset tests at the end of a calendar quarter, we will not lose our
REIT status if:

    o we satisfied the asset tests at the end of the preceding calendar quarter; and

    o the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets.

     If we did not satisfy the condition described in the first item, above, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.

     In the event that we violate the 5% value test, 10% vote test, or 10%
value test described above at the end of any quarter of each taxable year commencing with our taxable year starting on November 1, 2004, we will not lose our REIT qualification if (i) the failure is de minimis (up to the lesser of 1%
of our assets or $10 million) and (ii) we dispose of assets or

                                      S-38

otherwise comply with the asset tests within six months after the last day of the quarter in which we identified such failure. In the event of a more than de minimis failure of any of the asset tests occurring after November 1, 2004, as long as the failure was due to reasonable cause and not to willful neglect, we will not lose our REIT qualification if we (i) dispose of assets or otherwise comply with the asset tests within six months after the last day of the quarter in which we identified such failure, (ii) file a schedule with the IRS describing the assets that caused such failure and (iii) pay a tax equal to the greater of $50,000 or 35% of the net income from the nonqualifying assets during the period in which we failed to satisfy the asset tests.

DISTRIBUTION REQUIREMENTS

     Each taxable year, we must distribute dividends, other than capital gain dividends and deemed distributions of retained capital gain, to our stockholders in an aggregate amount at least equal to:

    o the sum of

       o 90% of our "REIT taxable income," computed without regard to the dividends paid deduction and our net capital gain or loss, and

       o 90% of our after-tax income, if any, from foreclosure property, minus

    o the sum of certain items of non-cash income.

     We must pay such distributions in the taxable year to which they relate, or in the following taxable year if we declare the distribution before we timely file our federal income tax return for the year and pay the distribution on or before the first regular dividend payment date after such declaration.

     We will pay federal income tax on taxable income, including net capital gain, that we do not distribute to stockholders. Furthermore, if we fail to distribute during a calendar year, or by the end of January following the calendar year in the case of distributions with declaration and record dates falling in the last three-months of the calendar year, at least the sum of:

    o 85% of our REIT ordinary income for such year,

    o 95% of our REIT capital gain income for such year, and

    o any undistributed taxable income from prior periods,

we will incur a 4% nondeductible excise tax on the excess of such required distribution over the amounts we actually distribute. We may elect to retain and pay income tax on the net long-term capital gain we receive in a taxable year. See "Taxation of Taxable U.S. Stockholders" below. If we so elect, we will be treated as having distributed any such retained amount for purposes of the 4% nondeductible excise tax described above. We have made, and we intend to continue to make, timely distributions sufficient to satisfy the annual distribution requirements.

     It is possible that, from time to time, we may experience timing differences between:

    o the actual receipt of income and actual payment of deductible expenses,
      and

    o the inclusion of that income and deduction of such expenses in arriving at our REIT taxable income.

     Under certain circumstances, we may be able to correct a failure to meet the distribution requirement for a year by paying "deficiency dividends" to our stockholders in a later year. We may include such deficiency dividends in our deduction for dividends paid for the earlier year. Although we may be able to avoid income tax on amounts distributed as deficiency dividends, we will be required to pay interest to the IRS based upon the amount of any deduction we take for deficiency dividends.

                                      S-39

RECORDKEEPING REQUIREMENTS

     We must maintain certain records in order to qualify as a REIT. In addition, to avoid a monetary penalty, we must request on an annual basis information from our stockholders designed to disclose the actual ownership of our outstanding shares. We have complied, and we intend to continue to comply, with these requirements.

     Commencing with our taxable year starting November 1, 2004, if we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, we could avoid disqualification if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. In addition, there are relief provisions for a failure of the gross income tests and asset tests, as described in "-- Income Tests" and "-- Asset Tests."

     If we fail to qualify as a REIT in any taxable year, and no relief provision applies, we would be subject to federal income tax and any applicable alternative minimum tax on our taxable income at regular corporate rates. In calculating our taxable income in a year in which we fail to qualify as a REIT, we would not be able to deduct amounts paid out to stockholders. In fact, we would not be required to distribute any amounts to stockholders in that year.
In such event, to the extent of our current and accumulated earnings and profits, all distributions to individual, trust and estate stockholders would be eligible to be treated as qualified dividend income, which currently is taxed at capital gains rates. Subject to certain limitations of the federal income tax laws, corporate stockholders might be eligible for the dividends received deduction. Unless we qualified for relief under specific statutory provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT.
We cannot predict whether in all circumstances we would qualify for such statutory relief.

TAXATION OF TAXABLE U.S. STOCKHOLDERS

     As long as we qualify as a REIT, a taxable "U.S. stockholder" must take into account as ordinary income distributions made out of our current or accumulated earnings and profits that we do not designate as capital gain dividends or retained long-term capital gain. A U.S. stockholder will not qualify for the dividends received deduction generally available to corporations. The term "U.S. stockholder" means a holder of our stock that, for
United States federal income tax purposes, is:

    o a citizen or resident of the United States,

    o an entity created or organized under the laws of the United States, any of its states or the District of Columbia,

    o an estate whose income is includible in gross income for United States federal income tax purposes regardless of its source, or

    o any trust (i) with respect to which a United States court is able to exercise primary supervision over its administration, and one or more
      United States persons have the authority to control all of its substantial decisions or (ii) that has a valid election in place to be treated as a U.S. person.

     A U.S. stockholder generally will recognize distributions that we designate as capital gain dividends as long-term capital gain without regard to the period for which the U.S. stockholder has held its stock. A corporate U.S.
stockholder, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income.

     We may elect to retain and pay income tax on the net long-term capital gain that we receive in a taxable year. In that case, a U.S. stockholder would be taxed on its proportionate share of our undistributed long-term capital gain. The U.S. stockholder would receive a credit or refund for its proportionate share of the tax we paid. The U.S. stockholder would increase the basis in its shares of our stock by the amount of its proportionate share of our

                                      S-40

undistributed long-term capital gain, minus its share of the tax we paid. If we make such an election, we may, if supported by reasonable authority that it will not jeopardize our status as a REIT, make such an election only with respect to capital gains allocable to our common stock and Class A common stock.

     A U.S. stockholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the distribution does not exceed the adjusted basis of the U.S. stockholder's shares of our stock.
Instead, the distribution will reduce the adjusted basis of such shares of our stock. A U.S. stockholder will recognize a distribution in excess of both our current and accumulated earnings and profits and the U.S. stockholder's adjusted basis in his or her shares of our stock as long-term capital gain, or short-term capital gain if the shares of our stock have been held for one year or less, assuming the shares of our stock are a capital asset in the hands of the U.S. stockholder. For purposes of determining whether a distribution is made out of our current or accumulated earnings and profits, our earnings and profits will be allocated first to dividends on our preferred stock and then to dividends on our common equity. If, for any taxable year, we elect to designate as capital gain dividends any portion of the distributions paid for the year to our stockholders, the portion of the amount so designated (not in excess of our net capital gain for the year) that will be allocable to the holders of our preferred stock will be the amount so designated, multiplied by a fraction, the numerator of which will be the total dividends (within the meaning of the
Internal Revenue Code) paid to the holders of our preferred stock for the year and the denominator of which will be the total dividends paid to the holders of all classes of our stock for the year.

     Dividends paid to a U.S. shareholder generally will not qualify for the
15% tax rate for "qualified dividend income." The Jobs and Growth Tax Relief
Reconciliation Act of 2003 reduced the maximum tax rate for qualified dividend income from 38.6% to 15% for tax years 2003 through 2008. Without future congressional action, the maximum tax rate on qualified dividend income will move to 35% in 2009 and 39.6% in 2011. Qualified dividend income generally includes dividends paid by domestic C corporations and certain qualified foreign corporations to individual, trust and estate U.S. stockholders. Because a REIT is not generally subject to federal income tax on the portion of its
REIT taxable income distributed to its stockholders, our dividends generally will not be eligible for the 15% rate on qualified dividend income. As a result, our ordinary REIT dividends will be taxed at the higher rate applicable to ordinary income. Currently, the highest marginal individual income tax rate on ordinary income is 35%. However, the 15% tax rate for qualified dividend income will apply to our ordinary REIT dividends, if any, that are (1)
attributable to dividends received by us from non-REIT corporations, such as a
TRS, and (2) attributable to income upon which we have paid corporate income tax (e.g., to the extent that we distribute less than 100% of our taxable income). In general, to qualify for the reduced tax rate on qualified dividend income, a U.S. stockholder must hold our stock for more than 60 days during the
121-day period beginning on the date that is 60 days before the date on which our stock becomes ex-dividend.

     Stockholders may not include in their individual income tax returns any of our net operating losses or capital losses. Instead, these losses are generally carried over by us for potential offset against our future income. Taxable distributions from us and gain from the disposition of the shares of our stock will not be treated as passive activity income and, therefore, stockholders generally will not be able to apply any "passive activity losses," such as losses from certain types of limited partnerships in which the stockholder is a limited partner, against such income. In addition, taxable distributions from us and gain from the disposition of shares of our stock generally will be treated as investment income for purposes of the investment interest limitations. We will notify stockholders after the close of our taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital and capital gain.

                                      S-41

TAXATION OF U.S. STOCKHOLDERS ON THE DISPOSITION OF STOCK

     In general, a U.S. stockholder who is not a dealer in securities must treat any gain or loss realized upon a taxable disposition of his or her shares of our stock as long-term capital gain or loss if the U.S. stockholder has held the shares of our stock for more than one year. However, a U.S. stockholder must treat any loss upon a sale or exchange of shares of our stock held by such stockholder for six-months or less as a long-term capital loss to the extent of capital gain dividends and other distributions from us that such U.S.
stockholder treats as long-term capital gain. All or a portion of any loss that a U.S. stockholder realizes upon a taxable disposition of the shares of our stock may be disallowed if the U.S. stockholder purchases other shares of substantially identical stock within 30 days before or after the disposition.

CAPITAL GAINS AND LOSSES

     The tax rate differential between capital gain and ordinary income for non-corporate taxpayers may be significant. A taxpayer generally must hold a capital asset for more than one year for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The highest marginal individual income tax rate is currently 35%. The maximum tax rate on long-term capital gain applicable to individual taxpayers is 15% for sales and exchanges of assets held for more than one year and occurring May 6, 2003 through
December 31, 2008. The maximum tax rate on long-term capital gain from the sale or exchange of "section 1250 property," or depreciable real property, is 25% to the extent that such gain would have been treated as ordinary income if the property were "section 1245 property." With respect to distributions that we designate as capital gain dividends and any retained capital gain that we are deemed to distribute, we generally may designate whether such a distribution is taxable to our non-corporate stockholders at a 15%, or 25% rate. In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A non-corporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum annual amount of $3,000. A non-corporate taxpayer may carry forward unused capital losses indefinitely. A corporate taxpayer must pay tax on its net capital gain at ordinary corporate rates. A corporate taxpayer can deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING

     We will report to our stockholders and to the IRS the amount of distributions we pay during each calendar year, and the amount of tax we withhold, if any. Under the backup withholding rules, a stockholder may be subject to backup withholding at a rate of 28% with respect to distributions unless the holder:

    o is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact;

    o or provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

     A stockholder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the stockholder's income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status to us. For a discussion of the backup withholding rules as applied to non-U.S. stockholders, see "-- Taxation of Non-U.S. Stockholders."

CASH REDEMPTION OF SERIES D PREFERRED STOCK

     A cash redemption of shares of Series D preferred stock will be treated under the Internal Revenue Code as a distribution taxable as a dividend (to the extent of our current and

                                      S-42

accumulated earnings and profits) at ordinary income rates unless the redemption satisfies one of the tests described in the following sentence in which case the redemption is instead treated as a sale or exchange of the redeemed shares. The cash redemption will be treated as a sale or exchange if it:

    o is "substantially disproportionate" with respect to the holder,

    o results in a "complete termination" of the holder's stock interest in the company, or

    o is "not essentially equivalent to a dividend" with respect to the holder.

     In determining whether any of these tests have been met, shares of capital stock (including our common stock and Class A common stock and any other equity interests) considered to be owned by the holder by reason of certain constructive ownership rules set forth in the Internal Revenue Code, as well as shares of capital stock actually owned by the holder, must generally be taken into account. Because the determination as to whether any of these alternative tests will be satisfied with respect to any particular holder of our Series D preferred stock depends upon the facts and circumstances at the time that the determination must be made, you should consult your tax advisor to determine such tax treatment.

     If a cash redemption of shares of Series D preferred stock is not treated as a distribution taxable as a dividend to a particular holder, it will be treated, as to that holder, as a taxable sale or exchange. As a result, the holder will recognize gain or loss for federal income tax purposes in an amount equal to the difference between (a) the amount of cash and the fair market value of any property received (less any portion attributable to accumulated and declared but unpaid dividends, which will be taxable as a dividend to the extent of our current and accumulated earnings and profits), and (b) the holder's adjusted basis in the shares of Series D preferred stock for tax purposes. Such gain or loss will be capital gain or loss if the shares of
Series D preferred stock have been held as a capital asset and will be long-term gain or loss if such shares have been held for more than one year.

     If a cash redemption of shares of Series D preferred stock is treated as a distribution taxable as a dividend, the amount of the distribution will be measured by the amount of cash and the fair market value of any property received by the holder. The holder's adjusted basis in the redeemed shares of
Series D preferred stock for tax purposes will be transferred to the holder's remaining shares of our capital stock, if any. If the holder owns no other shares of our capital stock, such basis may, under certain circumstances, be transferred to a related person or it may be lost entirely.

     Proposed Treasury Regulations would, if adopted, alter the method for recovering your adjusted tax basis in any of our capital stock redeemed in a redemption treated as a distribution taxable as a dividend. Under the Proposed
Treasury Regulations, you would be treated as realizing a capital loss on the date of the redemption equal to the adjusted tax basis of the capital stock redeemed, subject to adjustments. The recognition of such loss would generally be deferred until the occurrence of specified events, such as, for example, you cease to actually or constructively own any stock. There can be no assurance that the Proposed Treasury Regulations will be adopted, or that they will be adopted in their current form.

TAXATION OF TAX-EXEMPT STOCKHOLDERS

     Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from federal income taxation. However, they are subject to taxation on their
"unrelated business taxable income." While many investments in real estate generate unrelated business taxable income, the IRS has issued a ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute unrelated business taxable income so long as the exempt employee pension trust does not otherwise use the shares of the REIT in an unrelated trade or business of the pension trust. Based on that ruling, amounts that we distribute to tax-exempt stockholders generally should not constitute unrelated business taxable income. However, if a tax-exempt stockholder

                                      S-43

were to finance its acquisition of shares of our stock with debt, a portion of the income that it receives from us would constitute unrelated business taxable income pursuant to the "debt-financed property" rules. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans that are exempt from taxation under special provisions of the federal income tax laws are subject to different unrelated business taxable income rules, which generally will require them to characterize distributions that they receive from us as unrelated business taxable income. Finally, in certain circumstances, a qualified employee pension or profit sharing trust that owns more than 10% of our shares must treat a percentage of the dividends that it receives as unrelated business taxable income. Such percentage is equal to the gross income we derive from an unrelated trade or business, determined as if we were a pension trust, divided by our total gross income for the year in which we pay the dividends. That rule applies to a pension trust holding more than 10% of our shares only if:

    o the percentage of our dividends that the tax-exempt trust must treat as unrelated business taxable income is at least 5%;

    o we qualify as a REIT by reason of the modification of the rule requiring that no more than 50% of our shares be owned by five or fewer individuals that allows the beneficiaries of a pension trust to be treated as holding our shares in proportion to their actuarial interests in such pension trust; and

    o either

       o one pension trust owns more than 25% of the value of our shares; or

       o a group of pension trusts individually holding more than 10% of the value of our shares collectively owns more than 50% of the value of our shares.

TAXATION OF NON-U.S. STOCKHOLDERS

     The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, and other foreign stockholders are complex. This section is only a summary of such rules. WE URGE
NON-U.S. STOCKHOLDERS TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE IMPACT
OF FEDERAL, STATE, AND LOCAL INCOME TAX LAWS ON OWNERSHIP OF THE SHARES OF OUR
STOCK, INCLUDING ANY REPORTING REQUIREMENTS.

     A non-U.S. stockholder that receives a distribution that is not attributable to gain from our sale or exchange of a U.S. real property interest, as defined below, and that we do not designate as a capital gain dividend or retained capital gain, will recognize ordinary income to the extent of our current or accumulated earnings and profits. A withholding tax equal to
30% of the gross amount of the distribution ordinarily will apply unless an applicable tax treaty reduces or eliminates the tax. However, if a distribution is treated as effectively connected with the non-U.S. stockholder's conduct of a U.S. trade or business, the non-U.S. stockholder generally will be subject to federal income tax on the distribution at graduated rates, in the same manner as U.S. stockholders are taxed on distributions and also may be subject to the
30% branch profits tax in the case of a non-U.S. stockholder that is a non-U.S.
corporation. We plan to withhold U.S. income tax at the rate of 30% on the gross amount of any distribution paid to a non-U.S. stockholder unless either:

    o a lower treaty rate applies and the non-U.S. stockholder files the required form evidencing eligibility for that reduced rate with us, or

    o the non-U.S. stockholder files the required form with us claiming that the distribution is effectively connected income.

     A non-U.S. stockholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the distribution does not exceed the adjusted basis of its shares of Series D preferred stock. Instead, the distribution will reduce the adjusted basis of those shares of Series D preferred stock. A non-U.S. stockholder will be subject to tax on a

                                      S-44

distribution that exceeds both our current and accumulated earnings and profits and the adjusted basis of its shares of Series D preferred stock, if the
non-U.S. stockholder otherwise would be subject to tax on gain from the sale or disposition of its shares of Series D preferred stock, as described below.
Because we generally cannot determine at the time we make a distribution whether the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution at the same rate as we would withhold on a dividend. However, a non-U.S.
stockholder may obtain a refund of amounts that we withhold if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits.

     We are generally required to withhold 10% of any distribution that exceeds our current and accumulated earnings and profits. Consequently, although we intend to withhold at a rate of 30% on the entire amount of any distribution, to the extent that we do not do so, we generally will withhold at a rate of 10%
on any portion of a distribution not subject to withholding at a rate of 30%.

     For any taxable year prior to November 1, 2004, a non-U.S. stockholder may incur tax on distributions that are attributable to gain from our sale or exchange of "United States real property interests" under special provisions of the federal income tax laws known as "FIRPTA." The term "United States real property interests" includes interests in real property and shares in corporations at least 50% of whose assets consist of interests in real property. Under those rules, a non-U.S. stockholder is taxed on distributions attributable to gain from sales of United States real property interests as if the gain were effectively connected with a U.S. business of the non-U.S.
stockholder. A non-U.S. stockholder thus would be taxed on this distribution at the normal capital gain rates applicable to U.S. stockholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual. A non-U.S. corporate stockholder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such a distribution. Unless the exception described in the next paragraph applies, we must withhold 35% of any distribution that we could designate as a capital gain dividend. A non-U.S. stockholder may receive a credit against our tax liability for the amount we withhold.

     Commencing with our taxable year starting November 1, 2004 capital gain distributions to the holders of our Series D preferred stock that are attributable to our sale of real property will be treated as ordinary dividends rather than as gain from the sale of a United States real property interest, as long as (1) our Series D preferred stock is regularly traded on an established securities market and (2) the non-U.S. stockholder did not own more than 5% of our Series D preferred stock during the taxable year. As a result, non-U.S.
stockholders generally would be subject to withholding tax on such capital gain distributions in the same manner as they are subject to withholding tax on ordinary dividends. If our Series D preferred stock was not treated as being regularly traded on an established securities market or the non-U.S.
stockholder owned more than 5% of our Series D preferred stock during the taxable year, capital gain distributions that are attributable to our sale of real property would be subject to tax under FIRPTA, as described in the preceding paragraph.

     A non-U.S. stockholder generally will not incur tax under FIRPTA on gain from the sale of our stock as long as at all times non-U.S. persons hold, directly or indirectly, less than 50% of such stock, as measured by value. We cannot assure you that that test will be met. In addition, a non-U.S.
stockholder that owned, actually or constructively, 5% or less of the shares of
Series D preferred stock at all times during a specified testing period will not incur tax on such gain under FIRPTA if the shares of Series D preferred stock are "regularly traded" on an established securities market. In the event that our Series D preferred stock may become listed and regularly traded on an established securities market, a non-U.S. stockholder will not thereafter incur tax under FIRPTA on gain from the sale of our Series D preferred stock unless it owns more than 5% of the Series D preferred stock at any time during the five years prior to such sale. If the gain on the sale of the shares of Series
D preferred stock is taxed under FIRPTA, a non-U.S. stockholder would be taxed on that gain in the same manner as U.S.

                                      S-45

stockholders subject to alternative minimum tax, but under a special alternative minimum tax in the case of nonresident alien individuals. Our
Series B preferred stock will not be regularly traded on an established securities market immediately following this offering. If our Series B preferred stock is listed on the New York Stock Exchange, we anticipate that our Series B preferred stock will be treated as being regularly traded on an established securities market.

     A non-U.S. stockholder generally will incur tax on gain not subject to
      FIRPTA if:

    o the gain is effectively connected with the non-U.S. stockholder's U.S.
      trade or business, in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain, or

    o the non-U.S. stockholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a "tax home" in the United States, in which case the non-U.S. stockholder will incur a 30% tax on his or her capital gains.

STATE AND LOCAL TAXES

     We and/or our stockholders may be subject to taxation by various states and localities, including those in which we or a stockholder transacts business, owns property or resides. The state and local tax treatment may differ from the federal income tax treatment described above. Consequently, prospective investors should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the shares of Series D preferred stock.

                  CERTAIN CHANGES IN MARYLAND LAW PROVISIONS

     For a discussion of certain provisions of Maryland law, see the prospectus accompanying this prospectus supplement. As disclosed in the prospectus, an amendment to our charter requires the affirmative vote of a majority of the shares entitled to be cast on the matter, except that amendment of certain provisions require a vote of at least two-thirds of the common equity then outstanding and entitled to vote. Under a recent change in Maryland law however, our board of directors may amend our charter without stockholder action to effect a reverse stock split with respect to any class of shares, provided that the board does not cause a combination of more than 10 shares of stock into one share in any 12-month period. According to the terms of the
Series D preferred stock, no such amendment may materially and adversely affect the provisions of the Series D preferred without the consent of the holders.

                                      S-46

                                 UNDERWRITING

     Under the terms and subject to the conditions in an underwriting
agreement, dated April   , 2005, the underwriters named below, for whom
Deutsche Bank Securities Inc. is acting as representative, have severally agreed to purchase, and we have agreed to sell to them, the number of shares of
Series D preferred stock set forth opposite their names below:

                                                          NUMBER
      UNDERWRITERS                                       OF SHARES
      -----------------------------------------------   ----------
         Deutsche Bank Securities Inc. ..............
         Robert W. Baird & Co. Incorporated .........
         J.J.B. Hilliard, W.L. Lyons, Inc. ..........
         Morgan Keegan & Company, Inc. ..............
          Total .....................................

     The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of Series D preferred stock offered by this prospectus supplement are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of Series D preferred stock offered in this offering if any are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters' over-allotment option described below.

     The underwriters initially propose to offer some of the shares of Series D preferred stock directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the shares of
Series D preferred stock to certain dealers at a concession not in excess of
$      per share. The underwriters may allow, and such dealers may reallow, a
concession not in excess of $      per share on the sales to certain other
dealers. If all of the shares are not sold at the initial offering price, the representative may change the public offering price and other selling terms.

     We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to an aggregate of additional shares of Series D preferred stock at the public offering price less underwriting discounts and commissions set forth on the cover page of this prospectus supplement. The underwriters may exercise such option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of the Series D preferred stock offered by this prospectus supplement. To the extent this option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of additional shares of Series D preferred stock as the number listed next to the underwriter's name in the preceding table bears to the total number of shares of Series D preferred stock offered by this prospectus supplement. We will be obligated, pursuant to the option, to sell these additional shares of Series D preferred stock to the underwriters to the extent the offer is exercised. If any additional shares of Series D preferred stock are purchased, the underwriters will offer the additional shares on the
same terms as those on which the        shares are being offered.

                                      S-47

     The following table shows the public offering price, underwriting discounts and commissions and proceeds, before expenses, to us, both on a per share basis and in total, assuming either no exercise or full exercise by the underwriters of their over-allotment option.

                                                                     TOTAL
                                                                ----------------
                                                                WITHOUT    WITH
                                                    PER SHARE    OPTION   OPTION
                                                    ---------   -------   ------
   Public offering price .......................
   Underwriting discounts and commissions (1) ..
   Proceeds to Urstadt Biddle Properties Inc. ..

     ----------
   (1)   For sales of       or more shares of Series D preferred stock to a
         single purchaser, the underwriting discounts and commissions will be
         $      per share.

     During the period from the date of the underwriting agreement and continuing to and including the date that is 90 days after the closing for the issuance and sale of the Series D preferred stock, we will not, without the prior written consent of Deutsche Bank Securities Inc., directly or indirectly, offer, sell, offer to sell, or otherwise dispose of, or enter into any transaction that is designed to, our could be expected to, result in the disposition of any shares of Series D preferred stock or any other preferred shares or any other securities which are substantially similar to the Series D preferred stock (except for the shares of Series D preferred stock offered by this prospectus supplement and the accompanying prospectus). This consent may be given at any time and without public notice.

     Prior to this offering, there has been no public market for the Series D preferred stock. We intend to apply to list the Series D preferred stock on the
NYSE under the symbol "UBP.PrD." If this application is approved, trading of the Series D preferred stock on the NYSE is expected to begin within 30 days following initial delivery of the Series D preferred stock. The underwriters have advised us that they intend to make a market in the Series D preferred stock prior to commencement of trading on the NYSE. The underwriters will have no obligation to make a market in the Series D preferred stock, however, and may cease market making activities, if commenced, at any time. No assurance can be given as to the liquidity of the trading market for the Series D preferred stock.

     In order to meet one of the requirements for listing the Series D preferred stock on the NYSE, the underwriters will undertake to sell the Series
D preferred stock to a minimum of 400 or more beneficial holders.

     We estimate that our expenses in connection with this offering, excluding
underwriting discounts and commissions, will be $      .

     In order to facilitate the offering of our Series D preferred stock, the underwriters may engage in transactions that stabilize, maintain, or otherwise affect the market price of our Series D preferred stock. Specifically, the underwriters may over-allot shares of our Series D preferred stock in connection with this offering, thus creating a short sales position in our
Series D preferred stock for their own account. A short sales position results when an underwriter sells more shares of Series D preferred stock than that underwriter is committed to purchase. The underwriters may close out any covered short position by purchasing shares in the open market. The underwriters will have to close out any uncovered short position by purchasing shares in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

     Accordingly, to cover these short sales positions or to stabilize the market price of our Series D preferred stock, the underwriters may bid for and purchase shares of our Series D preferred stock in the open market. These transactions may be effected on the NYSE or otherwise. Additionally, the representative, on behalf of the underwriters, may also reclaim

                                      S-48

selling concessions allowed to an underwriter or dealer if the underwriting syndicate repurchases shares distributed by that underwriter or dealer. Similar to other purchase transactions, the underwriters' purchases to cover the syndicate short sales or to stabilize the market price of our Series D preferred stock may have the effect of raising or maintaining the market price of our Series D preferred stock or preventing or mitigating a decline in the market price of our Series D preferred stock. As a result, the price of the shares of our Series D preferred stock may be higher than the price that might otherwise exist in the open market. The underwriters are not required to engage in these activities and, if commenced, may end any of these activities at any time.

     We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

     In the ordinary course of the underwriters' respective business, the underwriters and their affiliates have engaged and may engage in commercial and investment banking transactions with our affiliates and us. The underwriters and their affiliates also provide or have provided advisory and other financial services. They have received customary fees and expenses for these commercial and investment banking transactions and for these advisory and other financial services. We maintain a board of consultants, which is available to advise us upon our request. An employee of Deutsche Bank Securities Inc., the sole bookrunning manager of this offering, serves on such board as an uncompensated member.

                                      S-49

                      DOCUMENTS INCORPORATED BY REFERENCE

     We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file with the SEC at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may request copies of these documents, upon payment of a copying fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for information on the operation of the public reference room. Our SEC filings are also available to the public on the SEC internet site at http://www.sec.gov. Our SEC file number is 001-12803.

     The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to documents we have filed with the SEC that are not included in this prospectus supplement or the accompanying prospectus. The information incorporated by reference is considered part of this prospectus supplement and the accompanying prospectus. We incorporate by reference the documents listed below:

    o Our Annual Report on Form 10-K for the year ended October 31, 2004;

    o Our Quarterly Report on Form 10-Q for the quarter ended January 31,
     2005;

    o Our Current Reports on Form 8-K and 8-K/A filed November 17, 2004,
     December 21, 2004, March 11, 2005 and April 4, 2005;

    o Our Definitive Proxy Statement filed February 3, 2005, solely as to information contained therein that is specifically incorporated by reference into our Annual Report on Form 10-K for the year ended October
     31, 2004; and

    o The description of our Series C senior cumulative preferred stock in our
     Registration Statement on Form 8-A filed August 8, 2003, as amended on
     Form 8-A/A filed on September 17, 2003, including any subsequent amendment or report filed for the purpose of updating such description.

     We also incorporate by reference additional documents that we may file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act
of 1934 after the date of this prospectus supplement and prior to the termination of this offering; provided, however, that we are not incorporating by reference any information furnished under Item 2.02 or Item 7.01 of any
Current Report on Form 8-K, unless, and to the extent, specified in any such
Current Report on Form 8-K.

     You may request a copy of these filings, excluding exhibits, at no cost, by writing or telephoning:

                        Urstadt Biddle Properties Inc.
                             Attn: James R. Moore
             Executive Vice President and Chief Financial Officer
                              321 Railroad Avenue
                         Greenwich, Connecticut 06830
                                (203) 863-8200

                                    EXPERTS

     Our consolidated financial statements and schedules incorporated in this prospectus supplement and the accompanying prospectus by reference from our
Annual Report on Form 10-K for the year ended October 31, 2004 have been audited by Ernst & Young LLP, independent public accountants, as stated in their report with respect thereto and have been so incorporated in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                                LEGAL OPINIONS

     The legality of the shares of Series D preferred stock offered in this offering will be passed upon by Miles & Stockbridge P.C., Baltimore, Maryland.
The description of federal income tax consequences contained in the section of this prospectus supplement entitled "Federal Income Tax Consequences of Our
Status as a REIT" is based upon an opinion of Coudert Brothers LLP, New York,
New York. Certain legal matters relating to this offering will be passed upon for the underwriters by Hunton & Williams LLP. Hunton & Williams LLP will rely as to matters of Maryland law on the opinion of Miles & Stockbridge P.C.

                                      S-50

PROSPECTUS

                 [URSTADT BIDDLE PROPERTIES INC. LOGO OMITTED]

                                 $150,000,000

                                 COMMON STOCK
                             CLASS A COMMON STOCK
                                PREFERRED STOCK
                               DEPOSITARY SHARES
                                DEBT SECURITIES

     We intend to issue from time to time (i) common stock, (ii) Class A common stock, (iii) preferred stock, (iv) depositary shares representing entitlement to all rights and preferences of a fraction of a share of preferred stock of a specified series and represented by depositary receipts and (v) debt securities, having an aggregate public offering price of up to $150,000,000.
Our common stock, Class A common stock, preferred stock, depositary shares and debt securities (collectively referred to as our securities) may be offered in separate series, in amounts, at prices and on terms that will be determined at the time of sale and set forth in one or more supplements to this prospectus.

     Our common stock entitles the holder to one vote per share and our Class A common stock entitles the holder to 1/20th of one vote per share on all matters submitted to a vote of stockholders. Each share of our Class A common stock is also entitled to dividends in an amount equal to not less than 110% of the regular quarterly dividends paid on each share of our common stock.

     The specific terms of the securities with respect to which this prospectus is being delivered will be set forth in the applicable prospectus supplement and will include, where applicable (i) in the case of common stock and Class A common stock, the number of shares and initial offering price; (ii) in the case of preferred stock, the series designation and number of shares, the dividend, liquidation, redemption, conversion, voting and other rights, the initial public offering price and whether interests in the preferred stock will be represented by depositary shares; and (iii) in the case of debt securities, the specific designation, aggregate principal amount, currency, denominations, maturity, priority, interest rate, time of payment of interest, terms of redemption at our option or repayment at the option of the holder or for sinking fund payments, terms for conversion into or exchange for shares of our other securities, and the initial offering price. In addition, the specific terms may include limitations on direct or beneficial ownership and restrictions on transfer of the securities, in each case as may be appropriate to preserve our status as a real estate investment trust, or REIT, for federal income tax purposes.

     The applicable prospectus supplement will also contain information, where applicable, about United States federal income tax considerations, and any exchange listing of the securities covered by the prospectus supplement.

     Our securities may be offered directly, through agents designated from time to time by us, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of our securities, their names and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth in the applicable prospectus supplement. None of our securities may be sold without delivery of the applicable prospectus supplement describing the method and terms of the offering of those securities.

     Our common stock and our Class A common stock are listed on the New York
Stock Exchange under the symbols "UBP" and "UBP.A," respectively.

     INVESTING IN OUR SECURITIES INVOLVES RISKS. YOU SHOULD CAREFULLY CONSIDER
THE RISK FACTORS BEGINNING ON PAGE 5 OF THIS PROSPECTUS AND THE RISK FACTORS
CONTAINED IN THE PROSPECTUS SUPPLEMENT BEFORE BUYING ANY OFFERED SECURITIES.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE
ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS
A CRIMINAL OFFENSE.

                  The date of this prospectus is June 12, 2002

                  A WARNING ABOUT FORWARD-LOOKING STATEMENTS

     This prospectus, any accompanying prospectus supplement and the documents they incorporate by reference may contain "forward-looking" statements as described in Section 27A of the Securities Act of 1933 and Section 21E of the
Securities Exchange Act of 1934. These forward-looking statements usually include words like "believes," "anticipates" and "expects" and describe our expectations for the future. Some of these expectations may not be met in important ways for a variety of reasons. We will describe these reasons under the heading "Risk Factors" in this prospectus and the applicable prospectus supplement and in the other reports we file with the Securities and Exchange
Commission, and you should review them before you make any investment decision.
We are not required to update any forward-looking statements we make and we may not make any updates.

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a shelf registration statement. We may sell, from time to time, in one or more offerings, any combination of the securities described in this prospectus. This prospectus only provides you with a general description of the securities we may offer. Each time we sell securities under this prospectus, we will provide a prospectus supplement that contains specific information about the terms of the securities. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading "Where You Can Find More
Information."

     The total dollar amount of the securities sold under this prospectus will not exceed $150 million.

     You should rely only on the information contained or incorporated by reference in this prospectus and the prospectus supplement. We have not authorized anyone else to provide you with different or additional information.
If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer to sell these securities in any state where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, as well as the information we previously filed with the SEC and incorporated by reference, is accurate only as of the date of the documents containing the information.

                                  OUR COMPANY

     We are a self-administered real estate investment trust, or REIT, which owns and manages income-producing commercial real estate investments. We have been in business and our common equity has been listed on the New York Stock
Exchange since 1969 and we have paid 130 consecutive quarterly cash dividends to our stockholders since that time. Our funds from operations have increased from $7,653,000 in fiscal 1994 to $14,611,000 in fiscal 2001.

     Our primary investment focus is neighborhood and community shopping centers which are typically anchored by grocery and drug stores and located in suburban areas of the northeastern United States, with a primary concentration in Fairfield County, Connecticut, and Westchester and Putnam Counties, New
York. We currently own 14 neighborhood and community shopping centers, three mixed-use (retail/office) properties and five office buildings, one of which contains our corporate headquarters, in the northeastern United States. We refer to these 22 properties, which contain
2.2 million square feet of space, as our "core properties." As of June 10,
2002, our core properties collectively had 394 tenants and were 96% leased based upon square footage.

     We also own four non-core properties located outside of the northeastern
United States consisting of one office building, one retail property and two industrial properties. As of June 10, 2002, the retail and industrial properties were 100% leased based upon square footage. The office building was
70% leased based on square footage. Our strategy is to sell our non-core properties opportunistically over the next several years and re-deploy the proceeds of sale into acquisitions of properties located principally in our primary markets of Fairfield County, Connecticut, and Westchester and Putnam
Counties, New York.

     Our investment objective is to increase the cash flow and, consequently, the value of our properties, and to seek continued growth through (i) strategic re-leasing, renovation and expansion of our existing properties, and (ii)
selective acquisition of income-producing properties, primarily neighborhood and community shopping centers, in our targeted geographic region. We may also invest in other types of real estate and real estate-related assets in our targeted and other geographic regions from time to time.

     We are owners and operators of income-producing real estate and not real estate developers. We invest in properties where we believe cost-effective expansion and renovation programs, combined with effective leasing and operating strategies, can improve the existing properties' value while providing superior current economic returns. We believe that investment in and operation of commercial real estate is a local business and we focus our investments in areas where we have strong

knowledge of the local markets. Our home office is located in Greenwich,
Connecticut, at the center of the region representing our primary investment focus. All of the members of our senior management team and a majority of our directors live in the areas where our core assets are located.

     Our offices are located at 321 Railroad Avenue, Greenwich, Connecticut
06830. Our telephone number is (203) 863-8200.

                                  RISK FACTORS

     An investment in our securities involves a number of risks. Before making an investment decision, you should carefully consider all of the risk factors described in this prospectus and the applicable prospectus supplement. If any of the risks actually occurs, our business, financial condition and results of operations could be materially adversely affected. If this were to occur, the market price of our securities could decline significantly and you may lose all or part of your investment.

Our business strategy is mainly concentrated in one type of commercial property and in one geographic location.

     Our primary investment focus is neighborhood and community shopping centers located in the northeastern United States, with a concentration in
Fairfield County, Connecticut, and Westchester and Putnam Counties, New York.
Various factors may adversely affect a shopping center's profitability. These factors include circumstances that affect consumer spending, such as general economic conditions, economic business cycles, rates of employment, income growth, interest rates and general consumer sentiment. These factors could have a more significant localized effect on the areas where our core properties are concentrated. As a result, we may be exposed to greater risks than if our investment focus was based on more diversified types of properties and in more diversified geographic areas. In addition, although we generally invest between
$5 million and $35 million in property interests, we have no limit on the size of our investments. Our recent acquisition of the Ridgeway property, for example, was an approximately $90 million acquisition, our largest to date. If in the future we buy larger property interests than we historically have, our portfolio will be concentrated in a smaller number of assets, increasing the risk to stockholders.

We are dependent on anchor tenants in many of our retail properties.

     Several of our retail properties are dependent on a major or anchor tenant. If we are unable to renew any lease we have with the anchor tenant at one of these properties upon expiration of the current lease, or re-lease the space to another anchor tenant of similar or better quality upon expiration of the current lease on similar or better terms, we could experience material adverse consequences such as higher vacancy, re-leasing on less favorable economic terms, reduced net income and reduced funds from operations. In addition, other tenants may not be attracted to these properties without an anchor tenant. Under certain circumstances, certain of our anchor tenants may be able to cease operations at our properties while continuing to pay rent.
Failure to have an operating anchor tenant could reduce the attractiveness of our properties to other prospective tenants and could adversely affect the business of existing tenants. Similarly, if one or more of our anchor tenants goes bankrupt, we could experience material adverse consequences like those described above. There can be no assurance that our anchor tenants will renew their leases when they expire or will be willing to renew on similar economic terms.

We face potential difficulties or delays in renewing leases or re-leasing space.

     We derive most of our income from rent received from our tenants. Although our properties currently have favorable occupancy rates, we cannot predict that current tenants will renew their leases upon the expiration of their terms. In addition, we cannot predict that current tenants will not attempt to terminate their leases prior to the expiration of their current terms. If this occurs, we may not be able to locate qualified replacement tenants and, as a result, we would lose a source of revenue while remaining responsible for the payment of our obligations. Even if tenants decide to renew their leases, the terms of renewals or new leases, including the cost of required renovations or concessions to tenants, may be less favorable than current lease terms.
Additionally, properties we may acquire in the future may not be fully leased and the cash flow from existing operations may be insufficient to pay the operating expenses and debt service associated with that property until the property is fully leased. As a result, our ability to make distributions to our stockholders could be adversely affected.

Our business strategy includes the acquisition of properties, which may be hindered by various circumstances.

     We compete for the purchase of commercial property with many entities, including other publicly traded commercial REITs. Many of our competitors have substantially greater financial resources than ours. In addition, our competitors may be willing to accept lower returns on their investments. If our competitors prevent us from buying the properties that we have targeted for acquisition, we may not be able to meet our property acquisition and development goals. We may incur costs on unsuccessful acquisitions that we will not be able to recover. The operating performance of our property acquisitions may also fall short of our expectations, which could adversely affect our financial performance.

Leverage can reduce cash available for distribution and cause losses.

     Our Charter does not limit the amount of indebtedness we may incur although we may not exceed certain debt to capitalization ratios without the consent of our preferred stockholders. Using debt, whether with recourse to us generally or only with respect to a particular property, to acquire properties creates an opportunity for increased net income, but at the same time creates risks. For example, variable rate debt can reduce the cash available for distribution to stockholders in periods of rising interest rates. We use debt to fund investments only when we believe it will enhance our risk-adjusted returns. However, we cannot be sure that our use of leverage will prove to be beneficial. Moreover, when our debt is secured by our assets, we can lose those assets through foreclosure if we do not meet our debt service obligations.
While we generally attempt to minimize the use of variable rate mortgage debt whenever possible, we could experience circumstances where variable rate mortgage debt is our only economically viable option.

We face risks associated with the use of debt to fund acquisitions and developments, including refinancing risk.

     We are subject to the risks normally associated with debt financing, including the risk that our cash flow will be insufficient to meet required payments of principal and interest. We anticipate that a portion of the principal of our debt will not be repaid prior to maturity. Therefore, we will likely need to refinance at least a portion of our outstanding debt as it matures. There is a risk that we may not be able to refinance existing debt or that the terms of any refinancing will not be as favorable as the terms of the existing debt. If principal payments due at maturity cannot be refinanced, extended or repaid with proceeds from other sources, such as new equity capital or sales of properties, our cash flow will not be sufficient to repay all maturing debt in years when significant "balloon" payments come due.

Construction risks could adversely affect our profitability.

     We currently are renovating some of our properties and may in the future renovate other properties, including tenant improvements required under leases.
Our renovation and related construction activities may expose us to certain risks. We may incur renovation costs for a property which exceed our original estimates due to increased costs for materials or labor or other costs that are unexpected. We also may be unable to complete renovation of a property on schedule, which could result in increased debt service expense or construction costs. Additionally, the time frame required to recoup our renovation and construction costs and to realize a return on such costs can often be significant.

Uninsured and underinsured losses may affect the value of, or return from, our property interests.

     Our properties, and the properties securing our loans, have comprehensive insurance in amounts we believe are sufficient to permit the replacement of the properties in the event of a total loss, subject to applicable deductibles.
There are certain types of losses, such as earthquakes, floods and hurricanes, that may be uninsurable or not economically insurable. Changes in building codes and ordinances, environmental considerations and other factors also might make it impracticable for us to use insurance proceeds to replace a damaged or destroyed property. If any of these or similar events occurs, it may reduce our return from an affected property and the value of our investment.

The real estate business is highly competitive.

     We compete for real estate investments with all types of investors, including domestic and foreign corporations, financial institutions, other real estate investment trusts and individuals. Many of these competitors have greater resources than we do. Our shopping centers compete for tenants with other regional, community or neighborhood shopping centers in the respective areas where our retail properties are located. Our office buildings compete for tenants with office buildings throughout the areas in which they are located.

The value of our property interests depends on conditions beyond our control.

     Real property investments are illiquid and subject to varying degrees of risk. Yields from our real properties depend on their net income and capital appreciation. We are particularly dependent on the Connecticut and New York market due to the concentration of a majority of our real estate assets in this area. Real property income and capital appreciation may be adversely affected by general and local economic conditions, neighborhood values, competitive overbuilding, weather, casualty losses and other factors beyond our control.
General and local economic conditions may be adversely affected by circumstances like the terrorist incidents that occurred in New York and
Washington D.C. in September 2001. We are unable to determine the long-term impact, if any, of these incidents or of any acts of war or terrorism in the
United States or worldwide on the U.S. economy, on our company or on the market price of our securities. The value of our real property may also be adversely affected by factors such as costs of complying with regulations and liability under applicable environmental laws, interest rate changes and the availability of financing. Income from a property will be adversely affected if a large tenant is, or a significant number of tenants are, unable to pay rent or if available space cannot be rented on favorable terms. Operating and other expenses of our properties, particularly significant expenses such as debt payments, real estate taxes and maintenance costs, generally do not decrease when income decreases and, even if revenues increase, operating and other expenses may increase faster than revenues.

Our Board of Directors may change our investment and operational policies without stockholder consent.

     Our Board of Directors determines our investment and operational policies and, in particular, our investment policies. Our Board of Directors may amend or revise our investment and operational policies, including our policies with respect to acquisitions, growth, operations, indebtedness, capitalization and dividends, or approve transactions that deviate from these policies without a vote of or notice to our stockholders. Investment and operational policy changes could adversely affect the market price of our securities and our ability to make distributions to our stockholders.

We are dependent on key personnel.

     We depend on the services of our existing senior management to carry out our business and investment strategies. As we expand, we will continue to need to attract and retain qualified additional senior management. The loss of the services of any of our key management personnel, or our inability to recruit and retain qualified personnel in the future, could have an adverse effect on our business and financial results.

We are the general partner of limited partnerships and may become liable for the debts and other obligations of these partnerships beyond the amount of our investment.

     Three of our properties are owned by limited partnerships for which we are the general partner. As a general partner of these limited partnerships, we are liable for the limited partnerships' debts and other obligations. If these limited partnerships are unable to pay their debts and other obligations we will be liable for such debts and other obligations beyond the amount of our investment in these limited partnerships.

Real properties with environmental problems may create liabilities for us.

     The existence of hazardous or toxic substances on a property will adversely affect its value and our ability to sell or borrow against the property. Contamination of a real property by hazardous substances or toxic wastes not only may give rise to a lien on that property to assure payment of the cost of remediation, but also can result in liability to owners, operators or lenders for that cost. Many environmental laws impose liability whether a person knows of, or is responsible for, the contamination. In addition, if a property owner arranges for the disposal of hazardous or toxic substances at another site, it may be liable for the costs of cleaning up and removing those substances from the site, even if it neither owned nor operated the disposal site. Environmental laws may require us to incur substantial expenses and may materially limit our use of our properties. In addition, future or amended laws, or more stringent interpretations or enforcement policies of existing environmental requirements, may increase exposure to environmental liability.

Compliance with the Americans with Disabilities Act could be costly.

     Under the Americans with Disabilities Act of 1990, all public accommodations must meet federal requirements for access and use by disabled persons. We believe that our properties substantially comply with the requirements of the Americans with Disabilities Act. However, a determination that these properties do not comply with the Americans with Disabilities Act could result in liability for both governmental fines and damages to private parties. If we were required to make unanticipated major modifications to comply with the Americans with Disabilities Act, it could adversely affect our ability to make distributions to stockholders.

We will be taxed as a regular corporation if we fail to maintain our REIT status.

     Since our founding in 1969, we have operated, and intend to continue to operate, in a manner that enables us to qualify as a real estate investment trust, or REIT, for federal income tax purposes. However, the federal income tax laws governing REITs are complex. We have received an opinion of counsel that we qualify as a REIT based on our current operations and on certain assumptions and representations concerning future operations. Opinions of counsel are not binding on the Internal Revenue Service or any court. The opinion only represents the view of counsel based on counsel's review and analysis of existing law. Furthermore, our continued qualification as a REIT will depend on our satisfaction of the asset, income, organizational, distribution and stockholder ownership requirements of the Internal Revenue
Code on a continuing basis. If we fail to qualify as a REIT in any taxable year, we will be subject to federal income tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. In addition, distributions to stockholders would not be deductible in computing our taxable income. Corporate tax liability would reduce the amount of cash available for distribution to stockholders which, in turn, would reduce the market price of our securities. Unless entitled to relief under certain
Internal Revenue Code provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT.

Failure to make required distributions would subject us to tax.

     In order to qualify as a REIT, each year we must distribute to our stockholders at least 90% of our taxable income, other than any net capital gain. To the extent that we satisfy the distribution requirement, but distribute less than 100% of our taxable income, we will be subject to federal corporate income tax on our undistributed income. In addition, we will incur a
4% nondeductible excise tax on the amount, if any, by which our distributions in any year are less than the sum of:

   o  85% of our ordinary income for that year;

   o  95% of our capital gain net income for that year; and

   o  100% of our undistributed taxable income from prior years.

     We have paid out, and intend to continue to pay out, our income to our stockholders in a manner intended to satisfy the distribution requirement and to avoid corporate income tax and the 4% excise

tax. Differences in timing between the recognition of income and the related cash receipts or the effect of required debt amortization payments could require us to borrow money or sell assets to pay out enough of our taxable income to satisfy the distribution requirement and to avoid corporate income tax and the 4% tax in a particular year.

Gain on disposition of assets deemed held for sale in the ordinary course is subject to 100% tax.

     If we sell any of our assets, the Internal Revenue Service may determine that the sale is a disposition of an asset held primarily for sale to customers in the ordinary course of a trade or business. Gain from this kind of sale generally will be subject to a 100% tax. Whether an asset is held "primarily for sale to customers in the ordinary course of a trade or business" depends on the particular facts and circumstances of the sale. Although we will attempt to comply with the terms of safe-harbor provisions in the Internal Revenue Code prescribing when asset sales will not be so characterized, we cannot assure you that we will be able to do so.

Our ownership limitation may restrict business combination opportunities.

     To qualify as a REIT under the Internal Revenue Code, no more than 50% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals during the last half of each taxable year. To preserve our REIT qualification, our Charter generally prohibits any person from owning more than 7.5% of the value of all of our outstanding capital stock and provides that:

   o  a transfer that violates the limitation is void;

   o  a transferee gets no rights to the shares that violate the limitation;

   o  shares transferred to a stockholder in excess of the ownership limitation are automatically converted, by operation of law, into shares of "Excess Stock;" and

   o  the Excess Stock will be held by us as trustee of a trust for the exclusive benefit of future transferees to whom the shares of capital stock will ultimately be transferred without violating the ownership limitation.

We may also redeem Excess Stock at a price which may be less than the price paid by a stockholder.

     Pursuant to authority under our Charter, our Board of Directors has determined that the ownership limitation does not apply to Mr. Charles J.
Urstadt, our Chairman and Chief Executive Officer, who beneficially owns 34.4%
and 3.3% of our outstanding common stock and Class A common stock, respectively. Such holdings represent approximately 32.1% of our outstanding voting interests. In addition, our directors and executive officers, as a group, hold approximately 47.2% of our outstanding voting interests through their beneficial ownership of our common stock and Class A common stock. The ownership limitation may discourage a takeover or other transaction that our stockholders believe to be desirable.

Certain provisions in our Charter and Bylaws and Maryland law may prevent or delay a change of control or limit our stockholders from receiving a premium for their shares.

     Our Charter and Bylaws and Maryland law contain the following provisions:

   o  Our Board of Directors is divided into three classes, with directors in each class elected for three-year staggered terms.

   o  Our directors may be removed only for cause upon the vote of the holders of two-thirds of the voting power of our common equity securities.

   o  Our stockholders may act by written consent only if all stockholders entitled to vote execute such written consent.

   o  Our stockholders may call a special meeting of stockholders only if the holders of a majority of the voting power of our common equity securities requests such a meeting in writing.

   o  Our stockholders who wish to make proposals or nominate directors must comply with certain advance notification requirements.

   o  Any consolidation, merger, share exchange or transfer of all or substantially all of our assets must be approved by (a) a majority of our directors who are currently in office or who are approved or recommended by a majority of our directors who are currently in office (the
      "Continuing Directors") and (b) the holders of two-thirds of the voting power of our common equity securities.

   o  Certain provisions of our Charter may only be amended by (a) a vote of a majority of our Continuing Directors and (b) the holders of two-thirds of the voting power of our common equity securities. These provisions relate to the election, classification and removal of directors, the ownership limit and the stockholder vote required for certain business combination transactions.

     These provisions could delay, defer or prevent a transaction or a change of control in which our stockholders might otherwise receive a premium for their shares above then-current market prices or might otherwise deem to be in their best interests.

     In view of the common equity securities controlled by Mr. Charles J.
Urstadt, Mr. Urstadt may control a sufficient percentage of the voting power of our common equity securities to effectively block approval of any proposal which requires a vote of our stockholders.

Our preferred stock may deter a change in control.

     Our Charter authorizes our Board of Directors to issue preferred stock, to establish the preferences and rights of any preferred stock issued, to classify any unissued preferred stock and reclassify any previously classified but unissued preferred stock without stockholder approval. We currently have
20,000,000 shares of preferred stock authorized, of which 150,000 shares of
Series B Senior Cumulative preferred stock are issued and outstanding. The terms of our Series B preferred stock contain change of control provisions which, under certain circumstances, may require us to pay a substantial premium above the liquidation preference if we repurchase the Series B preferred stock when a change of control occurs. This may deter changes of control of our company because of the increased cost for a third party to acquire control.

Our stockholder rights plan could deter a change of control.

     We have adopted a stockholder rights plan. This plan will generally deter a person or a group from acquiring more than 10% of the combined voting power of our outstanding shares of common stock and Class A common stock because, after (i) the person acquires more than 10% of the combined voting power of our outstanding common stock and Class A common stock, or (ii) the commencement of a tender offer or exchange offer by any person (other than us, any one of our wholly owned subsidiaries or any of our employee benefit plans, or certain exempt persons), if, upon consummation of the tender offer or exchange offer, the person or group would beneficially own 30% or more of the combined voting power of our outstanding shares of common stock and Class A common stock, all other stockholders will have the right to purchase securities from us at a price that is less than their fair market value. This would substantially reduce the value and influence of the stock owned by the acquiring person. Our
Board of Directors can prevent the plan from operating by approving the transaction and redeeming the rights. This gives our Board of Directors significant power to approve or disapprove of the efforts of a person or group to acquire a large interest in us. The rights plan exempts acquisitions of common stock and Class A common stock by Mr. Charles J. Urstadt, members of his family and certain of his affiliates.

Maryland anti-takeover statutes may restrict business combination opportunities.

     As a Maryland corporation, we are subject to various provisions of
Maryland law that impose restrictions and require affected persons to follow specified procedures with respect to certain takeover offers and business combinations, including combinations with persons who own 10% or more of our outstanding shares. These provisions of Maryland law could delay, defer or prevent a

                                       10

transaction or a change of control in which our stockholders might otherwise receive a premium for their shares above then-current market prices or might otherwise deem to be in their best interests. In view of the common equity securities controlled by Mr. Charles J. Urstadt, Mr. Urstadt may control a sufficient percentage of the voting power of our common equity securities to effectively block a proposal respecting a business combination under these provisions of Maryland law.

Maryland law also eliminates the voting rights of shares deemed to be "control shares."

     Under Maryland law, "control shares" are those which, when aggregated with any other shares held by the acquiror, allow the acquiror to exercise voting power within specified ranges. Shares acquired in a control share acquisition have no voting rights, except to the extent approved by the affirmative vote of two-thirds of all votes entitled to be cast on the matter, excluding all interested shares. The control share provisions of Maryland law could delay, defer or prevent a transaction or a change of control in which our stockholders might otherwise receive a premium for their shares above then-current market prices or might otherwise deem to be in their best interests.

We have exceptions to the "business combinations" and "control share"
provisions of Maryland law.

     As permitted by Maryland law, our Charter and Bylaws provide that the
"control shares" and "business combinations" provisions of Maryland law described above will not apply to acquisitions of those shares by Mr. Charles
J. Urstadt or to transactions between us and Mr. Urstadt or any of his affiliates. Consequently, unless such exemptions are amended or repealed, we may in the future enter into business combinations or other transactions with
Mr. Urstadt or any of his affiliates without complying with the requirements of
Maryland anti-takeover laws.

Additional issuances of equity securities could dilute stockholder interests.

     Our Charter authorizes our Board of Directors to issue additional shares of our common stock, Class A common stock and preferred stock without stockholder approval. Any additional issuances of common stock, Class A common stock or preferred stock could have the effect of diluting the interests of our then-existing holders of Class A common stock.

Our change of control agreements could deter a change of control.

     We have entered into change of control agreements with each of our executives providing for the payment of money to these executives upon the occurrence of our change of control as defined in these agreements. If, within
18 months following a change of control, we terminate the executive's employment other than for cause, or if the executive elects to terminate his employment with us for reasons specified in the agreement, we will make a severance payment equal to a portion of the executive's base salary, together with medical and other benefits. In the case of Messrs. Charles J. Urstadt,
Willing L. Biddle, James R. Moore and Raymond P. Argila, we will make a payment equal to their respective annual salaries plus benefits. Based upon their current salary and benefit levels, this provision would result in payments totaling $960,000 to Messrs. Urstadt, Biddle, Moore and Argila, in the
aggregate. These agreements may deter changes of control of our company because of the increased cost for a third party to acquire control.

                                       11

                                CERTAIN RATIOS

     The following table sets forth our ratios of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividends for the periods shown:

                                                 SIX MONTHS ENDED
                                                     APRIL 30,                          YEAR ENDED OCTOBER 31,
                                               ---------------------   ---------------------------------------------------------
                                                  2002        2001        2001        2000        1999        1998        1997
                                               ---------   ---------   ---------   ---------   ---------   ---------   ---------

Ratio of earnings to fixed charges .........      4.66        2.96        3.20        2.97        3.25        4.16        3.53
Ratio of earnings to combined fixed charges
 and preferred stock dividends .............      3.24        1.71        1.88        1.70        1.80        2.06        3.53

     The ratio of earnings to fixed charges was computed by dividing earnings by fixed charges. The ratio of earnings to combined fixed charges and preferred stock dividends was computed by dividing earnings by the total of fixed charges and preferred stock dividends. For purposes of computing these ratios, earnings consist of net income reduced by the equity in earnings of unconsolidated joint ventures, plus fixed charges. Fixed charges consists of interest expense.

                                       12

                                USE OF PROCEEDS

     Unless otherwise set forth in the applicable prospectus supplement, we intend to use the net proceeds from any sale of securities offered by this prospectus to acquire income producing properties consistent with our current business strategy and to fund renovations on, or capital improvements to, our existing properties, including tenant improvements. We intend to focus our acquisition activities on neighborhood and community shopping centers primarily located in the northeastern United States, with a concentration on Fairfield
County, Connecticut, and Westchester and Putnam Counties, New York.

     Pending the use of the net proceeds for acquisitions of properties, we may use the net proceeds to reduce amounts outstanding, if any, under our revolving credit facilities and make investments in short-term income producing securities.

                                       13

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     Under our Charter we may issue up to 30,000,000 shares of common stock,
40,000,000 shares of Class A common stock, 20,000,000 shares of preferred stock and 10,000,000 shares of Excess Stock. At June 10, 2002, we had outstanding
6,375,478 shares of common stock, 10,383,187 shares of Class A common stock,
150,000 shares of Series B Senior Cumulative preferred stock and no shares of
Excess Stock. We have reserved 306,793 shares of common stock and 282,696 shares of Class A common stock for outstanding grants and future issuance under our employee stock option plan, 150,420 shares of common stock and 171,617 shares of Class A common stock for issuance under our dividend reinvestment and share purchase plan, no shares of common stock, 163,700 shares of Class A common stock and 350,000 shares which, at our Compensation Committee's discretion, may be awarded in any combination of shares of common stock or
Class A common stock for issuance under our restricted stock plan and 54,553 shares of common stock and 309,650 shares of Class A common stock upon redemption of operating partnership interests.

DESCRIPTION OF COMMON STOCK AND CLASS A COMMON STOCK

Voting

     Under our Charter, holders of our common stock are entitled to one vote per share on all matters submitted to the common stockholders for vote at all meetings of stockholders. Holders of our Class A common stock are entitled
1/20th of one vote per share on all matters submitted to the common stockholders for vote at all meetings of stockholders. Except as otherwise required by law or as to certain matters as to which separate class voting rights may be granted in the future to holders of one or more other classes or series of our capital stock, holders of common stock and Class A common stock vote together as a single class, and not as separate classes, on all matters voted upon by our stockholders. The holders of our Class A common stock, as a group, control 7.4% of the voting power of our common equity securities and the holders of our common stock, as a group, control 92.6% of the voting power of our common equity securities. Therefore, holders of our common stock have sufficient voting power to approve or disapprove all matters voted upon by our stockholders, including any proposal that could affect the relative dividend or other rights of our common stock and Class A common stock.

Dividends and Distributions

     Subject to the requirements with respect to preferential dividends on any of our preferred stock, dividends and distributions are declared and paid to the holders of common stock and Class A common stock in cash, property or other securities of the Company (including shares of any class or series whether or not shares of such class or series are already outstanding) out of funds legally available therefor. Each share of common stock and each share of Class
A common stock has identical rights with respect to dividends and distributions, subject to the following: (i) with respect to regular quarterly dividends, each share of Class A common stock entitles the holder thereof to receive not less than 110% of amounts paid on each share of common stock, the precise amount of such dividends on the Class A common stock being subject to the discretion of our Board of Directors; (ii) a stock dividend on the common stock may be paid in shares of common stock or shares of Class A common stock;
and (iii) a stock dividend on shares of Class A common stock may be paid only in shares of Class A common stock. If a stock dividend on the common stock is paid in shares of common stock, we are required to pay a stock dividend on the
Class A common stock in a proportionate number of shares of Class A common stock. The dividend provisions of the common stock and Class A common stock provide our Board of Directors with the flexibility to determine appropriate dividend levels, if any, under the circumstances from time to time.

                                       14

Mergers and Consolidations

     In the event we merge, consolidate or combine with another entity (whether or not we are the surviving entity), holders of shares of Class A common stock will be entitled to receive the same per share consideration as the per share consideration, if any, received by holders of common stock in that transaction.

Liquidation Rights

     Holders of common stock and Class A common stock have the same rights with respect to distributions in connection with a partial or complete liquidation of our Company.

Restrictions on Ownership and Transfer

     We have the right to refuse transfers of capital stock that could jeopardize our qualification as a REIT and to redeem any shares of capital stock in excess of 7.5% of the value of our outstanding capital stock beneficially owned by any person (other than an exempted person).

Transferability

     The common stock and Class A common stock are freely transferable, and except for the ownership limit and federal and state securities laws restrictions on our directors, officers and other affiliates and on persons holding "restricted" stock, our stockholders are not restricted in their ability to sell or transfer shares of the common stock or Class A common stock.

Sinking Fund, Preemptive, Subscription and Redemption Rights

     Neither the common stock nor the Class A common stock carries any sinking fund, preemptive, subscription or redemption rights enabling a holder to subscribe for or receive shares of any class of our stock or any other securities convertible into shares of any class of our stock.

Transfer Agent and Registrar

     The transfer agent and registrar for the common stock and Class A common stock is The Bank of New York.

DESCRIPTION OF PREFERRED STOCK

     The following description of the terms of the preferred stock sets forth certain general terms and provisions of the preferred stock to which a prospectus supplement may relate. Specific terms of any series of preferred stock offered by a prospectus supplement will be described in that prospectus supplement. The description set forth below is subject to and qualified in its entirety by reference to our Charter fixing the preferences, limitations and relative rights of a particular series of preferred stock.

General

     Under our Charter, our Board of Directors is authorized, without further stockholder action, to provide for the issuance of up to 20,000,000 shares of preferred stock, in such series, with such preferences, conversion or other rights, voting powers, restrictions and limitations as to dividends, qualifications and terms and conditions of redemption, as may be fixed by our
Board of Directors. As a result, our Board of Directors may afford the holders of any series or class of preferred stock preferences, powers, and rights, voting or otherwise, senior to the rights of holders of our common stock and our Class A common stock.

     The preferred stock will have the dividend, liquidation, redemption, conversion and voting rights set forth below unless otherwise provided in the applicable prospectus supplement. You should refer to the prospectus supplement relating to the particular series of preferred stock offered thereby for

                                       15

specific terms, including: (i) the title and liquidation preference per share of the preferred stock and the number of shares offered; (ii) the price at which the series will be issued; (iii) the dividend rate (or method of calculation), the dates on which dividends shall be payable and the dates from which dividends shall commence to accumulate; (iv) any redemption or sinking fund provisions of the series; (v) any conversion provisions of the series; and
(vi) any additional dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions of the series.

     The preferred stock will, when issued, be fully paid and nonassessable.
Unless otherwise specified in the applicable prospectus supplement and subject to the rights of the holders of our existing preferred stock, each series will rank on a parity as to dividends and distributions in the event of a liquidation with each other series of preferred stock and, in all cases, will be senior to our common stock and our Class A common stock.

     We currently have 150,000 shares of 8.99% Series B Cumulative preferred stock (the "Series B preferred stock") outstanding. Without the affirmative vote or consent of the holders of at least two-thirds of the outstanding Series
B preferred stock, we may not issue more than 100 additional shares of Series B preferred stock or any equity securities which rank senior to the Series B preferred stock with respect to dividend rights or rights upon our liquidation, dissolution or winding up. For further discussion of the rights of the Series B preferred stock, see "Description of Class B Senior Cumulative Preferred Stock"
below.

Dividend Rights

     Holders of preferred stock of each series will be entitled to receive, when, as and if declared by our Board of Directors, out of our assets legally available therefor, cash dividends at such rates and on such dates as are set forth in the applicable prospectus supplement. The rate may be fixed or variable or both and may be cumulative, noncumulative or partially cumulative.

     The applicable prospectus supplement may provide that, as long as any shares of preferred stock are outstanding, no dividends will be declared or paid or any distributions be made on our common stock or our Class A common stock, other than a dividend payable in common stock or Class A common stock, unless the accrued dividends on each series of preferred stock have been fully paid or declared and set apart for payment and we shall have set apart all amounts, if any, required to be set apart for all sinking funds, if any, for each series of preferred stock.

     The applicable prospectus supplement may provide that, when dividends are not paid in full upon a series of preferred stock and any other series of preferred stock ranking on a parity as to dividends with that series of preferred stock, all dividends declared upon the series of preferred stock and any other series of preferred stock ranking on a parity as to dividends will be declared pro rata so that the amount of dividends declared per share on the series of preferred stock and the other series will in all cases bear to each other the same ratio that accrued dividends per share on the series of preferred stock and the other series bear to each other.

     Each series of preferred stock will be entitled to dividends as described in the applicable prospectus supplement, which may be based upon one or more methods of determination. Different series of preferred stock may be entitled to dividends at different dividend rates or based upon different methods of determination. Except as provided in the applicable prospectus supplement, no series of preferred stock will be entitled to participate in our earnings or assets in excess of the specified dividend and liquidation rights.

Rights Upon Liquidation

     In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of each series of preferred stock will be entitled to receive out of our assets available for distribution to stockholders the amount stated or determined on the basis set forth in the applicable prospectus supplement. These amounts may include accrued dividends, if the liquidation, dissolution or winding up is involuntary, or may equal the current redemption price per share for the series

                                       16

(otherwise than for the sinking fund, if any, provided for such series), if the liquidation, dissolution or winding up is voluntary. These amounts will be paid to the holders of preferred stock on the preferential basis set forth in the applicable prospectus supplement. If, upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the amounts payable with respect to preferred stock of any series and any other shares of our stock ranking as to any such distribution on a parity with the series of preferred stock are not paid in full, the holders of preferred stock of the series and of such other shares will share ratably in any such distribution of our assets in proportion to the full respective preferential amounts to which they are entitled or on such other basis as is set forth in the applicable prospectus supplement. The rights, if any, of the holders of any series of preferred stock to participate in our assets remaining after the holders of other series of preferred stock have been paid their respective specified liquidation preferences upon any liquidation, dissolution or winding up of our affairs will be described in the applicable prospectus supplement.

Redemption

     A series of preferred stock may be redeemable, in whole or in part, at our option, and may be subject to mandatory redemption pursuant to a sinking fund, in each case upon terms, at the times, at the redemption prices and for the types of consideration set forth in the applicable prospectus supplement. The prospectus supplement for a series of preferred stock which is subject to mandatory redemption shall specify the number of shares of the series that shall be redeemed by us in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to any accrued and unpaid dividends thereon to the date of redemption.

     If, after giving notice of redemption to the holders of a series preferred stock, we deposit with a designated bank funds sufficient to redeem the preferred stock, then from and after the deposit, all shares called for redemption will no longer be outstanding for any purpose, other than the right to receive the redemption price and the rights, if any, to convert the shares into other classes of our stock. The redemption price will be stated in the applicable prospectus supplement. Except as indicated in the applicable prospectus supplement, the preferred stock will not be subject to any mandatory redemption at the option of the holder.

Sinking Fund

     The prospectus supplement for any series of preferred stock will state the terms, if any, of a sinking fund for the purchase or redemption of that series.

Conversion and Preemptive Rights

     The prospectus supplement for any series of preferred stock will state the terms, if any, on which shares of that series are convertible into or redeemable for shares of common stock, our Class A common stock or another series of preferred stock. Except as indicated in the applicable prospectus supplement, the preferred stock will have no preemptive rights.

Voting Rights

     Except as indicated in the applicable prospectus supplement relating to a particular series of preferred stock, or except as expressly required by law, a holder of preferred stock will not be entitled to vote. Except as indicated in the applicable prospectus supplement, in the event we issue full shares of any series of preferred stock, each share will be entitled to one vote on matters on which holders of the series of preferred stock are entitled to vote.

Transfer Agent and Registrar

     The transfer agent, registrar and dividend disbursement agent for a series of preferred stock will be selected by us and be described in the applicable prospectus supplement. The registrar for shares of preferred stock will send notices to stockholders of any meetings at which holders of preferred stock have the right to vote on any matter.

                                       17

Other

     Our issuance of preferred stock may have the effect of delaying or preventing a change in control. Our issuance of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of our common stock or our Class A common stock or could adversely affect the rights and powers, including voting rights, of the holders of our common stock or our Class A common stock. The issuance of preferred stock could have the effect of decreasing the market price of our common stock or our Class A common stock.

DESCRIPTION OF SERIES B SENIOR CUMULATIVE PREFERRED STOCK

General

     In January 1998, we issued 350,000 shares of the Series B preferred stock to three investors in a private placement for aggregate proceeds of
$35,000,000. On November 30, 2001, we repurchased 200,000 of these shares for
$16,050,000. 150,000 shares of our Series B preferred stock remain outstanding.

Maturity

     The Series B preferred stock has no stated maturity and is not subject to any sinking fund or mandatory redemption.

Rank

     With respect to the payment of dividends and amounts upon liquidation, the
Series B preferred stock ranks senior to the common stock and Class A common stock and to all equity securities we issue ranking junior to the Series B preferred stock with respect to dividend rights or rights upon our liquidation, dissolution or winding up and will rank equally with all equity securities we issue which specifically provide that the equity securities rank equally with the Series B preferred stock with respect to dividend rights or rights upon our liquidation, dissolution or winding up. Without the affirmative vote or consent of the holders of at least two-thirds of the outstanding Series B preferred stock, we may not issue more than 100 additional shares of Series B preferred stock or any equity securities which rank senior to the Series B preferred stock with respect to dividend rights or rights upon our liquidation, dissolution or winding up.

Dividends

     Dividends on the Series B preferred stock are cumulative from January 8,
1998, the date of original issue, and are payable quarterly on January 31,
April 30, July 31 and October 31 of each year, to stockholders of record on the applicable record date determined each quarter by our Board of Directors for the quarterly periods ended January 31, April 30, July 31 and October 31, as applicable, at the rate of 8.99% per annum of the Liquidation Preference (as defined below) (the "Initial Dividend Yield"). If we violate the Fixed Charge
Coverage Ratio Covenant (as defined below) or the Capitalization Ratio Covenant
(as defined below), and fail to cure this violation on or before the second succeeding dividend payment date, the Initial Dividend Yield will be increased to 2.0% over the Initial Dividend Yield (the "First Default Dividend Yield") as
of that second succeeding dividend payment date. If we remain in violation of either the Fixed Charge Ratio Covenant or the Capitalization Ratio Covenant on
four consecutive dividend payment dates after the initial violation of either covenant, the Dividend Yield (the "Dividend Yield") will increase to the greater of (i) the Discount Rate (as defined below) plus 7.0% or (ii) 15% (the
"Second Default Dividend Yield") as of that fourth consecutive dividend payment date. The First Default Dividend Yield and the Second Default Dividend Yield
will revert back to the Initial Dividend Yield if we remain in compliance with the Fixed Charge Coverage Ratio Covenant and the Capitalization Ratio Covenant
on two consecutive dividend payment dates after the First Default Dividend
Yield or Second Default Dividend Yield takes effect.

                                       18

Liquidation Preference

     Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of shares of Series B preferred stock are entitled to be paid out of our assets legally available for distribution to our stockholders a liquidation preference of $100 per share (the "Liquidation
Preference"), plus an amount equal to any accrued and unpaid dividends to the date of payment.

Redemption

     Except in certain circumstances relating to preservation of our status as a REIT under the Internal Revenue Code, and to a change of control involving the Company, the Series B preferred stock is not redeemable before January 8,
2008 (the "Tenth Anniversary Date"). On and after the Tenth Anniversary Date, the Series B preferred stock is redeemable for cash at our option, in whole or in part, at a redemption price of $100 per share, plus dividends accrued and unpaid at the redemption date (whether or not declared), without interest.

Change of Control

     In the event we experience a change of control, each holder of shares of
Series B preferred stock has the right, at the holder's option, to require us to repurchase all or any part of the holder's Series B preferred stock at a repurchase price of $100 per share, plus all accrued and unpaid dividends on the shares, if any, up to the date fixed for repurchase, without interest, subject to the Maryland General Corporation Law. In the event we experience a change of control, we have the right, at our option, to redeem all or any part of the shares of each holder of Series B preferred stock (i) before the Tenth
Anniversary Date, at the Make-Whole Price (as defined below) and (ii) on or after the Tenth Anniversary Date, at the redemption price of $100 per share, plus all accrued and unpaid dividends on the shares, if any, without interest, pursuant to the procedures applicable to other redemptions of shares of Series
B preferred stock.

Voting Rights

     Holders of Series B preferred stock generally have no voting rights.
However, whenever dividends on any shares of Series B preferred stock are in arrears for three or more quarterly periods within any five-year period, whether or not the quarterly periods are consecutive, the holders of the shares
(subject to certain restrictions in the case of entities regulated by the Bank
Holding Company Act of 1956) are entitled to elect, voting separately as a class with all other shares of Parity Preferred (as defined below) upon which like voting rights have been conferred and are exercisable, two additional directors of our Board of Directors until all dividends accumulated on the shares of Series B preferred stock have been fully paid or declared and a sum sufficient for the payment of the dividends is set aside for payment. Without the affirmative vote or consent of at least two-thirds of the outstanding
Series B preferred stock, we may not (i) effect any voluntary termination of our status as a REIT, (ii) effect certain changes to the terms of the Series B preferred stock that would be materially adverse to the rights of the holders of the Series B preferred stock (including, without limitation, the issuance of more than 100 additional shares of Series B preferred stock) or (iii) enter into or undertake any Senior Obligations (as defined below) at any time during which we are in violation of the Fixed Charge Ratio Covenant or the
Capitalization Ratio Covenant. Without the affirmative vote or consent of all of the outstanding Series B preferred stock, we may not effect changes to certain terms of the Series B preferred Stock, including among others, the
Initial Dividend Yield, the Liquidation Preference, the Dividend Payment Dates
and the Make-Whole Price (all as defined below). Moreover, without the affirmative vote or consent of at least 85% of the outstanding Series B preferred stock, subject to certain conditions, we may not effect changes to certain terms of the Series B preferred stock related to the Fixed Charge
Coverage Ratio Covenant and the Capitalization Ratio Covenant.

Conversion

     The Series B preferred stock is not convertible into or exchangeable for any other securities or property of the Company.

                                       19

Certain Covenants

     The Articles Supplementary of the Series B preferred stock provide that so long as any share of Series B preferred stock remains outstanding, we may not permit (i) the Fixed Charge Coverage Ratio (as defined below) for the period comprised of our two most recently completed fiscal quarters immediately preceding the date of determination to be less than 1.30 (the "Fixed Charge
Coverage Ratio Covenant") or (ii) the Capitalization Ratio (as defined below)
to exceed 0.55 (the "Capitalization Ratio Covenant").

     We may not enter into or undertake any Senior Obligation which results in a violation of the Fixed Charge Coverage Ratio Covenant or the Capitalization
Ratio Covenant, compliance with the covenants being determined (i) in the case of the Fixed Charge Coverage Ratio Covenant, after giving effect on a pro forma basis to any such Senior Obligation as if the Senior Obligation had been issued on the first day of the Calculation Period (as defined below), and (ii) in the case of the Capitalization Ratio Covenant, as of the end of our fiscal quarter immediately preceding our fiscal quarter in which the Senior Obligation is issued or undertaken, after giving effect on a pro forma basis to any such
Senior Obligation as if the Senior Obligation had been issued on the first day of the immediately preceding quarter.

Restrictions on Ownership and Transfer

     We have the right to refuse transfers of capital stock that could jeopardize our qualification as a REIT and to redeem any shares of capital stock in excess of 7.5% of the value of our outstanding capital stock beneficially owned by any person. Pursuant to a Subscription Agreement executed between us and the initial holders of the Series B preferred stock (the
"Subscription Agreement"), we and the holders agreed that if, at any time prior to the Listing Date (as defined below), we determine that we intend to revoke the exemption granted to a certain initial holder of the Series B preferred stock which permits the holder to own shares of Series B preferred stock in excess of 7.5% of the value of outstanding capital stock (the "Ownership
Limit"), (i) we have an obligation to purchase from the holder, and the holder has an obligation to sell to us, the shares of Series B preferred stock in excess of the Ownership Limit at the Make-Whole Price, and (ii) we have an obligation to purchase from each other holder of Series B preferred stock, and each other holder has an obligation to sell to us, a pro rata number of the shares of Series B preferred stock held by each other holder at that time. Each and every transferee of shares of Series B preferred stock will be required, as a condition to transfer, to agree to be bound by any obligations of the transferor.

     In addition, the Series B preferred stock has not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws and pending the registration may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

Registration Rights

     Pursuant to a Registration Rights Agreement (as amended, the "Registration
Rights Agreement") between our Company and the holders of the Series B preferred stock, upon receipt of a written request from a holder of the Series
B preferred stock, we are required to file and use our reasonable best efforts to cause to become effective a Registration Statement with the Commission under the Securities Act with respect to the Series B preferred stock within ninety days after the receipt of the written request.

Listing

     Pursuant to the Registration Rights Agreement, if any Registration
Statement relating to the offer and sale of the outstanding Series B preferred stock is declared effective by the Commission, we must use our reasonable efforts to cause the listing of the Series B preferred stock on the New York
Stock Exchange, Inc. (the "NYSE") or, if the Series B preferred stock is not then eligible for listing on the NYSE, to apply for listing of the Series B preferred stock on the American Stock Exchange,

                                       20

Inc. (the "AMEX") or, if the Series B preferred stock is not then eligible for listing on the AMEX, to apply for quotation of the Series B preferred stock through the National Association of Securities Dealers, Inc. Automated
Quotation System ("NASDAQ") (the date of any such listing, the "Listing Date").

Certain Series B Preferred Stock Definitions

     "Calculation Period" means, as of any date of determination, the period comprised of our two most recently completed fiscal quarters immediately preceding our fiscal quarter in which that date of determination occurs.

     "Capitalization Ratio" means, as of any date of determination, the ratio obtained by dividing (i) the sum of (A) the aggregate amount of our debt and
(B) the aggregate amount of our preferred stock by (ii) the sum of (A) the aggregate amount of our debt, (B) the aggregate amount of our preferred stock,
(C) the aggregate amount of capital (including surplus) which in accordance with generally accepted accounting principles would be reflected on our balance sheet in connection with our common equity securities as of the end of the quarter immediately preceding our fiscal quarter in which that date of determination occurs and (D) our accumulated depreciation as set forth on our balance sheet as of the end of the quarter immediately preceding our fiscal quarter in which that date of determination occurs.

     "Discount Rate" means, as of any date of determination, the yield to maturity implied by (i) the yields reported, as of 10:00 A.M. (New York City time) on the second business day preceding that date of determination on the display designated as "Page 678" on the Telerate Access Service (or any other display that may replace Page 678 on Telerate Access Service) for actively traded U.S. Treasury securities having a 30-year maturity as of that date of determination, or (ii) if the yields are not reported at that time or the yields reported at that time are not ascertainable, the Treasury Constant
Maturity Series Yields reported for the latest day for which the yields have been so reported as of the second business day preceding the date of determination in Federal Reserve Statistical Release H.15 (519) (or any
comparable successor publication) for actively traded U.S. Treasury securities having a 30-year constant maturity as of that date of determination.

     "Fixed Charge Coverage Ratio" means, as of any date of determination, the ratio obtained by dividing (i) the sum of (A) Interest Expense for the
Calculation Period and (B) Funds From Operations for the Calculation Period by
(ii) the sum of (A) Interest Expense for the Calculation Period and (B)
Preferred Dividends for the Calculation Period; provided, however, that (x) if we have issued any debt or preferred stock since the beginning of the
Calculation Period that remains outstanding or (y) if the transactions giving rise to the need to calculate the Fixed Charge Coverage Ratio is an issuance of debt or preferred stock, or both (x) and (y), Interest Expense and Preferred
Dividends for the Calculation Period shall be calculated after giving effect on a pro forma basis to the debt or preferred stock as if the debt or preferred stock had been issued on the first day of the Calculation Period and the discharge of any other debt or preferred stock refinanced, refunded, exchanged or otherwise discharged with the proceeds of the new debt or preferred stock as if any such discharge had occurred on the first day of the Calculation Period.

     "Funds From Operations" means, with respect to any fiscal quarter, (a) our net income for that quarter, plus (b) any loss resulting from the restructuring of debt, or sale of property during that period, minus (c) any gain resulting from the restructuring of debt, or sale of property during that period, plus
(d) depreciation and amortization of properties (including with respect to trade fixtures and tenant allowances or improvements which are a part thereof and capitalized leasing expenses, such as leasing commissions), and adjusted to take into account (i) the results of operations of any unconsolidated joint venture or partnership calculated to reflect funds from operations on the same basis and (ii) any unusual and non-recurring items which otherwise would materially distort the comparative measurement of Funds From Operations for different fiscal periods. Funds From Operations shall be determined in accordance with the March 1995 White Paper on Funds From Operations approved by the Board of Governors of the National Association of Real Estate Investment
Trusts, as in effect on the date of issuance of the Series B preferred stock.

                                       21

     "Interest Expense" means, for any period, our total interest expense, including (i) interest expense attributable to capital leases, (ii)
amortization of debt discount and debt issuance cost, (iii) capitalized interest, (iv) non-cash interest payments, (v) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, (vi) net costs under hedging obligations (including amortization of fees), and (vii) interest actually paid by us under any guarantee of debt or other obligation of any other person.

     "Make-Whole Price" means, for any share of Series B preferred stock, as of any date of determination, the sum of (i) the present value as of that date of determination of all remaining scheduled dividend payments of that share of
Series B preferred stock until the Tenth Anniversary Date, discounted by the
Discount Rate, (ii) the Liquidation Preference and (iii) all accrued and unpaid dividends thereon to that date of determination.

     "Parity Preferred" means all other series of preferred stock ranking on a parity with the Series B preferred stock as to dividends or upon liquidation and upon which like voting rights have been conferred and are exercisable.

     "Preferred Dividends" means dividends accrued in respect of all preferred stock held by persons other than us.

     "Senior Obligations" means any (i) debt other than accounts payable incurred in the ordinary course of our business and (ii) any equity securities which rank senior to the Series B preferred stock with respect to the payment of dividends or the distribution of assets upon our liquidation, dissolution or winding up.

DESCRIPTION OF DEPOSITARY SHARES

General

     We may, at our option, elect to offer fractional shares of our preferred stock, rather than full shares of preferred stock. In such event, we will issue to the public receipts for depositary shares, each of which will represent a fraction (to be set forth in the prospectus supplement relating to a particular series of preferred stock) of a share of a particular series of our preferred stock as described below.

     The shares of any series of our preferred stock represented by depositary shares will be deposited under a deposit agreement between us and the depositary named in the applicable prospectus supplement. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fraction of a share of our preferred stock represented by such depositary share, to all the rights and preferences of the preferred stock represented thereby (including dividend, voting, redemption and liquidation rights).

     The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of our preferred stock in accordance with the terms of the offering. If depositary shares are issued, copies of the forms of deposit agreement and depositary receipt will be incorporated by reference in the registration statement of which this prospectus is a part, and the following summary is qualified in its entirety by reference to those documents.

     Pending the preparation of definitive engraved depositary receipts, the depositary may, upon our written order, issue temporary depositary receipts substantially identical to (and entitling the holders thereof to all the rights pertaining to) the definitive depositary receipts but not in definitive form.
Definitive depositary receipts will be prepared thereafter without unreasonable delay, and temporary depositary receipts will be exchangeable for definitive depositary receipts at our expense.

Dividends and Other Distributions

     The depositary will distribute all cash dividends or other cash distributions received in respect of our preferred stock to the record holders of depositary shares relating to the preferred stock in

                                       22

proportion to the number of depositary shares owned by the holders. The depositary shall distribute only such amount, however, as can be distributed without attributing to any holder of depositary shares a fraction of one cent, and the balance that is not distributed will be added to and treated as part of the next sum received by the depositary for distribution to record holders of depositary shares.

     In the event of a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary shares entitled thereto, unless the depositary determines that it is not feasible to make the distribution, in which case the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders.

     The deposit agreement will also contain provisions relating to the manner in which any subscription or similar rights offered by us to holders of the preferred stock shall be made available to the holders of depositary shares.

Redemption of Depositary Shares

     If a series of our preferred stock represented by depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of the series of preferred stock held by the depositary. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to the series of preferred stock. Whenever we redeem shares of preferred stock held by the depositary, the depositary will redeem as of the same redemption date the number of depositary shares representing the shares of preferred stock that have been redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as may be determined by the depositary.

     After the date fixed for redemption, the depositary shares that are called for redemption will no longer be outstanding and all rights of the holders of the depositary shares will cease, except the right to receive the money, securities, or other property payable upon the redemption and any money, securities, or other property to which the holders of the depositary shares were entitled upon the redemption upon surrender to the depositary of the depositary receipts evidencing the depositary shares.

Voting the Preferred Stock

     Upon receipt of notice of any meeting at which the holders of our preferred stock are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of the depositary shares relating to the preferred stock. Each record holder of the depositary shares on the record date (which will be the same date as the record date for the preferred stock) will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of preferred stock represented by that holder's depositary shares. The depositary will endeavor, insofar as practicable, to vote the amount of preferred stock represented by the depositary shares in accordance with the instructions, and we will agree to take all action which may be deemed necessary by the depositary in order to enable the depositary to do so. The depositary may abstain from voting shares of preferred stock to the extent it does not receive specific instructions from the holders of depositary shares representing the preferred stock.

Amendment and Termination of the Depositary Agreement

     The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between us and the depositary. However, any amendment that materially and adversely alters the rights of the holders of depositary shares will not be effective unless the amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The deposit agreement may be terminated by us or the depositary only if (i) all outstanding depositary shares have been redeemed or (ii) there has been a final distribution in respect of our preferred stock in connection with any liquidation, dissolution or winding up of our affairs and the distribution has been distributed to the holders of depositary receipts.

                                       23

Charges of Depositary

     We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and such other charges, including a fee for the withdrawal of shares of preferred stock upon surrender of depositary receipts, as are expressly provided in the deposit agreement to be for their accounts.

Miscellaneous

     The depositary will forward to holders of depositary receipts all reports and communications from us that are delivered to the depositary and that we are required to furnish to holders of our preferred stock. Neither we nor the depositary will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the deposit agreement. Our obligations and those of the depositary under the deposit agreement will be limited to performance in good faith of our respective duties thereunder and neither we nor the depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. We and the depositary may rely upon written advice of counsel or accountants, or upon information provided by persons presenting our preferred stock for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

Resignation and Removal of Depositary

     The depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the depositary in which event we will appoint a successor depositary after delivery of the notice of resignation or removal.

Restrictions on Ownership

     In order to safeguard us against an inadvertent loss of our REIT status, the deposit agreement will contain provisions restricting the ownership and transfer of depositary shares. These restrictions will be described in the applicable prospectus supplement and will be referenced on the applicable depositary receipts.

RESTRICTIONS ON OWNERSHIP AND TRANSFER

     To qualify as a REIT under the Internal Revenue Code, we must meet several requirements regarding the number of our stockholders and concentration of ownership of our shares. Our Charter contains provisions that restrict the ownership and transfer of our shares to assist us in complying with these
Internal Revenue Code requirements. We refer to these restrictions as the
"ownership limit."

     The ownership limit provides that, in general, no person may own more than
7.5% of the aggregate value of all outstanding stock of the Company. It also provides that:

    o  a transfer that violates the limitation is void;

    o  a transferee gets no rights to the shares that violate the limitation;

    o  shares transferred to a stockholder in excess of the ownership limit are automatically converted, by operation of law, into shares of "Excess
       Stock"; and

    o  the Excess Stock will be held by us as trustee of a trust for the exclusive benefit of future transferees to whom the shares of capital stock will ultimately be transferred without violating the ownership limit.

     Pursuant to authority under our Charter, our Board of Directors has determined that the ownership limit does not apply to Mr. Charles J. Urstadt, our Chairman and Chief Executive Officer,

                                       24

and his affiliates and associates who currently own in the aggregate 34.4% and
3.3% of our outstanding common stock and Class A common stock, respectively.
Such holdings represent approximately 32.1% of our outstanding voting interests. The ownership limitation may discourage a takeover or other transaction that some of our stockholders may otherwise believe to be desirable.

     Ownership of our stock is subject to attribution rules under the Internal
Revenue Code, which may result in a person being deemed to own stock held by other persons. The Board of Directors may waive the ownership limit if it determines that the waiver will not jeopardize our status as a REIT. As a condition of such a waiver, the Board of Directors may require an opinion of counsel satisfactory to it or undertakings or representations from the applicant with respect to preserving our REIT status. We required no such waiver with respect to Mr. Urstadt's ownership rights, which are established as part of our Charter.

     Any person who acquires stock in violation of the ownership limit must notify us immediately and provide us with any information we may request in order to determine the effect of the acquisition on our status as a REIT. The ownership limit will not apply if our Board of Directors determines that it is no longer in our best interests to qualify as a REIT. Otherwise, the ownership limit may be changed only by an amendment to our Charter by a vote of two-thirds of the voting power of our common equity securities.

     Our Charter provides that any purported transfer which results in a direct or indirect ownership of shares of capital stock in excess of the ownership limit or that would result in the disqualification of the Company as a REIT shall be null and void, and the intended transferee will acquire no rights to the shares of capital stock. The foregoing restrictions on transferability and ownership will not apply if our Board of Directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT. Our Board of Directors may, in its sole discretion, waive the ownership limit if evidence satisfactory to our Board of Directors and our tax counsel is presented that the changes in ownership will not then or in the future jeopardize our REIT status and our Board of Directors otherwise decides that such action is in our best interests.

     Shares of capital stock owned, or deemed to be owned, or transferred to a stockholder in excess of the ownership limit will automatically be converted into shares of "Excess Stock" that will be transferred, by operation of law, to us as trustee of a trust for the exclusive benefit of the transferees to whom such shares of capital stock may be ultimately transferred without violating the ownership limit. While the Excess Stock is held in trust, it will not be entitled to vote, it will not be considered for purposes of any stockholder vote or the determination of a quorum for such vote, and except upon liquidation it will not be entitled to participate in dividends or other distributions. Any distribution paid to a proposed transferee of Excess Stock prior to the discovery by us that capital stock has been transferred in violation of the provision of our Charter is required to be repaid to us upon demand. The Excess Stock is not treasury stock, but rather constitutes a separate class of our issued and outstanding stock. The original transferee-stockholder may, at any time the Excess Stock is held by us in trust, transfer the interest in the trust representing the Excess Stock to any person whose ownership of shares of capital stock exchanged for such Excess
Stock would be permitted under the ownership limit, at a price not in excess of
(i) the price paid by the original transferee-stockholders for shares of capital stock that were exchanged into Excess Stock, or (ii) if the original transferee- stockholder did not give value for such shares (e.g., the shares were received through a gift, devise or other transaction), the average closing price for the class of stock from which such shares of Excess Stock were converted for the ten days immediately preceding such sale, gift or other transaction. Immediately upon the transfer to the permitted transferee, the
Excess Stock will automatically be converted back into shares of capital stock from which it was converted. If the foregoing transfer restrictions are determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the intended transferee of any shares of Excess Stock may be deemed, at our option, to have acted as an agent on behalf of us in acquiring the Excess Stock and to hold the Excess Stock on behalf of us.

     In addition, we will have the right, for a period of 90 days during the time any shares of Excess Stock are held by us in trust, to purchase all or any portion of the Excess Stock from the original

                                       25

transferee-stockholder at the lesser of (i) the price initially paid for such shares by the original transferee-stockholder, or if the original transferee-stockholder did not give value for such shares (e.g., the shares were received through a gift, devise or other transaction), the average closing price for the class of stock from which such shares of Excess Stock were converted for the ten days immediately preceding such sale, gift or other transaction, and (ii) the average closing price for the class of stock from which such shares of Excess Stock were converted for the ten trading days immediately preceding the date we elect to purchase such shares. The 90-day period begins on the date notice is received of the violative transfer if the original transferee-stockholder gives notice to us of the transfer, or, if no such notice is given, the date our Board of Directors determines that a violative transfer has been made.

     All stock certificates bear a legend referring to the restrictions described above.

     Every owner of more than 5%, or any lower percentage set by federal income tax laws, of the outstanding common stock and Class A common stock must file a completed questionnaire with us containing information regarding his or her ownership. In addition, each stockholder must, upon demand, disclose in writing any information we may request in order to determine the effect, if any, of such stockholder's actual and constructive ownership of common stock and Class
A common stock on our status as a REIT and to ensure compliance with the ownership limitation.

                                       26

                        DESCRIPTION OF DEBT SECURITIES

     The following description, together with the additional information we include in any applicable supplements to this prospectus, summarizes the material terms and provisions of the debt securities that we may offer under this prospectus. While the terms we have summarized below will apply generally to any future debt securities we may offer, we will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplement. If we indicate in a prospectus supplement, the terms of any debt securities we offer under that prospectus supplement may differ from the terms we describe below.

     The debt securities will be our direct unsecured general obligations and may include debentures, notes, bonds and/or other evidences of indebtedness.
The debt securities will be either senior debt securities or subordinated debt securities. The debt securities will be issued under one or more separate indentures. Senior debt securities will be issued under a senior indenture, and subordinated debt securities will be issued under a subordinated indenture. We use the term "indentures" to refer to both the senior indenture and the subordinated indenture. The indentures will be qualified under the Trust
Indenture Act of 1939, as amended. We use the term "debenture trustee" to refer to either the senior trustee or the subordinated trustee, as applicable.

     The following summaries of material provisions of the debt securities and indentures are subject to, and qualified in their entirety by reference to, all the provisions of the indenture applicable to a particular series of debt securities.

GENERAL

     We will describe in each prospectus supplement the following terms relating to a series of debt securities:

    o  the title;

    o  any limit on the amount that may be issued;

    o  whether or not we will issue the series of debt securities in global form, the terms and who the depository will be;

    o  the maturity date;

    o  the annual interest rate, which may be fixed or variable, or the method for determining the rate and the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;

    o  whether or not the debt securities will be secured or unsecured, and the terms of any secured debt;

    o  the terms of the subordination of any series of subordinated debt;

    o  the place where payments will be payable;

    o  our right, if any, to defer payment of interest and the maximum length of any such deferral period;

    o  the date, if any, after which, and the price at which, we may, at our option, redeem the series of debt securities pursuant to any optional redemption provisions;

    o  the date, if any, on which, and the price at which we are obligated, pursuant to any mandatory sinking fund provisions or otherwise, to redeem, or at the holder's option to purchase, the series of debt securities;

    o  whether the indenture will restrict our ability to pay dividends, or will require us to maintain any asset ratios or reserves;

    o  whether we will be restricted from incurring any additional indebtedness;

                                       27

    o  a discussion on any material or special United States federal income tax considerations applicable to the debt securities;

    o  the denominations in which we will issue the series of debt securities, if other than denominations of $1,000 and any integral multiple thereof;
       and

    o  any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities.

CONVERSION OR EXCHANGE RIGHTS

     We will set forth in the applicable prospectus supplement the terms, if any, on which a series of debt securities may be convertible into or exchangeable for our common stock, our Class A common stock or other securities of ours. We will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of shares of common stock, Class A common stock or other securities of ours that the holders of the series of debt securities receive would be subject to adjustment.

CONSOLIDATION, MERGER OR SALE

     The indentures do not contain any covenant which restricts our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of all or substantially all of our assets, provided that either we are the continuing entity or the successor entity (if not us) is organized under the laws of the
United States or a State thereof, any successor to or acquirer of such assets must assume all of our obligations under the indentures or the debt securities, as appropriate, and immediately after giving effect to such transaction no event of default under the indentures shall have occurred and be continuing.

EVENTS OF DEFAULT UNDER THE INDENTURE

     The following are events of default under the indentures with respect to any series of debt securities that we may issue:

    o  if we fail to pay interest when due and our failure continues for a number of days to be stated in the indenture and the time for payment has not been extended or deferred;

    o  if we fail to pay the principal, or premium, if any, when due and the time for payment has not been extended or delayed;

    o  if we fail to observe or perform any other covenant contained in the debt securities or the indentures, other than a covenant specifically relating to another series of debt securities, and our failure continues for a number of days to be stated in the indenture after we receive notice from the debenture trustee or holders of at least 25% in aggregate principal amount of the outstanding debt securities of the applicable series; and

    o  if specified events of bankruptcy, insolvency or reorganization occur as to us.

     If an event of default with respect to debt securities of any series occurs and is continuing, the debenture trustee or the holders of at least 25%
in aggregate principal amount of the outstanding debt securities of that series, by notice to us in writing, and to the debenture trustee if notice is given by such holders, may declare the unpaid principal of, premium, if any, and accrued interest, if any, due and payable immediately.

     The holders of a majority in principal amount of the outstanding debt securities of an affected series may waive any default or event of default with respect to the series and its consequences, except defaults or events of default regarding payment of principal, premium, if any, or interest (or a breach of a covenant that requires the consent of all holders in order to be modified), unless we have cured the default or event of default in accordance with the indenture. Any waiver shall cure the default or event of default.

                                       28

     Subject to the terms of the indentures, if an event of default under an indenture shall occur and be continuing, the debenture trustee will be under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any of the holders of the applicable series of debt securities, unless such holders have offered the debenture trustee reasonable indemnity. The holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the debenture trustee, or exercising any trust or power conferred on the debenture trustee, with respect to the debt securities of that series, provided that:

    o  the direction so given by the holder is not in conflict with any law or the applicable indenture; and

    o  subject to its duties under the Trust Indenture Act, the debenture trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

     A holder of the debt securities of any series will only have the right to institute a proceeding under the indentures or to appoint a receiver or trustee, or to seek other remedies if:

    o  the holder has given written notice to the debenture trustee of a continuing event of default with respect to that series;

    o  the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request, and such holders have offered reasonable indemnity to the debenture trustee to institute the proceeding as trustee; and

    o  the debenture trustee does not institute the proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series other conflicting directions within 60 days after the notice, request and offer.

     These limitations do not apply to a suit instituted by a holder of debt securities if we default in the payment of the principal, premium, if any, or interest on, the debt securities.

     We will periodically file statements with the debenture trustee regarding our compliance with specified covenants in the indentures.

MODIFICATION OF INDENTURE

     We and the debenture trustee may change an indenture without the consent of any holders with respect to specific matters, including:

    o  to fix any ambiguity, defect or inconsistency in the indenture; and

    o  to change anything that does not materially adversely affect the interests of any holder of debt securities of any series.

     In addition, under the indentures, the rights of holders of a series of debt securities may be changed by us and the debenture trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series that is affected. However, we and the debenture trustee may only make the following changes with the consent of each holder of any outstanding debt securities affected:

    o  extending the fixed maturity of the series of debt securities;

    o  reducing the principal amount, reducing the rate of or extending the time of payment of interest, or any premium payable upon the redemption of any debt securities; or

    o  reducing the percentage of debt securities, the holders of which are required to consent to any amendment.

                                       29

DISCHARGE

     Each indenture provides that we can elect to be discharged from our obligations with respect to one or more series of debt securities, except for obligations to:

      o  register the transfer or exchange of debt securities of the series;

      o  replace stolen, lost or mutilated debt securities of the series;

      o  maintain paying agencies;

      o  hold monies for payment in trust;

      o  compensate and indemnify the trustee; and

      o  appoint any successor trustee.

     In order to exercise our rights to be discharged, we must deposit with the trustee money or government obligations sufficient to pay all the principal of, any premium, if any, and interest on, the debt securities of the series on the dates payments are due.

FORM, EXCHANGE AND TRANSFER

     We will issue the debt securities of each series only in fully registered form without coupons and, unless we otherwise specify in the applicable prospectus supplement, in denominations of $1,000 and any integral multiple thereof. The indentures provide that we may issue debt securities of a series in temporary or permanent global form and as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company or another depository named by us and identified in a prospectus supplement with respect to that series.

     At the option of the holder, subject to the terms of the indentures and the limitations applicable to global securities described in the applicable prospectus supplement, the holder of the debt securities of any series can exchange the debt securities for other debt securities of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

     Subject to the terms of the indentures and the limitations applicable to global securities set forth in the applicable prospectus supplement, holders of the debt securities may present the debt securities for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar, at the office of the security registrar or at the office of any transfer agent designated by us for this purpose. Unless otherwise provided in the debt securities that the holder presents for transfer or exchange, we will make no service charge for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges.

     We will name in the applicable prospectus supplement the security registrar, and any transfer agent in addition to the security registrar, that we initially designate for any debt securities. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

     If we elect to redeem the debt securities of any series, we will not be required to:

    o  issue, register the transfer of, or exchange any debt securities of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any debt securities that may be selected for redemption and ending at the close of business on the day of the mailing; or

    o  register the transfer of or exchange any debt securities so selected for redemption, in whole or in part, except the unredeemed portion of any debt securities we are redeeming in part.

                                       30

INFORMATION CONCERNING THE DEBENTURE TRUSTEE

     The debenture trustee, other than during the occurrence and continuance of an event of default under an indenture, undertakes to perform only those duties as are specifically set forth in the applicable indenture. Upon an event of default under an indenture, the debenture trustee must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the debenture trustee is under no obligation to exercise any of the powers given it by the indentures at the request of any holder of debt securities unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur.

PAYMENT AND PAYING AGENTS

     Unless we otherwise indicate in the applicable prospectus supplement, we will make payment of the interest on any debt securities on any interest payment date to the person in whose name the debt securities, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest.

     We will pay principal of and any premium and interest on the debt securities of a particular series at the office of the paying agents designated by us, except that unless we otherwise indicate in the applicable prospectus supplement, will we make interest payments by check which we will mail to the holder. Unless we otherwise indicate in a prospectus supplement, we will designate the corporate trust office of the debenture trustee in the City of
New York as our sole paying agent for payments with respect to debt securities of each series. We will name in the applicable prospectus supplement any other paying agents that we initially designate for the debt securities of a particular series.

     We will maintain a paying agent in each place of payment for the debt securities of a particular series. All money we pay to a paying agent or the debenture trustee for the payment of the principal of or any premium or interest on any debt securities which remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of the security thereafter may look only to us for payment thereof.

GOVERNING LAW

     The indentures and the debt securities will be governed by and construed in accordance with the laws of the State of New York, except to the extent that the Trust Indenture Act is applicable.

SUBORDINATION OF SUBORDINATED NOTES

     The subordinated notes will be unsecured and will be subordinate and junior in priority of payment to certain of our other indebtedness to the extent described in a prospectus supplement. The subordinated indenture does not limit the amount of subordinated notes which we may issue. It also does not limit us from issuing any other secured or unsecured debt.

                                       31

        CERTAIN PROVISIONS OF OUR CHARTER AND BYLAWS, MARYLAND LAW, OUR
           STOCKHOLDER RIGHTS PLAN, CHANGE OF CONTROL AGREEMENTS AND
                          INDEMNIFICATION AGREEMENTS

PROVISIONS OF OUR CHARTER AND BYLAWS

Classification of Board, Vacancies and Removal of Directors

     Our Charter provides that our Board of Directors is divided into three classes. Directors of each class serve for staggered terms of three years each, with the terms of each class beginning in different years. We currently have eight directors. The number of directors in each class and the expiration of the current term of each class is as follows:

               Class I           3 directors         Expires 2004
               Class II          2 directors         Expires 2005
               Class III         3 directors         Expires 2003

     At each annual meeting of our stockholders, successors of the class of directors whose term expires at that meeting will be elected for a three-year term and the directors in the other two classes will continue in office. A classified board may delay, defer or prevent a change in control or other transaction that might involve a premium over the then-prevailing market price for our common stock and Class A common stock or other attributes that our stockholders may consider desirable. In addition, a classified board could prevent stockholders who do not agree with the policies of our Board of
Directors from replacing a majority of the Board of Directors for two years, except in the event of removal for cause.

     Our Charter provides that, subject to the rights of holders of our preferred stock, any director may be removed (i) only for cause and (ii) only by the affirmative vote of not less than two-thirds of the common equities then outstanding and entitled to vote for the election of directors. Our Charter additionally provides that any vacancy occurring on our Board of Directors
(other than as a result of the removal of a director) shall be filled only by a majority of the remaining directors except that a vacancy resulting from an increase in the number of directors shall be filled by a majority of the entire
Board of Directors. A vacancy resulting from the removal of a director may be filled by the affirmative vote of a majority of all the votes cast at a meeting of the stockholders called for that purpose.

     The provisions of our Charter relating to the removal of directors and the filling of vacancies on our Board of Directors could preclude a third party from removing incumbent directors without cause and simultaneously gaining control of our Board of Directors, by filling, with its own nominees, the vacancies created by such removal. The provisions also limit the power of stockholders generally, and those with a majority interest, to remove incumbent directors and to fill vacancies on our Board of Directors without the support of incumbent directors.

Stockholder Action by Written Consent

     Our Charter provides that any action required or permitted to be taken by our stockholders may be effected by a consent in writing signed by the holders of all of our outstanding shares of common equity securities entitled to vote on the matter. This requirement could deter a change of control because it could delay or deter a stockholder's ability to take action with respect to us.

Meetings of Stockholders

     Our Bylaws provide for annual stockholder meetings to elect directors.
Special stockholder meetings may be called by our Chairman, President or a majority of the Board of Directors or may be called by our Secretary at the written request of stockholders entitled to cast at least a majority of all votes entitled to be cast at the meeting. This requirement could deter a change of control because it could delay or deter a stockholder's ability to take action with respect to us.

                                       32

Stockholder Proposals and Director Nominations

     Under our Bylaws, in order to have a stockholder proposal or director nomination considered at an annual meeting of stockholders, stockholders are generally required to deliver to us certain information concerning themselves and their stockholder proposal or director nomination not less than 75 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting (the "Anniversary Date"); provided, however, that in the event the annual meeting is scheduled to be held on a date more than 30 days before or more than 60 days after the Anniversary Date, notice must be delivered to us not later than the close of business on the later of (i) the 75th day prior to the scheduled date of such annual meeting or (ii) the 15th day after public disclosure of the date of such meeting. Failure to comply with such timing and informational requirements will result in such proposal or director nomination not being considered at the annual meeting. The purpose of requiring stockholders to give us advance notice of nominations and other business, and certain related information is to ensure that we and our stockholders have sufficient time and information to consider any matters that are proposed to be voted on at an annual meeting, thus promoting orderly and informed stockholder voting. Such Bylaw provisions could have the effect of precluding a contest for the election of our directors or the making of stockholder proposals if the proper procedures are not followed, and of delaying or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to have its own proposals approved.

Authorization of Consolidations, Mergers and Sales of Assets

     Our Charter provides that any consolidation, merger, share exchange or transfer of all or substantially all of our assets must first be approved by the affirmative vote of a majority of our Board of Directors (including a majority of the Continuing Directors) and thereafter must be approved by a vote of at least two-thirds of all the votes cast on such matter, by holders of voting common equities voting as a single class at a meeting of the stockholders. These provisions could make it more difficult for us to enter into any consolidation, merger or sale of assets as described above.

Amendment of our Charter and Bylaws

     Our Charter may be amended by the affirmative vote of a majority of the vote entitled to be cast on the matter, except that provisions relating to the directors, the ownership limit, amendments to the Charter, indemnification, limitation of liability, the required percentage vote of stockholders for certain transactions and amendment of the Bylaws by directors may only be amended by a vote of at least two-thirds of the common equities then outstanding and entitled to vote. Our Bylaws may be amended only by the Board of Directors.

Indemnification; Limitation of Directors' and Officers' Liability

     Our Charter limits the liability of our directors and officers to our company and stockholders for money damages to the maximum extent permitted by
Maryland law. Maryland law permits limiting liability except for liability resulting from:

    o  actual receipt of an improper benefit or profit in money, property or services; or

    o  a final judgment based upon a finding of active and deliberate dishonesty by the director that was material to the cause of action adjudicated.

     According to our Charter and Bylaws, our company will, to the maximum extent permitted by Maryland law, indemnify and pay or reimburse reasonable expenses to, any of our present or former directors or officers or any individual who, while a director or officer and at our request, serves or has served another entity, employee benefit plan or any other enterprise as a trustee, director, officer, partner or otherwise. The indemnification covers any claim or liability against the person. Our Bylaws permit us to indemnify each director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service to us.

                                       33

     Under Maryland law, unless limited by the charter, indemnification by the corporation is mandatory if the director is successful, on the merits or otherwise, in the defense of such a proceeding. Moreover, a court may order indemnification if it determines that the director is fairly and reasonably entitled to indemnification.

     Maryland law permits a corporation to indemnify its present and former directors and officers against liabilities and reasonable expenses actually incurred by them in any proceeding unless:

    o  the act or omission of the director or officer was material to the matter giving rise to the proceeding; and

    o  was committed in bad faith; or

    o  was the result of active and deliberate dishonesty; or

    o  in a criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

     However, a Maryland corporation may not indemnify for an adverse judgment in a derivative action. Our Bylaws and Maryland law require us, as a condition to advancing expenses in certain circumstances, to obtain:

    o  a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification; and

    o  a written undertaking to repay the amount reimbursed if the standard of conduct was not met.

PROVISIONS OF MARYLAND LAW

Business Combinations

     Under Maryland law, certain "business combinations" between us and any person who beneficially owns, directly or indirectly, 10% or more of the voting power of our shares, an affiliate of ours who, at any time within the previous two years was the beneficial owner of 10% or more of the voting power of our shares (who the statute terms an "interested stockholder"), or an affiliate of an interested stockholder, are prohibited for five years after the most recent date on which they became such persons. The business combinations that are subject to this law include mergers, consolidations, share exchanges or, in certain circumstances, asset transfers or issuances or reclassifications of equity securities. After the five-year period has elapsed, a proposed business combination must be recommended by the Board of Directors and approved by the affirmative vote of at least:

    o  80% of the votes entitled to be cast by our outstanding voting shares;
       and

    o  two-thirds of the votes entitled to be cast by the outstanding voting shares, excluding shares held by the interested stockholder,

unless, among other conditions, the stockholders receive a fair price, as defined by Maryland law, for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares.

     These provisions do not apply, however, to business combinations that the
Board of Directors approves or exempts before the time that the interested stockholder becomes an interested stockholder or transactions between us and
Mr. Charles J. Urstadt, Chairman and Chief Executive Office of the Company or
any of his affiliates or associates.

Control Share Acquisitions

     Maryland law provides that "control shares" acquired in a "control share acquisition" have no voting rights unless approved by a vote of two-thirds of our outstanding voting shares, excluding shares owned by the acquiror or by officers or directors who are employees of ours. "Control shares" are voting shares which, if aggregated with all other shares previously acquired by the acquiring

                                       34

person, or in respect of which the acquiring person is able to exercise or direct the exercise of voting power, other than by revocable proxy, would entitle the acquiring person to exercise voting power in electing directors within one of the following ranges of voting power:

      o  one-tenth or more but less than one-third;

      o  one-third or more but less than a majority; or

      o  a majority of all voting power.

     Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A
"control share acquisition" means the acquisition of control shares, subject to certain exceptions.

     A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions, including an undertaking to pay expenses, may compel our Board of Directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, we may present the question at any stockholders' meeting.

     If voting rights are not approved at the stockholders' meeting or if the acquiring person does not deliver the statement required by Maryland law, then, subject to certain conditions and limitations, we may redeem any or all of the control shares, except those for which voting rights have previously been approved, for fair value. Fair value is determined without regard to the absence of voting rights for the control shares and as of the date of the last control share acquisition or of any meeting of stockholders at which the voting rights of the shares were considered and not approved. If voting rights for control shares are approved at a stockholders' meeting, the acquiror may then vote a majority of the shares entitled to vote, and all other stockholders may exercise appraisal rights. The fair value of the shares for purposes of these appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition. The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if we are a party to the transaction, nor does it apply to acquisitions approved or exempted by our Charter or Bylaws.

     Our Bylaws exempt from the Maryland control share statute any and all acquisitions of our common or preferred shares by any person who, as of
December 31, 1996, owned in excess of 20% of the then outstanding shares of common stock and preferred stock of the Company. As of December 31, 1996, only
Mr. Charles J. Urstadt, Chairman and Chief Executive Officer of the Company,
beneficially owned in excess of 20% of the outstanding common and preferred shares of the Company. The Board of Directors has the right, however, to amend this exemption at any time in the future.

Dissolution Requirements

     Maryland law generally permits the dissolution of a corporation if approved (i) first by the affirmative vote of a majority of the entire Board of
Directors declaring such dissolution to be advisable and directing that the proposed dissolution be submitted for consideration at an annual or special meeting of stockholders, and (ii) upon proper notice being given as to the purpose of the meeting, then by the stockholders of the corporation by the affirmative vote of two-thirds of all the votes entitled to be cast on the matter. This provision of the Maryland law could delay or deter our liquidation.

Certain Recent Provisions of Maryland Law

     Maryland law also provides that Maryland corporations that are subject to the Exchange Act and have at least three outside directors can elect by resolution of the board of directors to be subject to some corporate governance provisions that may be inconsistent with the corporation's charter and bylaws.
Under the applicable statute, a board of directors may classify itself without the vote of stockholders. A board of directors classified in that manner cannot be altered by amendment to the charter of the corporation. Further, the board of directors may, by electing into applicable statutory provisions and notwithstanding the charter or bylaws:

                                       35

    o  provide that a special meeting of stockholders will be called only at the request of stockholders, entitled to cast at least a majority of the votes entitled to be cast at the meeting,

    o  reserve for itself the right to fix the number of directors,

    o  provide that a director may be removed only by the vote of the holders of two-thirds of the stock entitled to vote,

    o  retain for itself sole authority to fill vacancies created by the death, removal or resignation of a director, and

    o  provide that all vacancies on the board of directors may be filled only by the affirmative vote of a majority of the remaining directors, in office, even if the remaining directors do not constitute a quorum.

     In addition, a director elected to fill a vacancy under this provision will serve for the balance of the unexpired term instead of until the next annual meeting of stockholders. A board of directors may implement all or any of these provisions without amending the charter or bylaws and without stockholder approval. A corporation may be prohibited by its charter or by resolution of its board of directors from electing any of the provisions of the statute. We are not prohibited from implementing any or all of the statute.
While certain of these provisions are already contemplated by our Charter and
Bylaws, the law would permit our Board of Directors to override further changes to the Charter or Bylaws. If implemented, these provisions could discourage offers to acquire our common stock or Class A common stock and could increase the difficulty of completing an offer.

STOCKHOLDER RIGHTS PLAN

     We have adopted a stockholder rights plan. Under the terms of this plan, we can in effect prevent a person or a group from acquiring more than 10% of the combined voting power of our outstanding shares of common stock and Class A common stock because, after (i) the person acquires more than 10% of the combined voting power of our outstanding common stock and Class A common stock, or (ii) the commencement of a tender offer or exchange offer by any person
(other than us, any one of our wholly owned subsidiaries or any of our employee benefit plans, or any Exempted Person (as defined below)), if, upon consummation of the tender offer or exchange offer, the person or group would beneficially own 30% or more of the combined voting power of our outstanding shares of common stock and Class A common stock, all other stockholders will have the right to purchase securities from us at a price that is less than their fair market value, which would substantially reduce the value and influence of the stock owned by the acquiring person. Our Board of Directors can prevent the plan from operating by approving of the transaction and redeeming the rights. This gives our Board of Directors significant power to approve or disapprove of the efforts of a person or group to acquire a large interest in our Company. The rights plan exempts acquisitions of common stock and Class A common stock by Mr. Charles J. Urstadt, members of his family and certain of his affiliates.

CHANGE OF CONTROL AGREEMENTS

     We have entered into change of control agreements with four of our senior executives providing for the payment of money to these executives upon the occurrence of a change of control of the Company as defined in these agreements. If, within 18 months following a change of control, the Company terminates the executive's employment other than for cause, or if the executive elects to terminate his employment with the Company for reasons specified in the agreement, we will make a severance payment equal to a portion of the executive's base salary, together with medical and other benefits. In the case of Messrs. Charles J. Urstadt, Willing L. Biddle, James R. Moore and Raymond P.
Argila, we will make a payment equal to their respective annual salaries plus benefits. Based upon their current salary and benefit levels, this provision would result in payments totaling $960,000 to Messrs. Urstadt, Biddle, Moore and Argila, in the aggregate. These agreements may deter changes of control of the Company because of the increased cost for a third party to acquire control of the Company.

                                       36

INDEMNIFICATION AGREEMENTS

     We have entered into indemnification agreements with certain of our directors, indemnifying them against expenses, settlements, judgments and levies incurred in connection with any action, suit or proceeding, whether civil or criminal, where the individual's involvement results from his or her present or former position as a director.

POSSIBLE ANTI-TAKEOVER EFFECT OF CERTAIN PROVISIONS OF OUR CHARTER AND BYLAWS,
MARYLAND LAW, STOCKHOLDER RIGHTS PLAN AND CHANGE OF CONTROL AGREEMENTS

     Certain provisions of our Charter and Bylaws, certain provisions of
Maryland law, our stockholder rights plan and our change of control agreements with our officers could have the effect of delaying or preventing a transaction or a change in control that might involve a premium price for stockholders or that they otherwise may believe is desirable.

INTERESTS OF MR. CHARLES J. URSTADT

     Mr. Charles J. Urstadt, our Chairman and Chief Executive Officer,
beneficially owns 2,290,518 shares of common stock and 349,850 shares of Class
A common stock constituting approximately 32.1% of the voting power of our outstanding common equity securities. In view of the common equity securities beneficially owned by Mr. Urstadt, Mr. Urstadt may control a sufficient percentage of the voting power of our common equity securities to effectively block certain proposals which require a vote of our stockholders. In addition, under Maryland law, certain business combinations between us and an interested stockholder will require the recommendation of our Board of Directors and the affirmative vote of at least (i) 80% of the outstanding shares of our common equity securities and (ii) two-thirds of the outstanding shares of our common equity securities not held by such interested stockholder or its affiliates unless, among other things, certain "fair price" and other conditions are met.
In view of the common equity securities beneficially owned by Mr. Urstadt, Mr.
Urstadt may control a sufficient percentage of the voting power of common equity securities to effectively block a proposal respecting a business combination under these provisions of Maryland law with an interested stockholder.

                                       37

                             PLAN OF DISTRIBUTION

     We may sell the securities in or outside the United States to or through underwriters or may sell the securities to investors directly or through designated agents or may sell the securities through a combination of any of these methods of sale. Any underwriter or agent involved in the offer and sale of the securities will be named in a prospectus supplement.

     Underwriters may offer and sell the securities at a fixed price or prices, which may be changed, or from time to time at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. We also may, from time to time, authorize underwriters acting as agents to offer and sell the securities upon the terms and conditions set forth in any prospectus supplement. Underwriters may sell the securities to or through dealers, and these dealers may receive compensation in the form of discounts, concessions or commissions (which may be changed from time to time)
from the underwriters and/or from the purchasers for whom they may act as agent.

     Any underwriting compensation paid by us to underwriters or agents in connection with the offering of the securities and any discounts, concessions or commissions allowed by underwriters to participating dealers will be set forth in a prospectus supplement. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and any discounts and commissions received by them from us or from purchasers of the securities and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities
Act.

     Unless otherwise specified in a prospectus supplement, each series of the securities will be a new issue with no established trading market, other than our common stock and Class A common stock which are both currently traded on the New York Stock Exchange. We may elect to list any series of preferred stock, depositary shares or debt securities on the New York Stock Exchange, on another exchange, or on the NASDAQ Stock Market, but we are not obligated to do
so. It is possible that one or more underwriters may make a market in a series of the securities, but will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, no assurance can be given as to the liquidity of the trading market for the securities.

     Any underwriter may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be.
If commenced, the underwriters may discontinue any of the activities at any time.

     If so indicated in a prospectus supplement, we will authorize dealers acting as our agents to solicit offers by certain institutions to purchase the securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in the prospectus supplement. Each delayed delivery contract will be for an amount not less than, and the principal amount of the securities sold pursuant to the delayed delivery contracts shall not be less nor more than, the respective amounts stated in the prospectus supplement.
Institutions with which delayed delivery contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but will in all cases be subject to our approval. Delayed delivery contracts will not be subject to any conditions except (i) the purchase by an institution of the securities covered by its delayed delivery contract shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is

                                       38

subject and (ii) we shall have sold to such underwriters the total principal amount of the securities less the principal amount thereof covered by delayed delivery contracts. A commission indicated in the prospectus supplement will be paid to agents and underwriters soliciting purchases of the securities pursuant to delayed delivery contracts accepted by us. Agents and underwriters shall have no responsibility in respect of the delivery or performance of delayed delivery contracts.

     Certain of the underwriters and their affiliates may be customers of, engage in transactions with, and perform services for, us in the ordinary course of business.

                                    EXPERTS

     Our consolidated financial statements and schedules incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended
October 31, 2001 have been audited by Arthur Andersen LLP, independent public accountants, as stated in their report with respect thereto and have been incorporated herein by reference in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

     The statement of revenues and certain expenses of the Property (as defined in Note 1 to the statement) for the year ended December 31, 2001 which is included in our Current Report on Form 8-K dated June 7, 2002 has been audited by Friedman Alpren & Green LLP, independent public accountants, as set forth in their report included in our Current Report on Form 8-K dated June 7, 2002 and is incorporated by reference into this prospectus. The statement is so incorporated in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

                                LEGAL OPINIONS

     Miles & Stockbridge P.C., Baltimore, Maryland, has rendered an opinion with respect to the legality of the common stock, Class A common stock and preferred stock to be offered by this prospectus. Coudert Brothers LLP, New
York, New York, has rendered an opinion with respect to the legality of the depositary shares, debt securities and delayed delivery contracts offered by this prospectus. Certain federal income tax matters will also be passed upon by
Coudert Brothers LLP. Certain legal matters will be passed upon for the underwriters, if any, by the counsel named in the prospectus supplement.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file with the SEC at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may request copies of these documents, upon payment of a copying fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for information on the operation of the public reference room. Our SEC filings are also available to the public on the SEC internet site at http://www.sec.gov.

     The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to documents we have filed with the SEC that are not included in this prospectus. The information incorporated by reference is considered part of this prospectus. We incorporate by reference the documents listed below:

    o  Our Annual Report on Form 10-K for the year ended October 31, 2001;

    o  Our Quarterly Reports on Form 10-Q for the quarters ended January 31,
       2002 and April 30, 2002;

    o  Our Current Reports on Form 8-K dated March 26, 2002, May 13, 2002 (as amended by our Current Report on Form 8-K/A filed on May 24, 2002), May
       21, 2002 and June 7, 2002;

    o  Our Definitive Proxy Statement filed January 30, 2002;

                                       39

    o  The description of our Class A common stock contained in our Registration
       Statement filed on Form 8-A12B filed June 17, 1998, as amended by our
       Registration Statement filed on Form 8-A12B/A filed on August 3, 1998 and including any additional amendment or report filed for the purpose of updating such description; and

    o  The description of our common stock contained in our Registration
       Statement filed on Form 8-B12B filed March 12, 1997, including any amendment or report filed for the purpose of updating such description.

     We also incorporate by reference additional documents that may be subsequently filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the
Exchange Act after the date of this prospectus and prior to the termination of this offering. These include periodic reports, such as Annual Reports on Form
10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements. We also incorporate by reference such additional documents that may be subsequently filed pursuant to Sections 13(a), 13(c), 14 or 15(d)
of the Exchange Act after the date of this registration statement and prior to the effectiveness of this registration statement.

     You may request a copy of these filings, at no cost, by writing or telephoning:

       Urstadt Biddle Properties Inc.
       Attn: James R. Moore
       Executive Vice President and Chief Financial Officer
       321 Railroad Avenue
       Greenwich, Connecticut 06830
       (203) 863-8200

     You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of our securities in any state where the offer or solicitation is not authorized. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

     The statements that we make in this prospectus about the contents of any other documents are not necessarily complete, and are qualified in their entirety by referring you to the copy of that document, which is filed as an exhibit to our registration statement on Form S-3. You can obtain copies of these documents from the SEC or from us, as described above.

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